As filed with the Securities and Exchange Commission on January 24, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Infosys Technologies Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of India	7371	58-1760235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Electronics City, Hosur Road Bangalore, Karnataka India 561 229 +91-80-852-0261 (Address and telephone number of Registrant’s principal executive offices)	CT Corporation System 818 West Seventeenth Street Los Angeles, CA 90017 (213) 627-8252 (Name, address and telephone number of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Nora L. Gibson, Esq. Raj S. Judge, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Anthony J. Richmond, Esq. Michael W. Sturrock, Esq. Latham & Watkins LLP 80 Raffles Place #14-20 UOB Plaza 2 Singapore 048624 +(65) 6536-1161

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Number of	Offering Price	Aggregate	Amount of
Securities to be Registered(1)	Equity Shares	Per Unit(2)	Offering Price	Registration Fee

Equity shares, par value Rs. 5 per share	3,000,000	$66.12	$396,720,000	$36,500

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the equity shares registered hereby have been registered under a separate statement on Form F-6, Registration No. 333-72199. Each American Depositary Share represents one-half of one equity share.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the equity shares represented by the American Depositary Shares on the Nasdaq National Market on January 22, 2003.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED                     , 2003

Infosys Technologies Limited

American Depositary Shares

Representing

                            Equity Shares

                            American Depositary Shares, or ADSs, representing                     of our equity shares are being sold by the selling shareholders. Included among the selling shareholders will be certain officers, directors and shareholders who beneficially own 5% or more of our equity shares. See “Principal and Selling Shareholders” for more information on the selling shareholders. Each ADS offered represents one-half of one equity share. We will not receive any of the proceeds from this offering.

      Our outstanding ADSs are traded on the Nasdaq National Market under the symbol “INFY.” The last reported sales price of our ADSs on Nasdaq on                     , 2003 was $          per ADS. Our equity shares are traded in India on the Stock Exchange, Mumbai, the Bangalore Stock Exchange, and the National Stock Exchange of India Limited. The closing price for our equity shares on the Stock Exchange, Mumbai on                     , 2003 was $                    assuming an exchange rate of Rs.           per dollar.

       Investing in our ADSs involve certain risks, see “Risk Factors” beginning on page 5.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial Price to Public	$	$
Underwriting Discount	$	$
Proceeds to Selling Shareholders, before expenses	$	$

      The selling shareholders have granted the underwriters an option exercisable within 7 days from the date of this prospectus to purchase up to an aggregate of                     additional ADSs, representing up to an additional                     equity shares, from them to cover over-allotments, if any.

      The underwriters are offering the ADSs subject to various conditions. The underwriters expect to deliver the ADSs in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on                     , 2003.

Goldman Sachs (Asia) L.L.C.	Merrill Lynch & Co.	Salomon Smith Barney

Deutsche Bank Securities	UBS Warburg

Prospectus dated                     , 2003.

INSIDE FRONT COVER GRAPHICS

Map of our worldwide locations with the following captions:

Title: The World of Infosys

Key:	Corporate Headquarters

Global Development Center
Sales and Marketing Office

Sales and Marketing Offices

  United States:

     Atlanta
     Boston
     Chicago
     Dallas
     Detroit
     Fremont
     Los Angeles
     New Jersey
     Ohio
     Seattle

  Canada:

     Toronto

  Europe:

     Belgium
     France
     Germany
     Sweden
     Switzerland
     The Netherlands
     United Kingdom

  Asia Pacific:

     China
     Hong Kong
     Japan
     Melbourne, Australia
     Singapore
     Sydney, Australia

  Rest of the World:

     Argentina
     United Arab Emirates

  India:

     Bangalore
     Mumbai
     New Delhi
Global Development Centers

  India:

     Bangalore
     Bhubaneswar
     Chennai
     Hydesabad
     Mangalore
     Mohali
     Mysore
     Pune

  Canada:

     Toronto

  United States:

     Boston
     Charlotte
     Chicago
     Fremont
     New Jersey
     Phoenix

  United Kingdom:

     Croydon

  Asia Pacific:

     Melbourne
     Tokyo

CURRENCY OF PRESENTATION AND CERTAIN DEFINED TERMS
ENFORCEMENT OF CIVIL LIABILITIES
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDENDS
MARKET PRICE INFORMATION
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA ($ in thousands, except per equity share data)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING SHAREHOLDERS
THE INDIAN INVITATION TO OFFER
DESCRIPTION OF EQUITY SHARES
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES
GOVERNMENT OF INDIA APPROVALS
TAXATION
UNDERWRITING
LEGAL MATTERS
INDIA FINANCIAL ADVISOR
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
INDEPENDENT AUDITORS’ REPORTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.3

Currency of Presentation and Certain Defined Terms	ii
Enforcement of Civil Liabilities	ii
Special Note Regarding Forward-Looking Statements	iii
Summary	1
Risk Factors	5
Use of Proceeds	19
Dividends	19
Market Price Information	20
Capitalization	23
Exchange Rates	24
Selected Consolidated Financial Data	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Business	40
Management	54
Principal and Selling Shareholders	58
The Indian Invitation to Offer	60
Description of Equity Shares	61
Description of American Depositary Shares	67
Restrictions on Foreign Ownership of Indian Securities	76
Government of India Approvals	79
Taxation	80
Underwriting	85
Legal Matters	89
India Financial Advisor	89
Experts	89
Available Information	89
Incorporation of Documents by Reference	90
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	90
Index to Consolidated Financial Statements	F-1

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or solicitation of an offer to buy only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of its date.

      Information contained in our websites, www.infy.com and www.infosys.com, is not part of this prospectus.

      This prospectus includes statistical data about the information technology, or IT, industry that comes from information published by sources including Gartner Incorporated, a provider of market information and strategic information for the IT industry, McKinsey & Company, a consulting firm and the National Association of Software and Service Companies, or NASSCOM, an industry trade group. This type of data represents the estimates of Gartner, McKinsey, and NASSCOM. No representation is made hereby that the information represents facts. In addition, although we believe that data from these companies is generally reliable, this type of data is inherently imprecise. We caution you not to place undue reliance on this data.

      The offered ADSs may not be offered or sold, directly or indirectly, in India or to any resident of India, except as permitted by applicable Indian laws and regulations.

CURRENCY OF PRESENTATION AND CERTAIN DEFINED TERMS

      In this prospectus, references to “U.S.” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “dollars” or “U.S. dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. Our financial statements are presented in Indian rupees and translated into U.S. dollars and are prepared in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP. References to “Indian GAAP” are to Indian Generally Accepted Accounting Principles. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.

      All references to “we,” “us,” “our,” “Infosys” or the “Company” shall mean Infosys Technologies Limited. “Infosys” is a registered trademark of Infosys Technologies Limited in the United States and India. All other trademarks or tradenames used in this prospectus are the property of their respective owners.

      Except as otherwise stated in this prospectus, all translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York on December 31, 2002, for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 48.00 per $1.00. No representation is made that the Indian rupee amounts have been, could have been or could be converted into U.S. dollars at such a rate or any other rate. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

ENFORCEMENT OF CIVIL LIABILITIES

      Infosys is a limited liability company under the laws of India. Substantially all of our directors and executive officers and certain experts named in this prospectus reside outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such persons within the United States or to enforce against us or such persons in U.S. courts judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

      India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal counsel, Crawford Bayley & Co., that in India the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure 1908, or the Civil Code, which provides that a foreign judgment shall be conclusive as to any matter directly adjudicated upon except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; or (vi) where the judgment sustains a claim founded on a breach of any law in force in India. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India, or the RBI, under the Foreign Exchange Management Act, 1999, or FEMA, to execute such a judgment or to

ii

repatriate any amount recovered. We have also been advised by our Indian counsel that a party may file suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “project,” “seek,” “should,” and similar expressions. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed elsewhere in this prospectus. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

iii

SUMMARY

Our Company

      We are a leading global information technology, or IT, services company. We provide end-to-end business solutions that leverage technology thus enabling our clients to enhance business performance. Our solutions span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration, and package evaluation and implementation. In addition, we offer software products for the banking industry and we also offer business process management services.

      We use a distributed project management methodology that we refer to as our Global Delivery Model, or GDM. We divide projects into components that we execute simultaneously at client sites and at our geographically dispersed development centers in India and around the world. Our GDM allows us to efficiently execute projects across time zones and development centers, thereby optimizing our cost structure. The combination of our exceptional IT professionals, commitment to client satisfaction, and the scalable infrastructure of our GDM enables us to offer our clients high quality, cost-competitive solutions with reduced delivery times.

      Our sales, marketing and business development groups target clients by specific geography and industry. We serve clients in the financial services, manufacturing, telecommunications, and retail industries, as well as the utilities and logistics industries. Some representative clients in our core industries include Aetna Inc., Cisco Systems, Inc., Fidelity Employer Services Company, IKON Office Solutions, Inc., J.C. Penney Company, Inc., and Nordstrom, Inc. Our focus on specific industries provides us with the ability to customize our service offerings to reflect an understanding of the marketplaces in which our clients operate.

      Our reputation as a leader in the IT services industry enables us to recruit and retain the best available talent in India. We are committed to remaining among the industry’s leading employers. In recognition of our efforts, for the calendar years 2001 and 2002, Hewitt Associates and Business Today selected us as the “Best Employer in India,” and the Dataquest-IDC India Human Resources Survey 2002 ranked us “IT’s Best Employer.” In a 2002 survey conducted by PricewaterhouseCoopers for the Financial Times, we were ranked among the top fifty companies in the world that create the most value for their shareholders and demonstrate the most integrity.

Our Industry

      The global economic downturn in 2001 and 2002 has resulted in reduced corporate IT budgets. Reflecting the macroeconomic environment, Chief Information Officers, or CIOs, are increasingly focusing on optimizing operating costs, closely managing discretionary IT spending and achieving defined returns on investment. As a means of achieving these objectives, corporations are redirecting their IT spending towards upgrading and leveraging prior IT investments and are increasingly outsourcing their IT requirements. Outsourcing enables corporations to optimize their IT related cost structures by converting a portion of their fixed costs to variable costs.

      Despite the cautious approach towards IT spending, corporations recognize that technology remains a critical source of competitive advantage. As a consequence, the longer-term growth prospects for outsourced IT services remain positive. Faced with an increased strategic reliance on IT and a difficult economic environment, corporations are looking at alternatives such as offshore IT services that deliver a definitive cost-value benefit. Offshore vendors are growing in recognition and sophistication and are becoming mainstream. An increasing number of requests for proposals require significant detail about IT services providers’ offshore capabilities. As a result, over the last few years, a large number of global technology and IT services companies have begun to incorporate offshore operations into their own business models.

      India has established itself as the premier destination for offshore services. In August 2002, a Gartner report observed that India was ranked as the primary country for supplying offshore IT services by more than 70% of large U.S. corporations surveyed, while the next highest ranked country was preferred by 10% of the corporations surveyed.

Our Competitive Strengths

      We believe our competitive strengths include:

      Innovation and Leadership. We are a pioneer in the Indian IT services industry. We were one of the first Indian companies to develop and apply a global delivery model, attain SEI-CMMI Level 5 certification, the highest level of certification available, for both offshore and onsite operations, comply with the quarterly certification requirements of the U.S. Sarbanes-Oxley Act of 2002, introduce campus-style development centers, list on a U.S. stock exchange, report Indian GAAP quarterly audited financial statements and adopt U.S. GAAP accounting. SEI-CMMI is the Software Engineering Institute’s Capability Maturity Model-Integrated developed by the Carnegie Mellon University, which assesses organizations’ quality of management system processes and methodologies.

      Mature Global Delivery Model. Over the past decade, we have developed our onsite and offshore execution capabilities to deliver high quality, scalable services. Our GDM enables clients to achieve operating efficiencies and realize significant cost savings, while receiving seamless, high quality solutions in reduced timeframes.

      Comprehensive and Sophisticated End-to-End Solutions. We offer a suite of comprehensive, end-to-end technology-based solutions that span the entire software life cycle. By offering comprehensive end-to-end solutions we capture a greater share of our clients’ IT budgets, extend our network of relationships, broaden our dialogue with key decision makers within each client, increase the points of sale for developing new clients and reduce our service-mix concentration.

      Commitment to Superior Quality and Process Execution. We maintain a high level of client satisfaction through superior processes and seamless delivery across multiple locations. Over time, we have developed, and rigorously continue to practice, a sophisticated project management methodology to ensure timely, consistent and accurate delivery of solutions to our clients. We are certified at SEI-CMMI Level 5.

      Long-Standing Direct Client Relationships. We have long-standing relationships with large multi-national corporations across a variety of industries. We assume full project management responsibility and typically do not accept subcontracted assignments from other IT services providers. For the nine months ended December 31, 2002, 93.7% of our revenues came from repeat business, which we define as revenues from a client who also contributed to our revenues during the prior fiscal year.

      Ability to Scale. Our ability to successfully manage growth by recruiting, training and rapidly deploying new professionals and investing in infrastructure is a significant competitive strength. Our scalable network of global development centers, or GDCs, provides us the ability to rapidly deploy resources and execute new projects. These factors allow us to bid for and execute large-scale, long-term projects in an efficient and cost-competitive manner.

      Employer of Choice. Our reputation as a leader in the IT services industry enables us to attract and retain the best available talent in India.

      We were founded in 1981 and are headquartered in Bangalore, India. We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. Our revenues grew from $121.0 million in fiscal 1999 to $545.1 million in fiscal 2002, representing a compound annual growth rate of 65.2%. Our net income grew from $17.5 million, after a one-time stock compensation expense, to $164.5 million during the same period, representing a compound annual growth rate of 111.0%. For the nine months ended December 31, 2002, we had revenues and net income of $537.8 million and $141.8 million. Between December 31, 1999 and December 31, 2002 our total employees grew from approximately 5,000 to approximately 14,000, representing a compound annual growth rate of 41.2%.

      Our principal executive offices are located at Electronics City, Hosur Road, Bangalore, Karnataka, India 561229, and our telephone number at that address is +91-80-852-0261.

The Offering

The Offering	ADSs representing equity shares, constituting approximately % of our issued and outstanding equity shares.

Selling Shareholders	See “Principal and Selling Shareholders” for more information on the selling shareholders in this transaction. Included among the selling shareholders will be certain officers, directors and shareholders who beneficially own 5% or more of our equity shares.

The ADSs	Each offered ADS represents one-half of one equity share, par value Rs. 5 per share. The offered ADSs are evidenced by American Depositary Receipts. See “Description of American Depositary Shares” and “Description of Equity Shares” in this prospectus.

ADSs Outstanding After this Offering

Equity Shares Outstanding After this Offering	66,229,489

Offering Price	The offered ADSs are being offered at a price of $ per ADS.

Over-allotment Option	The selling shareholders have granted the underwriters an option exercisable within 7 days from the date of this prospectus to purchase up to an aggregate of additional ADSs, representing equity shares, from them to cover over-allotments, if any.

Depositary	Deutsche Bank Trust Company Americas

Use of Proceeds	We will not receive any of the proceeds from the sale of these ADSs.

Listing	We are listing the offered ADSs on Nasdaq. Our outstanding equity shares are principally traded in India on the Indian stock exchanges.

Nasdaq National Market Symbol for ADSs	INFY

The Indian Invitation to Offer

      We have prepared and delivered to all holders of our equity shares an invitation to offer dated                     , 2003 which invites holders of our equity shares to offer their equity shares for sale as ADSs in this offering, pursuant to recent Indian regulations. Our invitation to offer was mailed only to holders of our equity shares to their addresses of record in India. Holders of ADSs are not eligible to participate in the transactions contemplated by the invitation to offer.

      Under the terms of the invitation to offer, the related letter of transmittal and escrow agreement and other documents, the shares to be sold by the selling shareholders hereunder will be held in escrow by ICICI Bank Limited, as escrow agent, until such time as they are required to be deposited with ICICI Bank, as custodian on behalf of Deutsche Bank Trust Company Americas, the Depositary, against the issuance of ADSs representing such shares and to be delivered to the underwriters under the terms of an underwriting agreement to be entered into by us, the underwriters, the selling shareholders and the escrow agent. The successful completion of these transactions by us, the selling shareholders and the escrow agent is a condition precedent to the underwriters’ obligation to purchase any ADSs in this offering.

Summary Consolidated Financial Data

($ in thousands, except per equity share data)

      You should read the summary consolidated financial data below in conjunction with the consolidated financial statements, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The summary consolidated statements of income for the five years ended March 31, 2002 and the summary consolidated balance sheet data as of March 31, 1998, 1999, 2000, 2001, and 2002 have been derived from our audited consolidated financial statements and related notes, which have been prepared and presented in accordance with U.S. GAAP. The summary consolidated statements of income data for the nine months ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2002 are derived from our unaudited consolidated financial statements. Historical results are not necessarily indicative of future results.

						Nine Months Ended
	Fiscal					December 31,

	1998(1)(2)	1999(1)(2)	2000(1)	2001	2002	2001	2002(3)

						(Unaudited)
Statements of Income Data
Revenues	$68,330	$120,955	$203,444	$413,851	$545,051	$405,371	$537,776
Cost of revenues	40,157	65,331	111,081	213,614	290,032	214,518	292,036

Gross profit	28,173	55,624	92,363	200,237	255,019	190,853	245,740

Operating Expenses:
Selling and marketing expenses	3,370	4,944	9,644	20,683	27,113	19,752	40,735
General and administrative expenses	9,855	11,255	17,102	36,958	44,348	33,922	40,384
Amortization of stock compensation expense	1,047	3,646	5,118	5,081	5,010	3,745	3,732
Amortization of intangible assets	—	—	—	—	—	—	1,744
Compensation arising from stock split	1,520	12,906	—	—	—	—	—

Total operating expenses	15,792	32,751	31,864	62,722	76,471	57,419	86,595

Operating income	12,381	22,873	60,499	137,515	178,548	133,434	159,145
Equity in loss of deconsolidated subsidiary	—	(2,086)	—	—	—	—	—
Other income, net	801	1,537	9,039	9,505	13,865	9,073	12,539

Income before income taxes	13,182	22,324	69,538	147,020	192,413	142,507	171,684
Provision for income taxes	770	4,878	8,193	15,072	27,947	20,324	29,886
Subsidiary preferred stock dividends	68	—	—	—	—	—	—

Net income	$12,344	$17,446	$61,345	$131,948	$164,466	$122,183	$141,798

Earnings per Equity Share:
Basic	$0.21	$0.28	$0.93	$2.01	$2.51	$1.86	$2.16
Diluted	$0.20	$0.28	$0.93	$1.98	$2.49	$1.85	$2.13
Weighted Equity Shares used in computing earnings per Equity Share:
Basic	59,574,288	61,378,850	65,659,625	65,771,256	65,556,648	65,557,265	65,567,814
Diluted	60,807,808	61,507,380	65,863,990	66,714,739	66,084,874	66,205,786	66,405,932
Cash dividend per Equity Share	$0.08	$0.09	$0.09	$0.14	$0.35	$0.35	$0.51

	As of March 31,					As of
						December 31,
	1998	1999	2000	2001	2002	2002

Balance Sheet Data
Cash and cash equivalents	$15,419	$98,875	$116,599	$124,084	$210,486	$308,559
Total assets	48,782	153,658	219,283	342,348	471,162	635,398
Total long-term debt	—	—	—	—	—	—
Total shareholders’ equity	$41,146	$139,610	$198,137	$311,792	$442,379	$565,129

(1)	The information presented above reflects our 2-for-1 stock splits in each of fiscal 1998, 1999, and 2000.

(2)	The financial statements of Yantra Corporation were consolidated with our financial statements through October 20, 1998, and have been accounted for using the equity method up to fiscal 1999.

(3)	The information for the nine months ended December 31, 2002 includes the results of operations of Progeon Limited, a consolidated subsidiary.

RISK FACTORS

      This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. The following risk factors should be considered carefully in evaluating us and our business before purchasing the offered ADSs.

Risks Related to Our Company and Our Industry

Our revenues and expenses are difficult to predict and can vary significantly from quarter to quarter, which could cause our share price to decline.

      Our revenues and profitability have grown rapidly in recent years and are likely to vary significantly in the future from quarter to quarter. Therefore, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of our future performance. It is possible that in the future some of our quarterly results of operations may be below the expectations of market analysts and our investors, which could cause the share price of our equity shares and our ADSs to decline significantly.

      Factors which affect the fluctuation of our revenues include:

•	the size, timing and profitability of significant projects;

•	changes in our pricing policies or those of our competitors;

•	the proportion of services that we perform outside India as opposed to at our development centers in India;

•	the effect of seasonal hiring patterns and the time required to train and productively utilize new employees, particularly information technology, or IT, professionals;

•	the size and timing of facilities expansion;

•	unanticipated cancellations or deferrals of projects; and

•	unanticipated variations in the duration, size and scope of our projects.

      A significant part of our total operating expenses, particularly expenses related to personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates, or the accuracy of our estimates of the resources required to complete ongoing projects, may cause significant variations in our operating results in any particular quarter.

      There are also a number of factors other than our performance that are not within our control that could cause fluctuations in our operating results from quarter to quarter. These include:

•	the duration of tax holidays or exemptions and the availability of other Government of India incentives;

•	currency exchange rate fluctuations, particularly when the rupee appreciates in value against the dollar since the majority of our revenues are in dollars and a significant part of our costs are in rupees; and

•	other general economic factors.

The current economic downturn may negatively impact our revenues and operating results.

      Spending on IT products and services in most parts of the world has significantly decreased due to a challenging global economic environment. Some of our clients have cancelled, reduced or deferred expenditures for IT services. We have also experienced pricing pressures from our clients during this economic downturn, which have had a negative impact on our operating results.

      If the current economic downturn continues, our utilization and billing rates for our IT professionals could be adversely affected which may result in lower gross and operating profits.

Any inability to manage our growth could disrupt our business and reduce our profitability.

      We have grown significantly in recent periods. Between December 31, 1999 and December 31, 2002 the number of our total employees grew from approximately 5,000 to approximately 14,000, representing a compound annual growth rate of 41.2%. In addition, in the last four fiscal years we have undertaken major expansions of our existing facilities, as well as the construction of new facilities.

      We expect our growth to place significant demands on our management and other resources. It will require us to continue to develop and improve our operational, financial and other internal controls, both in India and elsewhere. In particular, continued growth increases the challenges involved in:

•	recruiting, training and retaining sufficient skilled technical, marketing and management personnel;

•	adhering to our high quality and process execution standards;

•	preserving our culture, values and entrepreneurial environment;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal systems; and

•	maintaining high levels of client satisfaction.

      Our growth strategy also relies on the expansion of our operations to other parts of the world, including Europe and other parts of Asia. The costs involved in entering these markets may be higher than expected and we may face significant competition in these regions. Our inability to manage growth in these regions may have an adverse effect on our business, results of operations and financial condition.

We may face difficulties in providing end-to-end business solutions for our clients.

      Over the past three years, we have been expanding the nature and scope of our engagements by extending the breadth of services we offer. We have recently added new service offerings, such as IT consulting, business process management, or BPM, systems integration and IT outsourcing, or ITO. The success of these service offerings is dependent, in part, upon continued demand for such services by our existing and new clients and our ability to meet this demand in a cost-competitive and effective manner. In addition, our ability to effectively offer a wider breadth of end-to-end business solutions depends on our ability to attract existing or new clients to these service offerings. To obtain engagements for such end-to-end solutions, we also are more likely to compete with large, well-established international consulting firms, resulting in increased competition and marketing costs. Accordingly, we cannot be certain that our new service offerings will effectively meet client needs or that we will be able to attract existing and new clients to these service offerings.

      The increased breadth of our service offerings may result in larger and more complex projects with our clients. This will require us to establish closer relationships with our clients and a thorough understanding of their operations. Our ability to establish such relationships will depend on a number of factors including the proficiency of our IT professionals and our management personnel.

      Larger projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. These terminations, cancellations or delays may result from the business or financial condition of our clients or the economy generally, as opposed to factors related to the quality of our services. Such cancellations or delays make it difficult to plan for project resource requirements, and inaccuracies in such resource planning may have a negative impact on our profitability.

We may not be able to sustain our current level of profitability.

      Our net income increased 16.1% in the nine months ended December 31, 2002 as compared to the nine months ended December 31, 2001. Our net income increased 24.6% in fiscal 2002 as compared to fiscal 2001. If we experience declines in demand or pricing for our services, or increased wage pressures in India, we may be unable to sustain these levels of profitability. During fiscal 2002, we incurred substantially higher selling and marketing expenses to increase brand awareness among target clients and promote client loyalty and repeat business among existing clients, and we expect to continue to incur substantially higher selling and marketing expenses in the future, which could result in declining profitability. While our Global Delivery Model, or GDM, allows us to manage costs efficiently, as the proportion of our services delivered at client sites increases, we may not be able to keep our operating costs as low in the future.

Intense competition in the market for IT services could affect our cost advantages, which could reduce our share of business from clients and decrease our revenues.

      The IT services market is highly competitive. Our competitors include large consulting firms, divisions of large multinational technology firms, ITO firms, Indian IT services firms, software firms and in-house IT departments of large corporations.

      The IT services industry is experiencing rapid changes that are affecting the competitive landscape, including recent divestitures and acquisitions that have resulted in consolidation within the industry. These changes may result in larger competitors with significant resources. In addition, some of our competitors have added or announced plans to add cost-competitive offshore capabilities to their service offerings. Many of these competitors are substantially larger than us and have significant experience with international operations, and we may face competition from them in countries in which we currently operate, as well as in countries in which we expect to expand our operations. We also expect additional competition from IT services firms with current operations in other countries, such as China and the Philippines. While we believe that we are well positioned in our markets relative to our competitors, such competitors may be able to offer services using offshore and onshore models that are more effective than ours.

      Many of our competitors, including Accenture, EDS and IBM, have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. We cannot be reasonably certain that we will be able to compete successfully against such competitors, or that we will not lose clients to such competitors. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as the price at which our competitors offer comparable services, and the extent of our competitors’ responsiveness to their clients’ needs.

Our revenues are highly dependent upon a small number of clients, as well as clients primarily located in the United States, and clients concentrated in certain industries.

      We have historically earned, and believe that in the future we will continue to earn, a significant portion of our revenues from a limited number of corporate clients. In the nine months ended December 31, 2002, fiscal 2002 and 2001, our largest client accounted for 5.9%, 6.1% and 7.3% of our total revenues, and our five largest clients together accounted for 23.8%, 24.1% and 26.0% of our total revenues. The volume of work we perform for specific clients is likely to vary from year to year, particularly since we historically have not been the exclusive external IT services provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. However, in any given year, a limited number of clients tend to contribute a significant portion of our revenues.

      There are a number of factors, other than our performance, that could cause the loss of a client and that may not be predictable. In certain cases, we have significantly reduced the services provided to a client when the client either changed its outsourcing strategy by moving more work in-house or replaced its existing software with packaged software supported by the licensor. Another circumstance which may result in our loss of a client is a reduction in spending on IT services due to a challenging economic environment. If we were to lose one of our major clients or have it significantly reduce its volume of business with us, our revenues and profitability could be reduced.

      A significant portion of our revenues is derived from clients located in the United States, as well as clients in certain industries. In the nine months ended December 31, 2002, fiscal 2002 and 2001, approximately 72.5%, 69.1% and 70.0% of our revenues were derived from the United States. For the same periods, we earned 37.8%, 36.6% and 33.7% of our revenues from the financial services industry, and 17.0%, 17.1% and 17.9% from the manufacturing industry. Consequently, if the current economic slowdown in the United States is prolonged, our clients may reduce or postpone their IT spending significantly, which may in turn lower the demand for our services and negatively affect our revenues and profitability. Further, any significant decrease in the growth of the financial services or other industry segments on which we focus may reduce the demand for our services and negatively affect our revenues and profitability.

Our success depends in large part upon our highly skilled IT professionals and our ability to attract and retain these personnel.

      Our ability to execute projects and to obtain new clients depends largely on our ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers and other mid-level professionals. If we cannot hire and retain additional qualified personnel, our ability to bid on and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant worldwide competition for IT professionals with the skills necessary to perform the services we offer. We may not be able to hire and retain enough skilled and experienced IT professionals to replace those who leave. Additionally, we may not be able to redeploy and retrain our IT professionals to keep pace with continuing changes in technology, evolving standards and changing client preferences. Our inability to attract and retain IT professionals may have a material adverse effect on our business, results of operations and financial condition.

Our success depends in large part upon our management team and key personnel and our ability to attract and retain them.

      We are highly dependent on the senior members of our management team, including the continued efforts of our Chairman, our Chief Executive Officer, other executive members of the board and the management council, which consists of executive and other officers. Our future performance will be affected by the continued service of these persons. We do not maintain key man life insurance for any of the senior members of our management team or other key personnel. Competition for senior management in our industry is intense, and we may not be able to retain such senior management personnel or attract and retain new senior management personnel in the future. The loss of any members of our senior management or other key personnel may have a material adverse effect on our business, results of operations and financial condition.

Our failure to complete fixed-price, fixed-timeframe contracts on budget and on time may negatively affect our profitability.

      As an element of our business strategy, we offer a portion of our services on a fixed-price, fixed-timeframe basis, rather than on a time-and-materials basis. For the nine months ended December 31, 2002, fiscal 2002 and 2001, revenues from fixed-price, fixed-timeframe projects accounted for 36.4%, 31.6% and 28.2% of our total revenues. Although we use our software engineering methodologies and processes and past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-timeframe projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to estimate accurately the resources and time required for a project, future wage inflation rates, or currency exchange rates, or if we fail to complete our contractual obligations within the contracted timeframe, our profitability may suffer.

Our client contracts can typically be terminated without cause and with little or no notice or penalty.

      Our clients typically retain us on a non-exclusive, project-by-project basis. Most of our client contracts can be terminated with or without cause, with short notice and without penalty. Additionally, our contracts with clients are typically limited to discrete projects without any commitment to a specific volume of business or future work. Our business is dependent on the decisions and actions of our clients, and there are a number of factors relating to our clients that are outside our control that might result in the termination of a project or the loss of a client, including:

•	financial difficulties for a client;

•	a change in strategic priorities, resulting in a reduced level of IT spending;

•	a demand for price reductions;

•	a change in outsourcing strategy by moving more work to client in-house IT departments or to our competitors; and

•	the replacement by our clients of existing software with packaged software supported by licensors.

Our client contracts are often conditioned upon our performance.

      A number of our contracts have incentive-based or other pricing terms that condition some or all of our fees on our ability to meet defined goals. Our failure to meet these goals or a client’s expectations in such performance-based contracts may result in a less profitable or an unprofitable engagement.

Our business will suffer if we fail to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and the industries on which we focus.

      The IT services market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Our future success will depend on our ability to anticipate these advances and develop new product and service offerings to meet client needs. We may not be successful in anticipating or responding to these advances in a timely basis, or, if we do respond, the services or technologies we develop may not be successful in the marketplace. Further, products, services or technologies that are developed by our competitors may render our services non-competitive or obsolete.

Disruptions in telecommunications could harm our service delivery model, which could result in client dissatisfaction and a reduction of our revenues.

      A significant element of our GDM is to continue to leverage and expand our global development centers, or GDCs. We currently have 26 GDCs located in various countries around the world. Our GDCs are linked with a network architecture that uses multiple service providers and various satellite and optical links with alternate routing. We may not be able to maintain active voice and data communications between our various GDCs and between our GDCs and our clients’ sites at all times. Any significant loss in our ability to communicate could result in a disruption in business, which could hinder our performance or our ability to complete client projects on time. This, in turn, could lead to client dissatisfaction and a material adverse effect on our business, results of operations and financial condition.

We may be liable to our clients for damages caused by system failures, which could damage our reputation and cause us to lose clients.

      Many of our contracts involve projects that are critical to the operations of our clients’ businesses, and provide benefits which may be difficult to quantify. Any failure in a client’s system or breaches of security could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit our contractual liability for consequential damages in rendering our services, we cannot be assured that the limitations on liability we provide for in our service contracts will be enforceable in all cases, or that they will otherwise be sufficient to protect us from liability for damages.

We maintain general liability insurance coverage, including coverage for errors or omissions, however, we cannot be assured that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could adversely affect our operating results.

We are investing substantial cash assets in new facilities.

      As of December 31, 2002, we had contractual commitments of approximately $19.9 million for capital expenditure. We estimate additional capital expenditures of $5.0 million for the construction of a business continuity and disaster recovery center to be located in Mauritius. Although we have successfully developed new facilities in the past, we may still encounter cost overruns or project delays in connection with new facilities. Additionally, future financing for additional facilities, whether within India or elsewhere, may not be available on attractive terms or at all. Such expansions will significantly increase our fixed costs. If we are unable to grow our business and revenues proportionately, our profitability will be reduced.

We may be unable to recoup our investment costs to develop our software products.

      In the nine months ended December 31, 2002, fiscal 2002 and 2001, we earned 4.5%, 4.0% and 2.5% of our total revenue from the sale of software products. The development of our software products requires significant investments. The markets for our primary suite of software products that we call FinacleTM are competitive. Our current software products or any new software products that we develop may not be commercially successful and the costs of developing such new products may not be recouped. Since software product revenues typically occur in periods subsequent to the periods in which the costs are incurred for the development of such software products, delayed revenues may cause periodic fluctuations of our operating results.

Our insiders are significant shareholders, are able to control the election of our board and may have interests which conflict with those of our other shareholders or holders of our ADSs.

      Our executive officers and directors, together with members of their immediate families, beneficially owned, in the aggregate, approximately 24.2% of our issued equity shares as of December 31, 2002. As a result, acting together, this group has the ability to exercise significant control over most matters requiring our shareholders’ approval, including the election and removal of directors and significant corporate transactions. Additionally, our Articles provide that Mr. N. R. Narayana Murthy, our Chairman and one of our principal shareholders, shall serve as the Managing Director and shall not be subject to re-election as long as he and his relatives own at least 5% of our outstanding equity shares. This level of control could delay, defer or prevent a change in control of our company, or impede a merger, consolidation, takeover or other business combination involving us.

We may engage in acquisitions, strategic investments, strategic partnerships or alliances or other ventures that may or may not be successful.

      We may acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in order to enhance our business. It is possible that we may not identify suitable acquisition, strategic investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. The inability to identify suitable acquisition targets or investments or the inability to complete such transactions may affect our competitiveness and our growth prospects.

      If we acquire another company, we could have difficulty in assimilating that company’s personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. In some cases, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this prospectus, we have no agreements to enter into any material acquisition, investment, partnership, alliance or other joint venture transaction.

      We make strategic investments in new technology start-up companies in order to gain experience in or exploit niche technologies. As of December 31, 2002, we have invested an aggregate amount of approximately $11.3 million in strategic investments, of which $2.2 million had been invested in fiscal 2002. However, our investments may not be successful. The lack of profitability of any of our investments could have a material adverse effect on our operating results. In fiscal 2001 and in the nine months ended December 31, 2002, we made a loss provision for $3.5 million and $3.2 million related to investments in private start-up companies.

Our earnings may be adversely affected if we are required to change our accounting policies with respect to the expensing of stock options.

      We do not currently deduct the expense of employee stock option grants from our income based on the fair value method. Regulatory authorities, including the International Accounting Standards Board, are considering requiring companies to change their accounting policies to record the fair value of stock options issued to employees as an expense. Many companies have or are in the process of voluntarily changing their accounting policies to expense the fair value of stock options. Stock options are an important component of our employee compensation package. If we change our accounting policy with respect to the treatment of employee stock option grants, our earnings could be adversely affected.

We could face liability related to certain litigation pending against us that could have an adverse affect on our financial condition.

      On December 17, 2001, Reka Maximovitch filed an action in the Superior Court of the State of California, Alameda County, against us and our former officer and director, Phaneesh Murthy. Ms. Maximovitch served the complaint on us in June 2002. The complaint alleges that we and Phaneesh Murthy sexually harassed her and terminated her employment in violation of public policy, specifically California’s public policy against sex discrimination. The complaint also asserts claims against Phaneesh Murthy for stalking and intentional infliction of emotional distress. The complaint seeks unspecified damages, as well as punitive damages and attorneys’ fees and costs. We have filed an answer denying the allegations of the complaint, and we have asserted what we believe are various meritorious defenses to the claims. The lawsuit is now in the early stages of discovery and a trial date of September 19, 2003 has been set. An unfavorable resolution of this lawsuit could adversely impact our results of operations or financial condition and reputation.

Risks Related to Investments in Indian Companies and International Operations Generally

Our net income would decrease if the Government of India reduces or withdraws tax benefits and other incentives it provides to us.

      Currently, we benefit from the tax holidays the Government of India gives to the export of IT services from specially designated software technology parks, or STPs, in India. As a result of these incentives, our operations have been subject to relatively lower tax liabilities. These tax incentives include a 10-year tax holiday from Indian corporate income taxes for the operation of most of our Indian facilities and a partial taxable income deduction for profits derived from exported IT services. We can use either of these two tax incentives. As a result of these two tax incentives, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. These tax incentives resulted in a decrease in our income tax expense of $55.7 million, $67.3 million and $57.3 million for the nine months ended December 31, 2002, fiscal 2002 and fiscal 2001 compared to the effective tax rates that we estimate would have applied if these incentives had not been available, without accounting for double taxation treaty set-offs, if any.

      The Finance Act, 2000 phases out the 10-year tax holiday over a ten-year period from fiscal 2000 through fiscal 2009. Accordingly, facilities set up in India on or before March 31, 2000 have a 10-year tax holiday, new facilities set up on or before March 31, 2001 have a nine-year tax holiday and so forth until March 31, 2009. After March 31, 2009, the tax holiday will no longer be available to new facilities. Our current tax holidays expire in stages by 2009. Additionally, the Finance Act, 2002 requires that ten percent of all income derived from services performed in STPs be subject to income tax for a one-year period ending March 31, 2003. For companies opting for the partial taxable income deduction for profits derived from exported IT services, the Finance Act, 2000 phases out the deduction over five years beginning on April 1, 2000.

      When our tax holiday and taxable income deduction expire or terminate, our tax expense will materially increase, reducing our profitability. As a result of such tax incentives, our effective tax rate for the nine months ended December 31, 2002 is 17.4%, and our Indian statutory tax rate for the same period was 36.8%. In addition, a committee appointed by the Government of India recently advocated tax reforms that, if implemented, could significantly reduce or eliminate the tax benefits currently provided by the Government of India to the IT industry. Our Chief Financial Officer is an advisor to this committee. The Government of India could implement such reforms, or more far-reaching laws in the future, which could further impair our other tax incentives. This, in turn, could have a material adverse effect on our net income and the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Wage pressures in India may prevent us from sustaining our competitive advantage and may reduce our profit margins.

      Wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, which has been one of our competitive strengths. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. Wages in India are increasing at a faster rate than in the United States, which could result in increased costs for IT professionals, particularly project managers and other mid-level professionals. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Compensation increases may result in a material adverse effect on our business, results of operations and financial condition.

Terrorist attacks or a war could adversely affect our business, results of operations and financial condition.

      Terrorist attacks, such as the attacks of September 11, 2001 in the United States and other acts of violence or war, have the potential to have a direct impact on our clients. To the extent that such attacks affect or involve the United States, our business may be significantly impacted, as the majority of our revenues are derived from clients located in the United States. In addition, such attacks may make travel more difficult, may make it more difficult to obtain work visas for many of our IT professionals who are required to work in the United States, and may effectively curtail our ability to deliver our services to our clients. Such obstacles to business may increase our expenses and negatively affect the results of our operations. Many of our clients, in particular for our newer services, such as BPM and ITO, visit several IT services firms onsite prior to reaching a decision on vendor selection. Terrorist threats and attacks could make travel more difficult and delay, postpone or cancel decisions to use our services.

      Tensions between the United States and Iraq have recently escalated and the United Nations has sanctioned inspections within Iraq to examine whether it possesses weapons of mass destruction. These tensions could result in a war that would have unpredictable consequences on the world economy. In addition, a war could cause even further restrictions on our ability to deliver our services to our clients, and thereby negatively affect our business, results of operations and financial condition.

Regional conflicts in South Asia could adversely affect the Indian economy, disrupt our operations and cause our business to suffer.

      South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir and along the India-Pakistan border. The potential for hostilities between the two countries is higher due to recent terrorist incidents in India, recent troop mobilizations along the border, and the aggravated geopolitical situation in the region. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult and such political tensions could create a greater perception that investments in Indian companies involve higher degrees of risk. This, in turn, could have a material adverse effect on the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Restrictions on immigration may affect our ability to compete for and provide services to clients in the United States, which could hamper our growth and cause our revenues to decline.

      The vast majority of our employees are Indian nationals. The ability of our IT professionals to work in the United States, Europe and in other countries depends on the ability to obtain the necessary visas and work permits. As of December 31, 2002, the majority of our IT professionals in the United States held H-1B visas (2,072 persons) or L-1 visas (812 persons). An H-1B visa is a temporary work visa, which allows the employee to remain in the U.S. while he or she remains an employee of the sponsoring firm. The L-1 visa is an intra-company transfer visa, which only allows the employee to remain in the United States temporarily. Although there is no limit to new L-1 petitions, there is a limit to the aggregate number of new H-1B petitions that the U.S. Immigration and Naturalization Service, or INS, may approve in any government fiscal year. Following a temporary increase, the number of available H-1B visas will be reduced to the pre-increase level in the fiscal year beginning October 1, 2003. Further, in response to the recent terrorist attacks in the United States, the INS has increased the level of scrutiny in granting visas. The U.S. immigration laws may also require us to meet certain levels of compensation, and to comply with other legal requirements, as a condition to obtaining or maintaining work visas for our IT professionals working in the United States. For example, our compensation expenses increased by $7.6 million for the nine months ended December 31, 2002 to comply with such requirements. As a result, we may not be able to obtain a sufficient number of visas for our IT professionals or may encounter delays or additional costs in obtaining or maintaining the condition of such visas.

      Immigration laws in the United States and in other countries are subject to legislative change, as well as to variations in standards of application and enforcement due to political forces and economic conditions. It is difficult to predict the political and economic events that could affect immigration laws, or the restrictive impact they could have on obtaining or monitoring work visas for our IT professionals. Our reliance on work visas for a significant number of IT professionals makes us particularly vulnerable to such changes and variations as it affects our ability to staff projects with IT professionals who are not citizens of the country where the work is to be performed.

Changes in the policies of the Government of India or political instability could delay the further liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our business and prospects.

      Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The current Government of India, formed in October 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. However, these liberalization policies may not continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. A significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally, and our business in particular.

      The current Indian government is a coalition of several parties. The withdrawal of one or more of these parties could result in political instability. Such instability could delay the reform of the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Currency exchange rate fluctuations may affect the value of our ADSs.

      Our functional currency is the Indian rupee although we transact a major portion of our business in foreign currencies and accordingly face foreign currency exposure through our sales in the United States and purchases from overseas suppliers in dollars. Accordingly, changes in exchange rates may have a material adverse effect on our revenues, cost of services sold, gross margin and net income, which may in turn have a negative impact on our business, operating results and financial condition. The exchange rate between the rupee and the dollar has changed substantially in recent years and may fluctuate substantially in the future. During the four-year period from March 31, 1998 through March 31, 2002, the value of the rupee declined by approximately 23.5% against the dollar. During the nine months ended December 31, 2002, the value of the rupee appreciated by approximately 1.7% against the dollar. For the nine months ended December 31, 2002, fiscal 2002 and 2001, our U.S. dollar-denominated revenues represented 88.1%, 87.3% and 89.6% of our total revenues. We expect that a majority of our revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in Indian rupees. Consequently, the results of our operations will be adversely affected to the extent the rupee appreciates against the dollar.

      We have sought to reduce the effect of exchange rate fluctuations on our operating results by purchasing foreign exchange forward contracts to cover a portion of outstanding accounts receivable. As of December 31, 2002, we had outstanding forward contracts in the amount of $100.0 million. These contracts typically mature within three months, must be settled on the day of maturity and may be cancelled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market exchange rate on the date of cancellation. We use these instruments only as a hedging mechanism and not for speculative purposes. We may not purchase contracts adequate to insulate ourselves from foreign exchange currency risks. In addition, any such contracts may not perform adequately as a hedging mechanism.

      Devaluation of the Indian rupee will result in foreign currency translation losses. For example, for fiscal 2002 and 2001, our foreign currency translation losses were approximately $16.8 million and $14.5 million. Alternatively, any appreciation of the Indian rupee against other currencies will result in foreign currency translation gains. For example, for the nine months ended December 31, 2002, our foreign currency translation gain was approximately $8.2 million.

      Fluctuations in the exchange rate between the rupee and the dollar will also affect the dollar conversion by Deutsche Bank Trust Company Americas, the Depositary, of any cash dividends paid in rupees on the equity shares represented by the ADSs. In addition, fluctuations in the exchange rate between the rupee and the dollar will affect the dollar equivalent of the rupee price of equity shares on the Indian stock exchanges and, as a result, are likely to affect the prices of our ADSs in the United States. Such fluctuations will also affect the dollar value of the proceeds a holder would receive upon the sale in India of any equity shares withdrawn from the Depositary under the Depositary Agreement. Holders may not be able to convert rupee proceeds into dollars or any other currency, and there is no guarantee of the rate at which any such conversion will occur, if at all.

Our international expansion plans subject us to risks inherent in doing business on an international level.

      Currently, we have GDCs in six countries around the world. The majority of our GDCs are located in India. We intend to establish new development facilities, potentially in Southeast Asia, Africa, Latin America and Europe. For example, we intend to increase our presence in China through our recently established representative office in Beijing. Because of our limited experience with facilities outside of India, we are subject to additional risks related to our international expansion strategy, including risks related to complying with a wide variety of national and local laws, restrictions on the import and export of certain technologies and multiple and possibly overlapping tax structures. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations generally. We may also face difficulties integrating new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. Our international expansion plans may not be successful and we may not be able to compete effectively in other countries.

It may be difficult for you to enforce any judgment obtained in the United States against us, the selling shareholders or our affiliates.

      We are incorporated under the laws of India and many of our directors and executive officers, and some of the experts named in this document, reside outside the United States. Additionally, we believe that most of the selling shareholders who are participating in this offering reside outside of the United States. Virtually all of our assets and the assets of many of these persons are located outside the United States. As a result, you may be unable to effect service of process upon us outside India or upon such persons outside their jurisdiction of residence. In addition, you may be unable to enforce against us in courts outside of India, or against these persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

      We have been advised by our Indian counsel that the United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be enforceable in India. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India, or the RBI, under the Foreign Exchange Management Act, 1999, or FEMA, to execute such a judgment or to repatriate any amount recovered.

The laws of India do not protect intellectual property rights to the same extent as those of the United States, and we may be unsuccessful in protecting our intellectual property rights. We may also be subject to third party claims of intellectual property infringement.

      We rely on a combination of patent, copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. However, the laws of India do not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information.

      The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increase, we believe that companies in our industry will face more frequent infringement claims. Defense against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company.

      Although we believe that our intellectual property rights do not infringe on the intellectual property rights of any other party, infringement claims may be asserted against us in the future. There are currently no material pending or threatened intellectual property claims against us. However, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and be forced to develop non-infringing technology, obtain a license or cease selling the applications or products that contain the infringing technology. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, or at all.

Our ability to acquire companies organized outside India depends on the approval of the Government of India and/or the RBI.

      Generally, the RBI must approve any acquisition by us of any company organized outside of India. The RBI has recently permitted acquisitions of companies organized outside of India without approval where the transaction value is:

•	if in cash, up to 100% of the proceeds from an ADS offering; and

•	if in stock, up to the greater of $100 million or ten times the acquiring company’s previous fiscal year’s export earnings.

      Any required approval from the RBI and the Ministry of Finance of the Government of India, or the MOF, or any other government agency may not be obtained. Our failure to obtain approvals for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our business and prospects.

Indian law limits our ability to raise capital outside India and may limit the ability of others to acquire us, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

      Indian law relating to foreign exchange management constrains our ability to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or acquisition of, an Indian company requires approval from relevant government authorities in India, including the RBI. There are, however, certain exceptions to this approval requirement for IT companies on which we are able to rely. Changes to such policies may create restrictions on our capital raising abilities. For example, a limit on the foreign equity ownership of Indian IT companies may constrain our ability to seek and obtain additional equity investment by foreign investors. In addition, these restrictions, if applied to us, may prevent us from entering into certain transactions, such as an acquisition by a non-Indian company, which might otherwise be beneficial for us and the holders of our equity shares and ADSs.

Risks Related to the ADSs and This Offering

Historically, our ADSs have traded at a significant premium to the trading prices of our underlying equity shares, a situation which may not continue.

      Historically, our ADSs have traded on Nasdaq at a substantial premium to the trading prices of our underlying equity shares on the Indian stock exchanges. Please see “Market Price Information” for the underlying data. We believe that this price premium has resulted from the relatively small portion of our market capitalization previously represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs, and an apparent preference for investors to trade dollar-denominated securities. The completion of the transactions described in this prospectus will significantly increase the number of ADSs we have outstanding. Also, over time some of the restrictions on issuance of ADSs imposed by Indian law have been relaxed and we expect that other restrictions may be relaxed in the future. No assurances can be made that the historical premium enjoyed by ADSs compared to equity shares will not be reduced or eliminated as a result of this offering or similar transactions in the future, a change in Indian law permitting further conversion of equity shares into ADSs or changes in investor preferences.

Sales of our equity shares by the selling shareholders may adversely affect the prices of our equity shares and the ADSs.

      Sales of substantial amounts of our equity shares in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our equity shares or the ADSs or our ability to raise capital through an offering of our securities. In the future, we may also sponsor the sale of shares currently held by some of our shareholders, or issue new shares. We can make no prediction as to the timing of any such sales or the effect, if any, that future sales of our equity shares, or the availability of our equity shares for future sale, will have on the market price of our equity shares or ADSs prevailing from time to time.

An active or liquid trading market for our ADSs is not assured.

      While this offering is expected to increase the number of our ADSs publicly trading in the United States, an active, liquid trading market for our ADSs may not be maintained in the long term. Loss of liquidity could increase price volatility.

Indian law imposes foreign investment restrictions that limit a holder’s ability to convert equity shares into ADSs, which may cause our ADSs to trade at a premium or discount to the market price of our equity shares.

      Except under limited circumstances, the RBI must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. Since foreign exchange controls are in effect in India, the RBI will also approve the price at which equity shares are transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, except under certain limited circumstances, if an investor seeks to convert the rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, he or she will have to obtain an additional RBI approval for each transaction. Required approval from the RBI or any other government agency may not be obtained on terms favorable to a non-resident investor or at all.

      Investors who exchange ADSs for the underlying equity shares and are not holders of record will be required to declare to us details of the holder of record, and the holder of record will be required to disclose the details of the beneficial owner. Any investor who fails to comply with this requirement may be liable for a fine of up to Rs. 1,000 for each day such failure continues. Such restrictions on foreign ownership of the underlying equity shares may cause our ADSs to trade at a premium or discount to the equity shares.

An investor in our ADSs may not be able to exercise preemptive rights for additional shares and may thereby suffer dilution of his or her equity interest in us.

      Under the Indian Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless such preemptive rights have been waived by three-fourths of the shares voting on the resolution to waive such rights. Holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to prepare and file such a registration statement and our decision to do so will depend on the costs and potential liabilities associated with any such registration statement, as well as the perceived benefits of enabling the holders of ADSs to exercise their preemptive rights, and any other factors we consider appropriate at the time. No assurance can be given that we would file a registration statement under these circumstances. If we issue any such securities in the future, such securities may be issued to the Depositary, which may sell such securities for the benefit of the holders of the ADSs. There can be no assurance as to the value, if any, the Depositary would receive upon the sale of such securities. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in us would be reduced.

ADS holders may be restricted in their ability to exercise voting rights.

      At our request, the Depositary will mail to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. If the Depositary receives voting instructions from you in time, relating to matters that have been forwarded to you, it will endeavor to vote the securities represented by your ADSs in accordance with such voting instructions. However, the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that you will receive voting materials in time to enable you to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted. There may be other communications, notices or offerings that we only make to holders of our equity shares, which will not be forwarded to holders of ADSs. Accordingly, you may not be able to participate in all offerings, transactions or votes that are made available to holders of our equity shares.

Any projected information incorporated by reference into this prospectus is forward-looking information. Actual results could differ from those stated earlier.

      Any information incorporated by reference into this prospectus relating to our expected business outlook for the fiscal year ending March 31, 2003 is a “forward-looking statement,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such information was based on then-available economic and financial information and actual results could differ from those stated earlier. The projections are based on assumptions that are susceptible to wide variation and merely represented our forecasts of future events based upon assumptions that may or may not occur. The uncertainties in this regard include, but are not limited to those identified in the risk factors discussed elsewhere in this prospectus. To the extent that actual experience varies from any one or more of the assumptions, our actual financial results will likely differ from the projected information.

USE OF PROCEEDS

      All ADSs sold in the offering will be sold on behalf of the selling shareholders. We will not receive any of the proceeds from the sale of these ADSs.

DIVIDENDS

      Under Indian law, a corporation pays dividends upon a recommendation by the board of directors and approval by a majority of the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the board of directors. Dividends may be paid out of profits of an Indian company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years.

      In fiscal 2002, we declared cash dividends of approximately $0.35 per equity share or $0.17 per ADS. Although we have no current intention to discontinue dividend payments, future dividends may not be declared or paid and the amount, if any, thereof may be decreased. Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are generally converted by the Depositary into U.S. dollars and distributed, net of Depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

      Translations from Indian rupees to U.S. dollars are based on the average of the monthly average of the noon buying rate in the City of New York during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York.

	Dividend per	Dividend per	Dividend per
Fiscal	Equity Share (Rs.)	Equity Share ($)	ADS ($)

2003*	25.00	0.51	0.26
2002	15.00	0.35	0.17
2001	5.50	0.14	0.07

* For the nine months ended December 31, 2002.

MARKET PRICE INFORMATION

      Our equity shares are traded in India on the Stock Exchange, Mumbai, formerly known as the Bombay Stock Exchange, or BSE, the Bangalore Stock Exchange, or BgSE, and the National Stock Exchange of India Limited, or NSE, or collectively, the Indian stock exchanges. Our ADSs are traded on Nasdaq under the ticker symbol “INFY”. Each ADS represents one-half of one equity share. Our ADSs began trading on the Nasdaq on March 11, 1999.

      As of December 31, 2002, we had 66,229,489 equity shares issued and outstanding. As of December 31, 2002, there were approximately 9,300 record holders of ADSs evidencing 4,305,974 ADRs (equivalent to 2,152,982 equity shares). As of December 31, 2002, there were approximately 76,350 record holders of our equity shares listed and traded on the Indian stock exchanges.

      The following tables set forth for the periods indicated the price history of the equity shares and the ADSs on the Indian stock exchanges and the Nasdaq. Stock prices have been restated to reflect our 2-for-1 stock splits in each of fiscal 1998, 1999 and 2000. All translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York on December 31, 2002 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York which was Rs. 48.00 per $1.00.

	BSE		NSE		BgSE
	Price per Equity		Price per Equity		Price per Equity		Nasdaq
	Share		Share		Share(1)		Price per ADS

Fiscal	High	Low	High	Low	High	Low	High	Low

2002	$101.28	$44.92	$101.54	$44.07	$89.58	$56.88	$81.50	$30.60
2001	221.37	77.94	220.85	78.44	220.17	78.23	284.56	60.13
2000	287.77	26.15	290.23	25.53	291.15	50.00	375.00	19.63
1999	36.45	9.57	36.02	9.60	11.67	6.38	25.00	18.69
1998	9.78	2.62	10.13	2.47	11.95	2.78	—	—

(1)	There were no trades of our shares on the BgSE since October 2001.

	BSE		NSE		BgSE
	Price per Equity		Price per Equity		Price per Equity		Nasdaq
	Share		Share		Share(1)		Price per ADS

Fiscal	High	Low	High	Low	High	Low	High	Low

2003
First Quarter	$85.42	$63.65	$83.31	$63.59	—	—	$70.35	$46.55
Second Quarter	77.29	61.15	77.24	61.19	—	—	60.68	48.00
Third Quarter	101.04	69.79	100.88	69.79	—	—	86.83	50.84
Fourth Quarter (through January 23, 2003)	101.52	88.75	101.49	88.89	—	—	75.52	64.50
2002
First Quarter	$91.15	$56.68	$90.16	$56.27	$89.58	$56.88	$81.50	$50.65
Second Quarter	83.92	46.04	83.12	44.07	75.00	68.75	69.90	30.60
Third Quarter	97.62	44.92	97.39	44.95	—	—	70.11	31.69
Fourth Quarter	101.28	72.71	101.54	72.69	—	—	76.20	51.15
2001
First Quarter	$221.37	$116.67	$220.85	$115.11	$220.17	$114.60	$284.56	$130.75
Second Quarter	186.04	130.31	186.44	130.33	187.46	129.79	186.94	96.50
Third Quarter	167.53	112.83	167.54	112.96	167.19	112.73	147.25	90.06
Fourth Quarter	145.58	77.94	144.58	78.44	147.92	78.23	131.38	60.13

	BSE		NSE		BgSE
	Price per Equity		Price per Equity		Price per Equity		Nasdaq
	Share		Share		Share(1)		Price per ADS

Month (2002)	High	Low	High	Low	High	Low	High	Low

July	$72.46	$61.92	$72.50	$61.98	$—	$—	$57.00	$48.00
August	75.91	61.15	75.72	61.19	—	—	57.75	49.50
September	77.29	70.11	77.24	69.38	—	—	60.68	53.05
October	81.58	69.79	81.40	69.79	—	—	73.60	50.84
November	97.35	79.15	97.35	79.17	—	—	86.83	68.70
December	101.04	91.38	100.88	91.46	—	—	85.50	61.95

(1)	There were no trades of our shares on the BgSE since October 2001.

      Source for all tables above: Datastream for BSE and Nasdaq quotes, Datastream and www.nse-india.com for NSE quotes and The Economic Times for BgSE quotes.

      On January 23, 2003, the closing price of equity shares on the BSE was Rs. 4,424.70, equivalent to $92.18 per equity share ($46.09 per ADS on an imputed basis).

The Indian Securities Trading Market

      The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the Securities and Exchange Board of India, the BSE, and the NSE.

      The six major stock exchanges in India are the BSE, the stock exchanges at Ahmedabad, Kolkata, Chennai and Delhi, and the NSE. These exchanges account for more than 90% of the market capitalization of listed Indian companies. The BSE and NSE together dominate the stock exchanges in India, in terms of the number of listed companies, and the market capitalizations and trading activities of those companies.

      The stock exchanges in India now operate on a trading day plus three, or T+3, rolling settlement system. At the end of the T+3 period, obligations are settled with buyers of securities paying for and receiving securities, while sellers transfer and receive payment for securities. For example, trades executed on a Monday would typically be settled on a Thursday. The Securities and Exchange Board of India, or SEBI, has proposed to move to a T+2 settlement system, beginning April 1, 2003, and subsequently to a T+1 settlement system. We expect the proposal to move to a T+2 settlement system to be approved.

      In order to contain the risk arising out of the transactions entered into by the members in various securities either on their own account or on behalf of their clients, the largest exchanges have designed risk management procedures, which include compulsory prescribed margins on the individual broker members, based on their outstanding exposure in the market, as well as stock-specific margins from the members. There are generally no restrictions on price movements of any security on any given day. However, to restrict abnormal price volatility, the SEBI has instructed the stock exchanges to apply the following price bands, calculated at the previous day’s closing price (there are no restrictions on price movements of index stocks, including ours):

      Market Wide Circuit Breakers. Market wide circuit breakers are applied to the market for movement by 10%, 15% and 20% for two prescribed market indices: the Sensex for the BSE and the Nifty for the NSE. If any of these circuit breaker thresholds are reached, trading on all equity and equity derivatives markets nationwide is halted.

      Price Bands. Price bands are circuit filters of 20% movements either up or down, and are applied to most securities traded in the markets, excluding securities included in the BSE Sensex and the NSE Nifty indices and derivatives products.

The National Stock Exchange of India Limited

      The estimated market capitalization of stocks traded on the NSE as of March 31, 2002 was approximately Rs. 6,368 billion. The clearing and settlement operations of the NSE are managed by its wholly-owned subsidiary, the National Securities Clearing Corporation. Funds settlement takes place through designated clearing banks. The National Securities Clearing Corporation Limited interfaces with the depositary on the one hand and the clearing banks on the other to provide delivery versus payment settlement for depositary-enabled trades.

The Stock Exchange, Mumbai

      The BSE was established in 1875 and is the oldest exchange in India today. The estimated market capitalization of stocks trading on the BSE as of March 31, 2002 was Rs. 6,122 billion. The BSE began allowing online trading in May 1995. As of July 2002, the BSE had 711 members, comprising 212 individual members, 477 Indian companies and 22 foreign institutional investors. Only a member of the exchange has the right to trade in the stocks listed on the exchange.

      Trading on both the NSE and the BSE occurs Monday through Friday, between 9:55 a.m. and 3:30 p.m.

Depositories

      The National Securities Depository Limited and Central Depository Services (India) Limited are the two depositories that provide electronic depository facilities for trading in equity and debt securities in India. The SEBI has also provided that the issue and allotment of shares in initial public offerings shall only be in electronic form.

CAPITALIZATION

      The following table sets forth our capitalization at December 31, 2002.

December 31,
2002

Short-term borrowings	$—

Long-term debt, net of maturities	$—
Stockholders’ equity:
Equity shares, par value $0.16; 100,000,000 equity shares authorized; Issued and outstanding — 66,229,489 as of December 31, 2002	8,601,481
Additional paid-in capital	126,075,877
Accumulated other comprehensive income	(37,209,073)
Deferred stock compensation	(3,888,756)
Retained earnings	471,549,036

Total stockholders’ equity	$565,128,565

Total capitalization	$565,128,565

EXCHANGE RATES

      Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of our equity shares on the Indian stock exchanges and, as a result, will likely affect the market price of our ADSs, and vice versa. Such fluctuations will also affect the U.S. dollar conversion by the Depositary of any cash dividends paid in Indian rupees on our equity shares represented by the ADSs.

      The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The column titled “Average” in the table below is the average of the daily noon buying rate on the last business day of each month during the year.

Fiscal	Period End	Average	High	Low

2002	Rs. 48.83	Rs. 47.71	Rs. 48.91	Rs. 46.58
2001	46.85	45.74	47.47	43.63
2000	43.65	43.39	43.75	42.50
1999	42.50	42.13	43.60	39.41
1998	39.53	37.20	40.40	35.71

      The following table sets forth the high and low exchange rates for the previous six months and are based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Month (2002)	High	Low

July	Rs. 48.87	Rs. 48.69
August	48.73	48.52
September	48.57	48.40
October	48.45	48.34
November	48.36	48.21
December	48.32	47.96

      On January 23, 2003, the noon buying rate in the City of New York was Rs. 47.92.

SELECTED CONSOLIDATED FINANCIAL DATA

($ in thousands, except per equity share data)

     You should read the selected consolidated financial data below in conjunction with the consolidated financial statements, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this prospectus. The selected consolidated statements of income data for the five years ended March 31, 2002 and the selected consolidated balance sheet data as of March 31, 1998, 1999, 2000, 2001, and 2002 have been derived from our audited consolidated financial statements and related notes, which have been prepared and presented in accordance with U.S. GAAP. The selected consolidated statements of income data for the nine months ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2002 are derived from our unaudited consolidated financial statements.

						Nine Months Ended
	Fiscal					December 31,

	1998(1)(2)	1999(1)(2)	2000(1)	2001	2002	2001	2002(3)

						(Unaudited)
Statements of Income Data
Revenues	$68,330	$120,955	$203,444	$413,851	$545,051	$405,371	$537,776
Cost of revenues	40,157	65,331	111,081	213,614	290,032	214,518	292,036

Gross profit	28,173	55,624	92,363	200,237	255,019	190,853	245,740

Operating Expenses:
Selling and marketing expenses	3,370	4,944	9,644	20,683	27,113	19,752	40,735
General and administrative expenses	9,855	11,255	17,102	36,958	44,348	33,922	40,384
Amortization of stock compensation expense	1,047	3,646	5,118	5,081	5,010	3,745	3,732
Amortization of intangible assets	—	—	—	—	—	—	1,744
Compensation arising from stock split	1,520	12,906	—	—	—	—	—

Total operating expenses	15,792	32,751	31,864	62,722	76,471	57,419	86,595

Operating income	12,381	22,873	60,499	137,515	178,548	133,434	159,145
Equity in loss of deconsolidated subsidiary	—	(2,086)	—	—	—	—	—
Other income, net	801	1,537	9,039	9,505	13,865	9,073	12,539

Income before income taxes	13,182	22,324	69,538	147,020	192,413	142,507	171,684
Provision for income taxes	770	4,878	8,193	15,072	27,947	20,324	29,886
Subsidiary preferred stock dividends	68	—	—	—	—	—	—

Net income	$12,344	$17,446	$61,345	$131,948	$164,466	$122,183	$141,798

Earnings per Equity Share:
Basic	$0.21	$0.28	$0.93	$2.01	$2.51	$1.86	$2.16
Diluted	$0.20	$0.28	$0.93	$1.98	$2.49	$1.85	$2.13
Weighted Equity Shares used in computing earnings per Equity Share:
Basic	59,574,288	61,378,850	65,659,625	65,771,256	65,556,648	65,557,265	65,567,814
Diluted	60,807,808	61,507,380	65,863,990	66,714,739	66,084,874	66,205,786	66,405,932
Cash dividend per Equity Share	$0.08	$0.09	$0.09	$0.14	$0.35	$0.35	$0.51

	As of March 31,					As of
						December 31,
	1998	1999	2000	2001	2002	2002

Balance Sheet Data
Cash and cash equivalents	$15,419	$98,875	$116,599	$124,084	$210,486	$308,559
Total assets	48,782	153,658	219,283	342,348	471,162	635,398
Total long-term debt	—	—	—	—	—	—
Total shareholders’ equity	$41,146	$139,610	$198,137	$311,792	$442,379	$565,129

(1)	The information presented above reflects our 2-for-1 stock splits in each of fiscal 1998, 1999 and 2000.

(2)	The financial statements of Yantra Corporation were consolidated with our financial statements through October 20, 1998, and have been accounted for using the equity method up to fiscal 1999.

(3)	The information for the nine months ended December 31, 2002 includes the results of operations of Progeon Limited, a consolidated subsidiary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Investors are cautioned that this discussion contains forward-looking statements that involve risks and uncertainties. When used in this discussion, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “seek,” “should,” “will” and other similar expressions as they relate to us or our business are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performances or achievements could differ materially from those expressed or implied in such forward-looking statements. Factors that could cause or contribute to such differences include those described under the heading “Risk Factors” in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, as they speak only as of the date of this prospectus. The following discussion and analysis should be read in conjunction with our financial statements included herein and the notes thereto.

Overview

      We are a leading global IT services company founded in 1981, and headquartered in Bangalore, India. We provide end-to-end business solutions that leverage technology thus enabling our clients to enhance business performance. Our solutions span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration, package evaluation, and implementation. In addition, we offer software products for the banking industry and we also offer BPM services through our majority-owned subsidiary, Progeon Limited.

      We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. Our revenues grew from $121.0 million in fiscal 1999 to $545.1 million in fiscal 2002, representing a compound annual growth rate of 65.2%. Our net income grew from $17.5 million, after a one-time stock compensation expense to $164.5 million during the same period, representing a compound annual growth rate of 111.0%. Our revenue growth is attributable to a number of factors, including an increase in the size and number of projects for existing and new clients. For the nine months ended December 31, 2002, 93.7% of our revenue came from repeat business, which we define as revenue from a client who also contributed to our revenue during the prior fiscal year. Between December 31, 1999 and December 31, 2002 our total employees grew from approximately 5,000 to approximately 14,000, representing a compound annual growth rate of 41.2%.

      We use a distributed project management methodology that we refer to as our GDM. We divide projects into components that we execute simultaneously at client sites and at our geographically dispersed development centers in India and around the world. Our GDM allows us to efficiently execute projects across time zones and development centers, thereby optimizing our cost structure. We also offer a secure and redundant infrastructure for all client data. We earned 71.2% of our total revenues from North America, 19.5% from Europe, 2.0% from India and 7.3% from the rest of the world for fiscal 2002.

      Our revenues are generated principally from IT services provided on either a time-and-materials or a fixed-price, fixed-timeframe basis. Revenues from services provided on a time-and-materials basis are recognized as the related services are performed. Revenues from services provided on a fixed-price, fixed-timeframe basis are recognized pursuant to the percentage of completion method. Since we bear the risk of cost overruns and inflation with respect to fixed-price, fixed-timeframe projects, our operating results could be adversely affected by inaccurate estimates of contract completion costs and dates, including wage inflation rates and currency exchange rates that may affect cost projections. Losses on contracts, if any, are provided for in full in the period when determined. Although we revise our project completion estimates from time to time, such revisions have not, to date, had a material adverse effect on our operating results or financial condition. We also generate revenue from software application products, including banking software. Such software products represented 4.0% of our total revenues for fiscal 2002.

      Our cost of revenues primarily consists of salary and other compensation expenses, depreciation, foreign travel expenses, cost of software purchased for internal use, subcontracting costs, data communications expenses and computer maintenance. Selling and marketing expenses represent 7.6%, 5.0% and 5.0% of total revenues for the nine months ended December 31, 2002, fiscal 2002 and 2001. We depreciate our personal computers and servers over two years and mainframe computers over three years. Third party software is expensed at the time of purchase.

      We typically assume full project management responsibility for each project that we undertake. Approximately 67.0% of the total billed person months during the nine months ended December 31, 2002 was performed at our GDCs in India, and the balance of the work was performed at client sites and GDCs located outside India. The proportion of work performed at our facilities and at client sites varies from quarter to quarter. We charge higher rates and incur higher compensation and other expenses for work performed at client sites and GDCs located outside India. Services performed at a client site or GDCs located outside India typically generate higher revenues per-capita at a lower gross margin than the same services performed at our facilities in India. As a result, our total revenues, cost of revenues and gross profit in absolute terms and as a percentage of revenues fluctuate from quarter to quarter based on the proportion of work performed offshore. Additionally, any increase in work performed at client sites or GDCs located outside India can decrease our gross profits.

      Revenues and gross profits are also affected by employee utilization rates. We define employee utilization as the proportion of total billed person months to total available person months excluding support personnel. We manage utilization by monitoring project requirements and timetables. The number of consultants assigned to a project will vary according to size, complexity, duration, and demands of the project. An unanticipated termination of a significant project could also cause us to experience lower IT professional utilization resulting in a higher than expected number of unassigned IT professionals. In addition, we do not fully utilize our IT professionals when they are enrolled in training programs, particularly our 14-week training course for new employees. Because a large percentage of new hires begin their initial training in the second fiscal quarter, our utilization rates have historically been lower in the second and third quarters of our fiscal year.

      Our selling and marketing expenses primarily consist of expenses relating to salaries of sales and marketing personnel, travel, brand building, sales and marketing offices and telecommunication. We have recently decided to increase our selling and marketing expenses as a percentage of revenues to increase brand awareness among target clients and promote client loyalty and repeat business among existing clients. Our general and administrative expenses are comprised of expenses relating to salaries of senior management and other support personnel, legal and other professional fees, GDC leases, telecommunications, utilities and other miscellaneous administrative costs.

      Our amortization of deferred stock compensation expense consists of non-cash compensation expenses arising from option grants accounted for under the intrinsic value method, and relating to the 1994 stock option plan.

      Our amortization of intangible assets consists of non-cash expenses arising from the acquisition of intellectual property rights. We amortize intellectual property rights over a period of one through five years.

      Other income includes interest income, foreign currency exchange gains/losses and provisions for losses on investments.

      Our functional currency is the Indian rupee and the financial statements included in this prospectus are reported in U.S. dollars. The translation of rupees to dollars is performed for the balance sheet accounts using the exchange rate in effect at the balance sheet date, and for revenue and expense accounts using a monthly average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as other comprehensive income.

Income Taxes

      Our net income earned from providing services outside India is subject to tax in the country where we perform the work. Most of our tax paid in countries other than India can be applied as a credit against our Indian tax liability to the extent that the same income is subject to tax in India.

      Currently, we benefit from the tax holidays the Government of India gives to the export of IT services from specially designated STPs in India. As a result of these incentives, our operations have been subject to relatively lower tax liabilities. These tax incentives include a 10-year tax holiday from Indian corporate income taxes for the operation of most of our Indian facilities and a partial taxable income deduction for profits derived from exported IT services. We can use either of these two tax incentives. As a result of these two tax exemptions, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. These tax incentives resulted in a decrease in our income tax expense of $55.7 million, $67.3 million and $57.3 for the nine months ended December 31, 2002, fiscal 2002 and fiscal 2001 compared to the effective tax rates that we estimate would have applied if these incentives had not been available, without accounting for double taxation treaty set-offs, if any.

      The Finance Act, 2000 phases out the 10-year tax holiday over a ten-year period from fiscal 2000 through fiscal 2009. Accordingly, facilities set up in India on or before March 31, 2000 have a 10-year tax holiday, new facilities set up on or before March 31, 2001 have a nine-year tax holiday and so forth until March 31, 2009. After March 31, 2009, the tax holiday will no longer be available to new facilities. Our current tax holidays expire in stages by 2009. Additionally, the Finance Act, 2002 requires that ten percent of all income derived from services performed in STPs be subject to income tax for a one-year period ending March 31, 2003. For companies opting for the partial taxable income deduction for profits derived from exported IT services, the Finance Act, 2000 phases out the deduction over five years beginning on April 1, 2000.

      When our tax holiday and taxable income deduction expire or terminate, our tax expense will materially increase, reducing our profitability. As a result of such tax incentives, our effective tax rate for the nine months ended December 31, 2002 is 17.4% and our Indian statutory tax rate for the same period was 36.8%. In addition, a committee appointed by the Government of India recently advocated tax reforms that, if implemented, could significantly reduce or eliminate the tax benefits currently provided by the Government of India to the software industry. Our Chief Financial Officer is an advisor of this committee. The Government of India could implement such reforms, or more far-reaching laws in the future, which could further impair our other tax incentives. This, in turn, could have a material adverse effect on our net income and the market for securities of Indian companies, including our equity shares and our ADSs, and on the market for our services.

Results of Operations

      The following table sets forth certain financial information as a percentage of revenues:

				Nine Months
				Ended
	Fiscal			December 31,

	2000	2001	2002	2001	2002

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	54.6%	51.6%	53.2%	52.9%	54.3%

Gross profit	45.4%	48.4%	46.8%	47.1%	45.7%

Operating Expenses:
Selling and marketing expenses	4.7%	5.0%	5.0%	4.9%	7.6%
General and administrative expenses	8.4%	8.9%	8.1%	8.4%	7.5%
Selling, general and administrative expenses	13.1%	13.9%	13.1%	13.3%	15.1%
Amortization of stock compensation expense	2.5%	1.2%	0.9%	0.9%	0.7%
Amortization of intangible assets	—	—	—	—	0.3%

Total operating expenses	15.6%	15.1%	14.0%	14.2%	16.1%

Operating income	29.8%	33.3%	32.8%	32.9%	29.6%
Other income, net	4.4%	2.3%	2.5%	2.2%	2.3%

Income before income taxes	34.2%	35.6%	35.3%	35.1%	31.9%
Provision for income taxes	4.0%	3.7%	5.1%	5.0%	5.6%

Net income	30.2%	31.9%	30.2%	30.1%	26.3%

Results for nine months ended December 31, 2002 compared to nine months ended December 31, 2001

      Revenues. Our revenues were $537.8 million in the nine months ended December 31, 2002, representing an increase of $132.4 million, or 32.7%, over revenues of $405.4 million for the nine months ended December 31, 2001. This increase was attributable to an increase in billed person months of 39.9%, offset by a 7.2% decrease in prices at which contracts were executed. Revenues continued to increase in most segments of our services. The increase in revenues was attributable, in part, to an increase in business from existing clients and from certain new clients, particularly in the financial services industries and to a lesser extent, from clients in other industries, including utilities and logistics. Our financial services clients comprised 37.8% and 36.4% of revenues for each of the nine months ended December 31, 2002 and 2001, while our clients in other industries comprised 19.0% and 18.7% of revenues for each of the nine months ended December 31, 2002 and 2001. Net sales of our software products represented 4.5% of our total revenues for the nine months ended December 31, 2002, as compared to 3.7% for the nine months ended December 31, 2001. Revenues from services represented 95.5% of total revenues for the nine months ended December 31, 2002, as compared to 96.3% for the nine months ended December 31, 2001. Revenues from fixed-price, fixed-timeframe contracts and from time-and-materials contracts represented 36.4% and 63.6% of total revenues for the nine months ended December 31, 2002, as compared to 30.7% and 69.3% for the nine months ended December 31, 2001. Revenues from North America, Europe, India and the rest of the world represented 73.5%,17.3%, 1.8% and 7.4% of total revenues for the nine months ended December 31, 2002, as compared to 71.4%, 19.4%, 2.1% and 7.1% for the nine months ended December 31, 2001.

      Cost of Revenues. Our cost of revenues was $292.0 million for the nine months ended December 31, 2002, representing an increase of $77.5 million, or 36.1%, over our cost of revenues of $214.5 million for the nine months ended December 31, 2001. Cost of revenues represented 54.3% and 52.9% of total revenues for the nine months ended December 31, 2002 and 2001. This increase in our cost of revenues was partially attributable to an increase in compensation paid to our Indian employees working in the

United States to comply with new immigration regulations effective July 2001; increased personnel costs for new hires; an increase in foreign travel costs; an increase in software purchased for our own use; and an increase in professional charges paid to sub-contractors. This increase was offset by a decrease in our telecommunications and depreciation expenses, which represented 0.7% and 4.9% of revenues for the nine months ended December 31, 2002 as compared to 1.5% and 6.0% of revenues for the nine months ended December 31, 2001.

      Gross Profit. As a result of the foregoing, our gross profit was $245.8 million for the nine months ended December 31, 2002, representing an increase of $54.9 million, or 28.8%, over our gross profit of $190.9 million for the nine months ended December 31, 2001. As a percentage of revenues, gross profit decreased to 45.7% for the nine months ended December 31, 2002 from 47.1% for the nine months ended December 31, 2001.

      Selling and Marketing Expenses. We incurred selling and marketing expenses of $40.7 million for the nine months ended December 31, 2002, representing an increase of $20.9 million, or 105.6%, over selling and marketing expenses of $19.8 million for the nine months ended December 31, 2001. The increase was primarily attributable to increased hiring of sales and marketing employees, the reclassification of account managers and business support managers which was previously reported as cost of revenues into sales and marketing personnel and provisions for bonus payments to sales and marketing personnel. Additionally, to a lesser extent, the increase was attributable to travel expenses, brand building activities and professional fees. As a percentage of total revenues, selling and marketing expenses were 7.6% and 4.9% for the nine months ended December 31, 2002 and 2001. The number of our sales offices increased to 30 as of December 31, 2002 from 27 as of December 31, 2001, and the number of our sales and marketing personnel increased to 277 as of December 31, 2002, from 144 as of December 31, 2001. This increase in personnel is attributable to the reclassification of 104 account managers and business support managers which was previously reported as cost of revenues into the sales and marketing group and 29 new hires.

      General and Administrative Expenses. Our general and administrative expenses were $40.4 million for the nine months ended December 31, 2002, representing an increase of $6.5 million, or 19.2%, over general and administrative expenses of $33.9 million for the nine months ended December 31, 2001. General and administrative expenses were 7.5% and 8.4% of total revenues for the nine months ended December 31, 2002 and December 31, 2001. This increase in general and administrative expenses as a percentage of total revenue was primarily attributable to increases in professional fees, compensation, telecommunications and insurance expenses and a reduction in the provision for doubtful accounts receivable.

      Amortization of Deferred Stock Compensation Expense. Amortization of deferred stock compensation expense was $3.7 million for both the nine months ended December 31, 2002 and the nine months ended December 31, 2001.

      Amortization of Intangible Assets. Amortization of intangible assets was $1.8 million for the nine months ended December 31, 2002, representing amortization of certain intellectual property rights we acquired through purchases and licenses of software during the nine months ended December 31, 2002. We recorded no amortization of intangible assets for the nine months ended December 31, 2001.

      Operating Income. Our operating income was $159.2 million for the nine months ended December 31, 2002, representing an increase of $25.7 million, or 19.2%, over our operating income of $133.5 million for the nine months ended December 31, 2001. As a percentage of revenues, operating income decreased to 29.6% for the nine months ended December 31, 2002 from 32.9% for the nine months ended December 31, 2001. Excluding the amortization of deferred stock compensation expense, our operating margin decreased to 30.3% for the nine months ended December 31, 2002 from 33.8% for nine months ended December 31, 2001.

      Other Income. Other income was $12.5 million for the nine months ended December 31, 2002, representing an increase of $3.4 million, or 37.4%, over other income of $9.1 million for the nine months ended December 31, 2001. Other income includes interest income of $11.7 million and $7.4 million for the nine months ended December 31, 2002 and 2001. Other income also includes a foreign currency exchange gain of $3.5 million and $1.2 million for the nine months ended December 31, 2002 and 2001. The increase in other income was offset by a provision for loss on investments of $3.2 million for the nine months ended December 31, 2002.

      Provision for Income Taxes. Our provision for income taxes was $29.9 million for the nine months ended December 31, 2002, representing an increase of $9.5 million, or 46.6%, over our provision for income taxes of $20.4 million for the nine months ended December 31, 2001. Our effective tax rate increased to 17.4% for the nine months ended December 31, 2002 from 14.3% for the nine months ended December 31, 2001. The increase is primarily attributable to a one-time tax on 10% of the profits generated by our operations located in STPs in fiscal 2003. These operations were subject to a 100% tax holiday in the previous fiscal year.

      Net Income. Our net income was $141.8 million for the nine months ended December 31, 2002, representing an increase of $19.6 million, or 16.1%, over our net income of $122.2 million for the nine months ended December 31, 2001. As a percentage of total revenues, net income decreased to 26.3% for the nine months ended December 31, 2002 from 30.1% for the nine months ended December 31, 2001.

Fiscal Year Ended March 31, 2002 Compared to Fiscal Year Ended March 31, 2001

      Revenues. Our total revenues were $545.1 million in fiscal 2002, representing an increase of $131.2 million or 31.7% over total revenues of $413.8 million in fiscal 2001. This increase was attributable to an increase of $141.6 million or 34.2%, in the number of projects executed, offset by a $10.4 million or 2.5% decrease in prices at which contracts were executed. Revenues continued to increase in most segments of our services. Custom software development, re-engineering, maintenance and software development through OSDCs formed the majority of our revenues. The increase in revenues was attributable, in part, to a steady increase in business from existing clients and from new clients, particularly in the financial services and retail industry segments. Our financial services clients comprised 36.6% and 33.7% of revenues in fiscal 2002 and fiscal 2001, while our retail clients comprised 12.3% and 9.1% of revenues in fiscal 2002 and fiscal 2001. Net sales of FinacleTM and other products represented 4.0% of our total revenues in fiscal 2002, as compared to 2.5% for fiscal 2001. Revenues from services represented 96.0% of total revenues in fiscal 2002 as compared to 97.5% for fiscal 2001. Revenues from fixed-price, fixed-timeframe contracts and from time-and-material contracts represented 31.6% and 68.4% of total revenues for fiscal 2002, as compared to 28.2% and 71.8% for fiscal 2001. Revenues from North America and Europe represented 71.2% and 19.5% of total revenues for fiscal 2002, as compared to 73.5% and 18.8% for fiscal 2001.

      Cost of Revenues. Our cost of revenues was $290.0 million for fiscal 2002, representing an increase of 35.8% over cost of revenues of $213.6 million in fiscal 2001. Cost of revenues represented 53.2% and 51.6% of total revenues in fiscal 2002 and 2001. This increase in our cost of revenues as a percentage of revenues was attributable to: (i) an increase in our personnel costs from annual salary increments effective April 1, 2001; (ii) an increase in compensation paid to our U.S. based Indian employees to comply with new immigration regulations introduced in the U.S. effective July 2001; (iii) increased personnel costs for new hires; and (iv) an increase in depreciation. This increase was offset by a decrease in our foreign travel expenses and cost of software purchased for internal use, which represented 2.7% and 1.3% of revenues in fiscal 2002 as compared to 4.2% and 1.7% of revenues in fiscal 2001.

      Gross Profit. As a result of the foregoing, our gross profit was $255.0 million for fiscal 2002, representing an increase of 27.4% over gross profit of $200.2 million for fiscal 2001. As a percentage of total revenues, gross profit decreased to 46.8% for fiscal 2002 from 48.4% for fiscal 2001.

      Selling and Marketing Expenses. We incurred selling and marketing expenses of $27.1 million in fiscal 2002, representing an increase of 31.1% over selling and marketing expenses of $20.7 million for fiscal 2001. As a percentage of total revenues, selling and marketing expenses were 5.0% in both fiscal 2002 and 2001. The number of our sales offices increased to 28 as of March 31, 2002 from 25 as of

March 31, 2001, and the number of our sales and marketing personnel increased to 143 as of March 31, 2002, up from 105 as of March 31, 2001.

      General and Administrative Expenses. Our general and administrative expenses were $44.3 million for fiscal 2002, representing an increase of 20.0% over general and administrative expenses of $37.0 million for fiscal 2001. General and administrative expenses were 8.1% and 8.9% of total revenues for fiscal 2002 and 2001. This decrease in general and administrative expense as a percentage of revenues was primarily attributable to a decrease in the provision for doubtful accounts receivable, which comprised 0.5% and 1.0% of revenues in fiscal 2002 and 2001.

      Amortization of Deferred Stock Compensation Expense. Amortization of deferred stock compensation expense was $5.0 million and $5.1 million in fiscal 2002 and 2001.

      Operating Income. Our operating income was $178.5 million for fiscal 2002, representing an increase of 29.8% over the operating income of $137.5 million for fiscal 2001. As a percentage of revenues, operating income decreased to 32.8% for fiscal 2002, from 33.3% for fiscal 2001. Excluding the amortization of deferred stock compensation expense, the operating margin was 33.7% for fiscal 2002 as compared to 34.5% for fiscal 2001.

      Other Income. Other income was $13.9 million for fiscal 2002 as compared to $9.5 million for fiscal 2001. Other income in fiscal 2002 primarily comprised of interest income of $10.4 million arising from the investment of cash balances, and foreign currency exchange income of $2.7 million and miscellaneous income of $0.7 million. Other income in fiscal 2001 primarily comprised of $8.5 million in interest income from the investment of cash balances, and foreign currency exchange income of $4.4 million, which were partially offset by a $3.5 million provision for investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG, two companies we made strategic investments in.

      Provision for Income Taxes. Our provision for income taxes was $27.9 million for fiscal 2002 compared to $15.1 million for fiscal 2001. Our effective tax rate increased to 14.5% for fiscal 2002 as compared to 10.3% for fiscal 2001. The increase in the effective tax rate was primarily attributable to an increase in foreign taxes paid on our overseas operations in fiscal 2002 as compared to fiscal 2001.

      Net Income. Our net income was $164.5 million for fiscal 2002, representing an increase of 24.6% over net income of $131.9 million for fiscal 2001. As a percentage of total revenues, net income decreased to 30.2% for fiscal 2002 from 31.9% for fiscal 2001.

Fiscal Year Ended March 31, 2001 Compared to Fiscal Year Ended March 31, 2000

      Revenues. Our total revenues were $413.8 million for fiscal 2001, representing an increase of $210.4 million or 103.4% over total revenues of $203.4 million for fiscal 2000. This increase is attributable to an increase of $126.1 million or 62.0%, in the number of projects executed, and an increase of $84.3 million or 41.4% in prices at which contracts were executed. Revenues continued to increase in all segments of our services. Custom software development, re-engineering, maintenance and software development through OSDCs comprised the majority of our revenues. The increase in revenues was attributable, in part, to a substantial increase in business from our existing clients and from certain new clients, particularly in the telecommunications and financial services industry segments. Our telecommunications clients comprised 18.4% of revenues in fiscal 2001 as compared to 15.4% of revenues in fiscal 2000. Our financial services clients comprised 33.7% and 30.1% of revenues in fiscal 2001 and 2000. Our revenue growth was also attributable to an increase in e-commerce related revenues, which represented 28.4% of total revenues for fiscal 2001, as compared to 13.6% of total revenues in fiscal 2000. Net sales of FinacleTM and other products represented 2.5% of total revenues for fiscal 2001 as compared to 2.6% for fiscal 2000. Revenues from services represented 97.5% of total revenues for fiscal 2001 as compared to 97.4% for fiscal 2000. Revenues from fixed-price, fixed-timeframe contracts and from time-and-material contracts represented 28.2% and 71.8% of total revenues for fiscal 2001, as compared to 31.5% and 68.5% for fiscal 2000. Revenues from North America and Europe represented 73.5% and 18.8% of total revenues for fiscal 2001, as compared to 78.0% and 14.8% for fiscal 2000.

      Cost of Revenues. Our cost of revenues was $213.6 million for fiscal 2001, representing an increase of 92.2% over cost of revenues of $111.1 million for fiscal 2000. Cost of revenues represented 51.6% and 54.6% of total revenues for fiscal 2001 and 2000. This decrease in our cost of revenues as a percentage of total revenues was attributable to a favorable business mix and a decrease in our depreciation and software expenses, which represented 7.6% and 7.9% of total revenues in fiscal 2001 and 2000, as well as a decrease in overseas short-term allowances, which represented 26.0% and 26.4% of revenues in fiscal 2001 and 2000.

      Gross Profit. As a result of the foregoing, our gross profit was $200.2 million for fiscal 2001, representing an increase of 116.7% over gross profit of $92.4 million for fiscal 2000. As a percentage of total revenues, our gross profit increased to 48.4% for fiscal 2001 from 45.4% for fiscal 2000. This increase was attributable to a favorable business mix and a decrease in our depreciation and software expenses as a percentage of total revenue due to improved infrastructure utilization and a decrease in overseas short-term allowances.

      Selling and Marketing Expenses. We incurred selling and marketing expenses amounting to $20.7 million in fiscal 2001, representing an increase of 115.6% over selling and marketing expenses of $9.6 million in fiscal 2000. As a percentage of total revenues, our selling and marketing expenses increased to 5.0% for fiscal 2001 from 4.7% for fiscal 2000. The number of our sales offices increased to 25 as of March 31, 2001 from 20 as of March 31, 2000. The increase in selling and marketing expenses as a percentage of revenues was due to additional sales offices opened during the year and an increase in the number of our marketing personnel to 105 in fiscal 2001 from 62 in fiscal 2000.

      General and Administrative Expenses. Our general and administrative expenses were $36.9 million in fiscal 2001, representing an increase of 115.8% over general and administrative expenses of $17.1 million in fiscal 2000. General and administrative expenses were 8.9% and 8.4% of total revenues for fiscal 2001 and 2000. This marginal increase in general and administrative expense as a percentage of revenues was a result of increases in our management, finance, administrative, and occupancy costs in fiscal 2001, due to an increase in the scale of operations.

      Amortization of Deferred Stock Compensation Expense. Amortization of deferred stock compensation expense was $5.1 million in both fiscal 2001 and 2000.

      Operating Income. Our operating income was $137.5 million for fiscal 2001, representing an increase of 127.3% over operating income of $60.5 million for fiscal 2000. As a percentage of revenues, operating income increased to 33.3% for fiscal 2001 from 29.8% for fiscal 2000. Excluding the amortization of deferred stock compensation expense, our operating margin was 34.5% for fiscal 2001 as compared to 32.3% for fiscal 2000.

      Other Income. Other income was $9.5 million for fiscal 2001 as compared to $9.0 million for fiscal 2000. This increase in other income was due to an increase in interest income of $2.8 million resulting from the investment of a larger cash balance and $1.5 million due to increase in exchange differences on translation of foreign currency deposits. This increase was offset by a $3.5 million decrease in other income attributable to a provision for investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG, two companies we made strategic investments in, and a $0.4 million decrease in income from the sale of special import licenses.

      Provision for Income Taxes. Our provision for income taxes was $15.1 million for fiscal 2001 as compared to $8.2 million for fiscal 2000. Our effective tax rate decreased to 10.3% for fiscal 2001 as compared to 11.8% for fiscal 2000. The reduction in our effective tax rate in fiscal 2001 was due to a decrease in our Indian tax liability resulting from a higher proportion of our operations qualifying for Indian tax exemptions applicable to designated STPs.

      Net Income. Our net income was $131.9 million for fiscal 2001, representing an increase of 115.2% over the net income of $61.3 million for fiscal 2000. As a percentage of total revenues, our net income increased to 31.9% for fiscal 2001 from 30.1% for fiscal 2000.

Quarterly Results of Operations

      The following table presents certain unaudited quarterly statements of operations data for each of the ten quarters from July 1, 2001 through December 31, 2002. The information relating to these quarters is derived from our unaudited consolidated financial statements, and in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended for			Three Months Ended for				Three Months Ended for
	Fiscal 2001			Fiscal 2002				Fiscal 2003

	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,

	($ in thousands)
Revenues	$97,939	$114,911	$120,742	$130,532	$137,259	$137,580	$139,680	$156,315	$181,447	$200,014
Cost of revenues	50,198	60,583	60,870	68,415	73,051	73,052	75,514	85,275	96,562	110,199

Gross profit	47,741	54,328	59,872	62,117	64,208	64,528	64,166	71,040	84,885	89,815

Operating Expenses:
Selling and marketing expenses	4,994	4,753	6,739	5,892	7,019	6,841	7,361	11,298	14,484	14,953
General and administrative expenses	9,275	10,112	11,154	12,528	10,771	10,623	10,426	11,859	13,103	15,422
Amortization of deferred stock compensation expense	1,276	1,270	1,260	1,260	1,251	1,234	1,265	1,244	1,244	1,244
Amortization of intangible assets	—	—	—	—	—	—	—	204	616	924

Total operating expenses	15,545	16,135	19,153	19,680	19,041	18,698	19,052	24,605	29,447	32,543

Operating income	32,196	38,193	40,719	42,437	45,167	45,830	45,114	46,435	55,438	57,272
Other income, net	4,292	97	1,713	2,876	3,090	3,107	4,792	5,097	534	6,908

Income before income taxes	36,488	38,290	42,432	45,313	48,257	48,937	49,906	51,532	55,972	64,180
Provision for income taxes	3,707	4,283	4,105	6,073	6,963	7,288	7,623	8,687	9,272	11,927

Net income	$32,781	$34,007	$38,327	$39,240	$41,294	$41,649	$42,283	$42,845	$46,700	$52,253

      Our quarterly revenues and profitability have grown rapidly in recent years and are likely to vary significantly in the future from quarter to quarter. Therefore, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of our future performance. It is possible that in the future some of our quarterly results of operations may be below the expectations of market analysts and our investors, and the share price of our equity shares and our ADSs could decline significantly.

Liquidity and Capital Resources

      Our growth has been financed largely by cash generated from operations and, to a lesser extent, from the proceeds from the sale of equity. In 1993, we raised approximately $4.4 million in gross aggregate proceeds from our initial public offering of equity shares in India. In 1994, we raised an additional $7.7 million through private placements of our equity shares with foreign institutional investors, mutual funds, Indian domestic financial institutions and corporations. On March 11, 1999 we raised $70.4 million in gross aggregate proceeds from our initial U.S. public offering of ADSs.

      As of December 31, 2002, we had $308.6 million in cash and cash equivalents, $387.4 million in working capital and no outstanding bank borrowings or long term debt. We believe that a sustained reduction in IT spending, a longer sales cycle, and a continued economic downturn in any of the various industry segments in which we operate, could result in a decline in our revenue and negatively impact our liquidity and cash resources.

      Net cash provided by operating activities was $151.3 million and $149.3 million for the nine months ended December 31, 2002 and 2001. Net cash provided by operations consisted primarily of net income offset, in part, by an increase in accounts receivable. Accounts receivable as a percentage of the last twelve-month revenues represented 15.1% and 12.3% as of December 31, 2002 and 2001.

      Prepaid expenses and other current assets increased by $14.6 million for the nine months ended December 31, 2002, as compared to a $2.3 million increase for the nine months ended December 31, 2001. The increase was primarily due to an increase in unbilled revenues from $1.9 million as of December 31, 2001 to $14.8 million as of December 31, 2002, as a result of an increase in the proportion of fixed-price, fixed-timeframe projects. Unbilled revenues represent revenues that are recognized but not yet invoiced. Other accrued liabilities increased by $14.3 million and $6.0 million for the nine months ended December 31, 2002 and 2001 primarily due to increases in our accrued employee compensation for employee withholding taxes payable and provisions for expenses.

      The increase in unearned revenues was $8.0 million for the nine months ended December 31 2002. We had a decrease of $1.4 million for the nine months ended December 31, 2001. These changes resulted primarily from advance client billings on fixed-price, fixed-timeframe contracts for which related costs were not yet incurred. The proportion of fixed-price, fixed-timeframe contracts under which we were entitled to bill clients in advance increased to 36.4% for the nine months ended December 31, 2002 from 30.7% for the nine months ended December 31, 2001.

      Net cash used in investing activities was $35.8 million and $66.1 million for the nine months ended December 31, 2002 and 2001. Net cash used in investing activities related to our acquisition of additional property, plant and equipment for the nine months ended December 31, 2002 and 2001 was $26.8 million and $60.0 million. Additionally, we acquired intangible assets in the amount of $4.1 million and made loans to employees in the amount of $5.0 million during the nine months ended December 31, 2002. During the nine months ended December 31, 2001, cash used in investing activities also included loans made to employees of $4.2 million and purchase of investments in the amount of $2.2 million.

      Net cash used in financing activities for the nine months ended December 31, 2002 was $21.8 million, primarily comprised of $10.0 million of cash raised by the issuance of preferred stock by our subsidiary, offset by dividend payments of $34.0 million. Net cash used in financing activities for the nine months ended December 31, 2001 was $22.7 million primarily comprised of dividend payments. As of December 31, 2002, we had contractual commitments for capital expenditure of $19.9 million.

Reconciliation between Indian and U.S. GAAP

      All financial information in this prospectus is presented in U.S. GAAP, although we also report for Indian statutory purposes under Indian GAAP. There are material differences between financial statements prepared in Indian and U.S. GAAP. The material differences that affect us are primarily attributable to U.S. GAAP requirements for the:

•	accounting for stock-based compensation;

•	consolidation of majority owned subsidiaries;

•	provision for investments acquired through a non-cash transaction; and

•	accounting of foreign exchange forward contracts.

Reconciliation of Net Income

	Nine Months Ended December 31,

	2001	2002

Net profit as per Indian GAAP	$125,928,351	$143,642,214
Amortization of deferred stock compensation expense	(3,745,554)	(3,731,844)
Loss of consolidated subsidiary	—	(808,680)
Forward contracts — mark to market	—	696,227
Provision for investments	—	2,000,000

Net income per U.S. GAAP	$122,182,797	$141,797,917

Quantitative and Qualitative Disclosures About Market Risk

General

      Market risk is the loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market sensitive financial instruments including foreign currency receivables and payables.

      Our exposure to market risk is a function of our borrowing activities and revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss. Most of our exposure to market arises out of our foreign currency accounts receivable.

Risk Management Procedures

      We manage market risk through treasury operations. Treasury operation’s objectives and policies are approved by senior management and our audit committee. The activities of treasury operations include management of cash resources, implementing hedging strategies for foreign currency exposures, borrowing strategies, if any, and ensuring compliance with market risk limits and policies.

Components of Market Risk

Our Exposure to Market Risk Arises Principally from Exchange Rate Risk

      Exchange Rate Risk. Our exposure to market risk arises principally from exchange rate risk. Even though our functional currency is the Indian rupee, we transact a major portion of our business in foreign currencies, particularly the U.S. dollar. The exchange rate between the rupee and the dollar has changed substantially in recent years and may fluctuate substantially in the future. For the nine months ended December 31, 2002, and in fiscal 2002 and 2001, our U.S. dollar denominated revenues represented 88%, 87.3% and 89.6% of our total revenues. Our exchange rate risk primarily arises from our foreign currency revenues, receivables and payables. We have sought to reduce the effect of exchange rate fluctuations on our operating results by purchasing foreign exchange forward contracts to cover a portion of outstanding accounts receivable. As of December 31, 2002 and 2001, we had outstanding forward contracts in the amount of $100.0 million and $20.0 million. These contracts typically mature within three months, must be settled on the day of maturity and may be cancelled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market exchange rate on the date of cancellation. We use these instruments only as a hedging mechanism and not for speculative purposes. We may not purchase contracts adequate to insulate ourselves from foreign exchange currency risks. In addition, any such contracts may not perform adequately as a hedging mechanism. We may, in the future, adopt more active hedging policies, and have done so in the past.

      Fair Value. The fair value of our market rate risk sensitive instruments approximates their carrying value.

Recent Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables applicable for fiscal periods beginning after June 2003. This issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting, where the deliverables (the revenue generating activities) are sufficiently separable and have standalone value to the customer. It is also necessary that there exists sufficient evidence of fair value to separately account for some or all of the deliverables. We believe that the adoption of the consensus will not have a material impact on our revenue recognition policies as the accounting for the revenue from a significant portion of our service offerings is governed by higher level GAAP literature.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others. The adoption of the interpretation did not have a material impact on our accounting or disclosure policies.

      In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure: An amendment of FASB Statement No. 123. This Statement amends SFAS 123, Accounting for Stock-Based compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method sued on reported results. The disclosure provisions of SFAS 148 are applicable for fiscal periods beginning after December 15, 2002. We continue to account for our fixed plan stock options under the recognition and measurement principles of APB Option No. 25, Accounting for Stock Issued to Employees, and related Interpretations. We have adopted the disclosure provisions of SFAS 148 for the quarter ended December 31, 2002.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51, that applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We do not expect any impact upon adoption of this interpretation.

Critical Accounting Policies

      We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

      We prepare financial statements in conformity with U.S. GAAP which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We primarily make estimates related to contract costs expected to be incurred to complete development of software, allowances for doubtful accounts receivable, our future obligations under employee retirement and benefit plans, useful lives of property, plant and equipment, future income tax liabilities and contingencies and litigation.

      We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Certain of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, as well as accounting for income taxes. Our accounting policy and related procedures for revenue recognition on such contracts and on income taxes are set out below.

Revenue Recognition

      We derive our revenues primarily from IT services and licensing of software products. We make and use significant management judgments and estimates in connection with the revenue that we recognize in any accounting period. Material differences may result in the amount and timing of our revenue for any period, if we made different judgments or utilized different estimates.

      We enter into contracts for software services with clients either on a time-and-material basis or on a fixed-price, fixed-timeframe basis. Such contracts require us to deliver software that involves significant production, modification or customization. We therefore apply the provisions of Statement of Position, or SOP 97-2, “Software Revenue Recognition,” as amended, read together with certain provisions of SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” and Accounting Research Bulletin 45, “Long-Term Construction-Type Contracts and Certain Production-Type Contracts,” in recognizing revenue arising from such contracts for software services. For contracts that are entered into on a time and material basis, we recognize revenue as the related services are rendered. For contracts that are entered into on a fixed-price, fixed-timeframe basis, we recognize revenue under the percentage-of-completion method. This is because we believe that estimates of costs to complete and extent of progress toward completion of such contracts are reasonably dependable. We estimate the percentage-of-completion based on the ratio of efforts performed to date to estimated total efforts at completion.

      Clients with whom we have entered into contracts for software services on a fixed-price, fixed-timeframe basis are provided with a fixed-period warranty for correction of errors and telephone support. We accrue for costs associated with such support services at the time related revenues are recorded based on our historical experience.

      We also earn fees from clients for the license of software products. We apply the provisions of SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software products. In accordance with SOP 97-2, we recognize license fee revenues when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable, and the collection of the fee is probable. At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. We assess collection based on a number of factors, including the creditworthiness of the client. We also provide other services in conjunction with such licensing arrangements. In such cases, we allocate the total revenue from such contracts to each component of the contract using the residual method. Under this method, we defer revenue for the undelivered services and recognize only the residual amounts as revenue for delivered elements.

      We recognize revenue for maintenance services ratably over the term of the underlying maintenance agreement, generally 12 months. We earn revenues from client training, support, and other services related to the license of software products, which is generally recognized as these services are performed. In certain instances, we receive advances for software development services and products. We report such amounts as client deposits until all conditions for revenue recognition are met.

Income Taxes

      As part of our financial reporting process, we are required to estimate our liability for income taxes in each of the tax jurisdictions in which we operate. This process requires us to estimate our actual current tax exposure together with an assessment of temporary differences resulting from differing treatment of items, such as depreciation on property, plant and equipment, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet.

      We face challenges from domestic and foreign tax authorities regarding the amount of current taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. Based on our evaluation of our tax position and the information presently available to us, we believe we have adequately accrued for probable exposures as of December 31, 2002. To the extent we are able to prevail in matters for which accruals have been established or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted.

      Our deferred tax assets comprise assets arising from basis differences in depreciation on property, plant and equipment, investments for which the ultimate realization of the tax asset may be dependent on the availability of future capital gains, and provisions for doubtful accounts receivable. We assess the likelihood that our deferred tax assets will be recovered from future taxable income. This assessment takes into consideration tax planning strategies, including levels of historical taxable income and assumptions regarding the availability and character of future taxable income over the periods in which the deferred tax assets are deductible. We believe it is more likely than not that we will realize the benefits of those deductible differences, net of the existing valuation differences at December 31, 2002. The ultimate amount of deferred tax assets realized may be materially different from those recorded, as influenced by potential changes in income tax laws in the tax jurisdictions where we operate.

      To the extent we believe that realization of a deferred tax asset is not likely, we establish a valuation allowance or increase this allowance in an accounting period and include an expense within the tax provision in our statements of income. As of December 31, 2002 and 2001 and March 31, 2002, we recorded valuation allowances of $0.1 million, $0.5 million and $0.7 million due to uncertainties related to our ability to utilize some of our deferred tax assets comprising provisions for doubtful accounts receivable. In the event that actual results differ from these estimates of valuation allowance or if we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

BUSINESS

Company Overview

      We are a leading global IT services company. We provide end-to-end business solutions that leverage technology thus enabling our clients to enhance business performance. Our solutions span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration, and package evaluation and implementation. In addition, we offer software products for the banking industry and we also offer BPM services.

      We use a distributed project management methodology that we refer to as our GDM. We divide projects into components that we execute simultaneously at client sites and at our geographically dispersed development centers in India and around the world. Our GDM allows us to efficiently execute projects across time zones and development centers, thereby optimizing our cost structure. The combination of our exceptional IT professionals, commitment to client satisfaction, and the scalable infrastructure of our GDM enables us to offer our clients high quality, cost-competitive solutions with reduced delivery times.

      Our sales, marketing and business development groups target clients by specific geography and industry. We serve clients in the financial services, manufacturing, telecommunications, and retail industries, as well as the utilities and logistics industries. Some representative clients in our core industries include Aetna, Inc., Cisco Systems, Inc., Fidelity Employer Services Company, IKON Office Solutions, Inc., J.C. Penney Company, Inc. and Nordstrom, Inc. Our focus on specific industries provides us with the ability to customize our service offerings to reflect an understanding of the marketplaces in which our clients operate. For the nine months ended December 31, 2002, 93.7% of our revenues came from repeat business.

      Our reputation as a leader in the IT services industry enables us to recruit and retain the best available talent in India. We are committed to remaining among the industry’s leading employers. In recognition of our efforts, for the calendar years 2001 and 2002, Hewitt Associates and Business Today selected us as the “Best Employer in India,” and the Dataquest-IDC India Human Resources Survey 2002 ranked us “IT’s Best Employer.” In a 2002 survey conducted by PricewaterhouseCoopers for the Financial Times, we were ranked among the top fifty companies in the world that create the most value for their shareholders and demonstrate the most integrity.

      We were founded in 1981 and are headquartered in Bangalore, India. We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. Our revenues grew from $121.0 million in fiscal 1999 to $545.1 million in fiscal 2002, representing a compound annual growth rate of 65.2%. Our net income grew from $17.5 million after a one-time stock compensation expense, to $164.5 million during the same period, representing a compound annual growth rate of 111.0%. For the nine months ended December 31, 2002 we had revenues and net income of $537.8 million and $141.8 million. Between December 31, 1999 and December 31, 2002 our total employees grew from approximately 5,000 to approximately 14,000, representing a compound annual growth rate of 41.2%.

Industry Overview

Current Global Dynamics in IT

      The role of IT has evolved from supporting enterprises to transforming them. To succeed in this transformation, corporations must respond rapidly to market trends, create new business models and drive productivity gains. In this dynamic, competitive environment, decisions with respect to technology have become increasingly important. Additionally, multiple technology platforms and an enhanced emphasis on security and back-up facilities have increased the complexity and cost of IT systems, resulting in greater IT-related risks for corporations. This increased complexity, cost and risk has created a growing need for specialists with experience in leveraging technology to help drive business strategy.

      Due to the global economic downturn in 2001 and 2002 corporations have reduced their IT budgets. In October 2002, the Gartner 2002 IT Spending and Staffing Survey estimated that worldwide IT spending would decline 7% in 2002 and remain constant in 2003. Reflecting the macroeconomic environment, Chief Information Officers, or CIOs, are increasingly focusing on optimizing operating costs, closely managing discretionary IT spending and achieving defined returns on investment. As a means of achieving these objectives, corporations are redirecting their IT spending towards upgrading and leveraging prior IT investments and are increasingly outsourcing their IT requirements. Outsourcing enables corporations to optimize their IT related cost structures by converting a portion of their fixed costs to variable costs.

      Despite the cautious approach towards IT spending, corporations recognize that technology remains a critical source of competitive advantage. As a consequence, the longer-term growth prospects for outsourced IT services remain positive. In November 2002, Gartner Dataquest projected that the global IT services market will grow from $557 billion in 2002 to $737 billion in 2006, representing a compound annual growth rate of approximately 7%.

Increasing Trend Towards Offshore IT Services

      Faced with an increased strategic reliance on IT and a difficult economic environment, corporations are looking at alternatives such as offshore IT services that deliver a definitive cost-value benefit. Offshore vendors are growing in recognition and sophistication and are becoming mainstream. An increasing number of requests for proposals require significant detail about the IT services providers’ offshore capabilities. As a result, over the last few years, a large number of global technology and IT services companies have begun to incorporate offshore operations into their own business models.

      According to a Gartner report published in August 2002, 79% of large U.S. corporations are currently engaged in offshore outsourcing while the remaining 21% plan to engage in offshore outsourcing within the subsequent 12 months. The report cited the following criteria for selecting service providers as their offshore outsourcing partner: maturity of offshore services process and methodology, cost, quality of resources, speed to delivery, project management capabilities, business process expertise and certifications.

The India Advantage

      India has established itself as the premier destination for offshore services. In August 2002, a Gartner report observed that India was ranked as the primary country for supplying offshore IT services by more than 70% of large U.S. corporations surveyed, while the next highest ranked country was preferred by 10% of the corporations surveyed. Additionally, the NASSCOM-McKinsey Report 2002, or the NASSCOM-McKinsey Report, estimated that the Indian IT services export, as well as the product and technology services, markets will grow from $7 billion in 2002 to $36 billion in 2008.

      There are several key factors contributing to this growth.

      High Quality Delivery. According to Carnegie Mellon University, as of October 2002, 50 of 74 high-maturity organizations choosing to list themselves as organizations with SEI-CMM Level 5 certification, the highest level of certification, are based in India. SEI-CMM is the Software Engineering Institute’s Capability Maturity Model developed by the Carnegie Mellon University, which assesses organizations’ quality of management system processes and methodologies.

      Significant Cost Benefits. Based on the NASSCOM-McKinsey Report, in 2002 U.S. and U.K. companies could expect total savings of 40% to 60% by utilizing offshore processes due to the differential in wages paid by U.S. and U.K. companies as compared to their Indian counterparts.

      Abundant Skilled Resources. According to the NASSCOM-McKinsey Report, in 2002 India graduated over 130,000 degree/ diploma level students in IT-related fields from over 900 colleges across the country.

      The factors listed above also make India a premier destination for other services such as IT-enabled services, which we refer to as BPM. Industry analysts have observed that BPM services of leading offshore IT service providers have strong prospects for growth given the providers’ experience, proven track record and breadth of client relationships. According to the National Association of Software and Service Companies, the IT-enabled services export market is expected to grow to over $21 billion by 2008.

      While these advantages apply to a majority of companies that operate with offshore capabilities in India, we believe that there are additional factors critical to the successful creation of a sustainable and scalable IT services business. These include abilities to:

•	effectively integrate onsite and offshore execution capabilities to deliver seamless, scalable services;

•	increase depth and breadth of service offerings to provide a one-stop solution in an environment where corporations are increasingly reducing their number of IT services vendors;

•	leverage in-house industry expertise to customize business solutions for clients;

•	attract and retain high quality IT professionals; and

•	maintain financial strength to make strategic investments in human resources and physical infrastructure throughout business cycles.

      Furthermore, clients are requesting that IT services firms provide a full range of services to minimize the risk of technology implementation in meeting their business objectives. Firms that provide individual components of solutions typically have less meaningful client relationships and are vulnerable to shifts in technology or client preferences.

Our Competitive Strengths

      We believe our competitive strengths include:

      Innovation and Leadership. We are a pioneer in the Indian IT services industry. In addition to being rated as the employer of choice in India, we have been the first to achieve a number of significant milestones that have solidified our reputation in the marketplace. For example, we were one of the first Indian companies to develop and deploy a global delivery model, attain SEI-CMMI Level 5 certification, the highest level of certification available, for both offshore and onsite operations, comply with the quarterly certification requirements of the U.S. Sarbanes-Oxley Act of 2002, introduce campus-style development centers, list on a U.S. stock exchange, report Indian GAAP quarterly audited financial statements and adopt U.S. GAAP accounting.

      Mature Global Delivery Model. We believe our highly evolved GDM represents a key competitive advantage. Over the past decade, we have developed our onsite and offshore execution capabilities to deliver high quality, scalable services. In doing so, we have made substantial investments in our process, infrastructure and systems, and refined our GDM to effectively integrate onsite and offshore services. Our GDM enables clients to achieve operating efficiencies and realize significant cost savings, while receiving seamless, high quality solutions in reduced timeframes.

      Comprehensive and Sophisticated End-to-End Solutions. We offer a suite of comprehensive, end-to-end technology-based solutions that span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration and package evaluation and implementation. Through our domain competency group and software engineering and technology lab, we research and engineer new solutions for our clients. We have a well-defined methodology to update and extend our service offerings to meet the evolving needs of the global marketplace. By offering comprehensive, end-to-end solutions we capture a greater share of our clients’ IT budgets, extend our network of relationships, broaden our dialogue with key decision makers within each client, increase the points of sale for developing new clients and reduce our service-mix concentration.

      Commitment to Superior Quality and Process Execution. We maintain a high level of client satisfaction through superior processes and seamless delivery across multiple locations. Over time, we have developed, and rigorously continue to practice, a sophisticated project management methodology to ensure timely, consistent and accurate delivery of solutions to our clients. We are certified at SEI-CMMI Level 5.

      Long-Standing Direct Client Relationships. We have long-standing relationships with large multi-national corporations across a variety of industries. We assume full project management responsibility and typically do not accept subcontracted assignments from other IT services providers. Our track record of delivering high quality solutions across the entire software life cycle and our strong industry expertise helps us to solidify these relationships and gain increased business from our existing clients. As a result, we have a history of client retention and derive a significant proportion of revenues from repeat clients. Approximately 46.6% of our top 100 clients by revenue in the nine months ended December 31, 2002 have been clients in successive years since fiscal 1998.

      Ability to Scale. Our ability to successfully manage growth by recruiting, training and rapidly deploying new professionals and investing in infrastructure is a significant competitive strength. Our scalable network of GDCs provides us the ability to rapidly deploy resources and execute new projects. Our strong financial position allows us to make the required investments in infrastructure and personnel to continue to grow our business. These factors allow us to bid for and execute large-scale, long-term projects in an efficient and cost-competitive manner.

      Employer of Choice. Our reputation as a leader in the IT services industry enables us to attract and retain the best available talent in India. We have a presence in eight major cities throughout the country, which allows us to recruit IT professionals with specific geographic preferences. Our training programs ensure that new hires enhance their skills in alignment with our requirements and are readily deployable upon completion of their training programs. Our lean organizational structure and strong unifying culture facilitate the sharing of knowledge and best practices among our employees.

Our Strategy

      We seek to further enhance our position as a leading global IT services company. To achieve this goal, we focus on the following key elements of our strategy:

      Continue to Enhance our Solution Set. We seek to continually enhance our portfolio of solutions as a means of developing and growing our business. To differentiate our services and achieve recognition as a leading provider of comprehensive solutions we focus on emerging trends, new technologies, specific industries and pervasive business issues that confront our clients. This enables us to better service our clients, thereby increasing our penetration of existing clients and gaining new clients. Over the past three years we have added new service offerings such as IT consulting, BPM, systems integration and ITO.

      Increase Business from Existing and New Clients. Our goal is to build enduring relationships with both existing and new clients. With existing clients, we aim to expand the nature and scope of our engagements by increasing the size and number of projects and extending the breadth of our service offerings. For new clients, we seek to provide value-added solutions by leveraging our in-depth industry expertise. We manage first-time engagements by educating clients about the offshore model, taking on smaller projects to minimize client risk and showcasing our superior execution capabilities. We also plan to increase our recurring business with our existing and new clients by selling re-engineering, maintenance, ITO and BPM services which are long-term in nature and require frequent client contact.

      Expand Into New Regions. We seek to diversify our presence in select geographic locations throughout North America, Europe and the Asia Pacific region in order to enhance our ability to service client needs on a global basis. We plan to accomplish this by establishing new sales and marketing offices, representative offices and GDCs and by providing services to existing clients in new geographies. We intend to increase our presence in China through our recently established representative office in Beijing and use our operations there to eventually support clients in the local market, our global clients and clients in the Asia Pacific region. Additionally, as a means of mitigating geographic risks, we expect to establish a business continuity and disaster recovery center in Mauritius by the third calendar quarter of 2003.

      Enhance Brand Visibility. We intend to continue to invest in the development of our premium brand identity in the marketplace. Such efforts include media and industry analyst events, sponsorship of and participation in targeted industry conferences, trade shows, recruiting efforts, community outreach and investor relations. We plan to expand the use of Milan, our annual multi-client retreat in North America and Europe. We have also instituted the Wharton Infosys Business Transformation Award, offered jointly with the Wharton School at the University of Pennsylvania. We believe that a strong Infosys brand will continue to facilitate the lead generation process and enhance our ability to attract talented personnel globally.

      Pursue Alliances and Strategic Acquisitions. We intend to continue to develop alliances that complement our core competencies. Our alliance strategy is targeted at leading technology providers, which allows us to take advantage of emerging technologies in a mutually beneficial and cost-competitive manner. We also intend to pursue selective acquisitions that augment our existing skill sets, industry expertise, client base or geographical presence.

      While we continue to pursue our business strategies, we intend to maintain our focus on scaling our operations by investing in physical and technological infrastructure, retaining our status as a preferred employer by continuing to invest in recruiting, training and maintaining a challenging work environment and by increasing productivity.

Our Global Delivery Model

      One of our significant competitive strengths is our GDM that enables us to derive maximum benefit from:

•	access to our large pool of highly skilled IT professionals;

•	a 24-hour execution capability across multiple time zones;

•	the ability to accelerate delivery times of large projects by simultaneously processing project components;

•	physical and operational separation of client projects to provide enhanced security;

•	cost competitiveness across geographic regions;

•	built-in redundancy to ensure uninterrupted services; and

•	a knowledge management system that enables us to reuse solutions where appropriate.

      Our GDM allows us to produce where it is most cost effective and sell services where it is most profitable. In a typical offshore development project, we assign a team of IT professionals to visit a client’s site to determine the scope and requirements of the project. Once the initial specifications of the project have been established, our project managers return to the relevant GDC to supervise a larger team of IT professionals dedicated to the development or implementation of the solution. Typically, a small team remains at the client’s site to manage project coordination and address changes in requirements as the project progresses. Teams return to the client’s site when necessary to ensure seamless integration. To the extent required, a dedicated team provides ongoing maintenance from our GDCs. The client’s systems are linked to our facilities enabling simultaneous processing in our GDCs. Our model ensures that project managers remain in control of execution throughout the life of the project regardless of location. For the past 11 years, we have successfully executed projects at our GDCs for our clients located in North America, Europe and Asia. Approximately 67.0% of the total billed person months during the nine months ended December 31, 2002 was performed at our GDCs in India, and the balance of the work was performed at client sites and our GDCs located outside India.

      We have two types of GDCs: proximity development centers, or PDCs, and offshore software development centers, or OSDCs. Our PDCs are typically located regionally for projects that require proximity to the client for execution. We currently have nine PDCs, six located in the United States and three located internationally in London, Melbourne and Tokyo. We have 17 OSDCs, 16 of which are located in eight cities in India and the remaining OSDC is located in Toronto.

      Our quality control processes and programs are designed to minimize defects and ensure adherence to pre-determined project parameters. Additionally, software quality advisors help individual teams establish appropriate processes for projects and adhere to multi-level testing plans. The project manager is responsible for tracking metrics including actual effort spent versus initial estimates, project budgeting and estimating the remainder of efforts required on a project.

      Our GDM mitigates client risks associated with offshore IT services. For our communications needs we use multiple service providers and a mix of satellite and optical fiber links with alternate routing. In India, we rely on two telecommunications carriers to provide high-speed links inter-connecting our GDCs. Internationally, we rely on multiple satellite links to connect our Indian GDCs with network hubs in other parts of the world. Our significant investment in redundant infrastructure permits us to provide uninterrupted service to our clients. We are also in the process of establishing a business continuity and disaster recovery center in Mauritius. Once this facility is fully operational, we expect to be able to transfer the execution of a portion of our business activities rapidly from our Indian GDCs to Mauritius.

Our End-to-End Solutions

      We provide end-to-end business solutions that leverage technology thus enabling our clients to enhance business performance. Our solutions span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration, and package evaluation and implementation. In addition, we offer software products for the banking industry and we also offer BPM services.

      In each of our solution offerings we assume full project management responsibility and typically do not accept subcontracted assignments from other IT services providers. We strictly adhere to our SEI-CMMI Level 5, internal quality and project management processes. We have a knowledge management system to enable reuse of solutions across our company where appropriate and have developed in-house tools for project management and software life cycle support. These processes, methodologies, knowledge management systems and tools reduce the overall cost to the client and enhance the quality and speed of delivery.

      When required we complement our industry expertise with specialist support using our domain competency group and software engineering and technology lab to create customized solutions for our clients. In addition, we continually evaluate and train our professionals in new technologies and methodologies. Finally, we ensure the integrity of our service delivery by utilizing our scalable, redundant and secure infrastructure.

      Our engagements generally include more than one of the solutions listed below. Revenues attributable to custom application development, maintenance and production support, software re-engineering, package evaluation and implementation and IT consulting services represented a majority of our total revenues for the nine months ended December 31, 2002.

Custom Application Development

      We provide turnkey software development for clients, such as developing new applications and creating and enhancing the functionalities of existing applications. Projects vary in size and duration and are increasingly entered into on a fixed-price, fixed-timeframe basis. Each project typically involves all aspects of the software development process, including consulting, defining, prototyping, designing, developing running pilots, programming, testing, installation and maintenance. We perform system design, software coding, system testing and performance testing primarily at our GDCs, while transition planning, user training and deployment activities are performed at the client’s site. Our application development services span the entire range of mainframe, client server and Internet technologies. An increasing proportion of our applications development engagements are related to emerging platforms such as Microsoft’s .NET or open platforms such as J2EE.

      As an example, a leading insurance broker, due to multiple acquisitions, had several disparate legacy systems that created inconsistencies in its customer and product data. Over a 20 month period, our team of over 80 professionals replaced these systems with a new commercial brokerage policy management and accounting software solution. This solution provides an integrated unified view for over 10,000 users across all of our client’s 70 offices in the United States.

Maintenance and Production Support

      We provide maintenance services on large mission critical software systems that cover a wide range of technologies and businesses. Our consultants take a proactive approach to software maintenance, focusing on service levels and on preventive maintenance. This approach, coupled with our quality processes, allows our clients to continually reduce recurring maintenance costs. While we perform most of the maintenance work at our GDCs using secure and redundant communication links to our client’s systems, we also maintain a team at the client’s facility to coordinate certain key interface and support functions. Our approach to application management and support is focused on stringent service level agreements that are frequently linked to our clients’ commitments to their end customers.

      As an example, a leading insurance and benefits provider was facing difficulties in maintaining its existing legacy systems while simultaneously developing its new Internet-based system. We rapidly assumed the client’s in-house responsibilities and currently have over 350 professionals across several projects providing maintenance, enhancement and support services for over 50 applications and 20,000 users covering mainframe, client server and Internet technologies.

Software Re-engineering

      Our re-engineering services assist clients in adopting new technologies and extending the life of existing systems that are rich in functionality. We identify new platforms for our clients and re-engineer and migrate our clients’ existing applications to those platforms. Typically, re-engineering services include web enabling, database migration, product upgrades, application integration and platform migrations such as mainframe to client-server and client-server to Internet platforms. For clients with extensive proprietary software applications, implementing these services requires rewriting and testing millions of lines of software code. As with our other services, we have developed frameworks and methodologies that govern the planning, execution and testing of the software re-engineering process. We use custom developed, as well as off-the-shelf, tools to achieve significant productivity gains and cost savings for our clients.

      As an example, a leading computer manufacturing firm had a large, disparate installed base of legacy systems which needed to be re-engineered to open systems with newer technologies. Our team of over 150 professionals re-engineered a suite of applications from several legacy systems such as VAX/VMS, AS/400 and IBM mainframes running on Ingres, Sybase and DB2 databases, to new generation systems such as RS6000/AIX running on Oracle database and Holos OLAP tool. Our solution provides a unified, enterprise-wide platform for over 50 applications for 10,000 users spread across North America, Europe, and Asia.

Package Evaluation and Implementation

      We offer package evaluation, implementation, upgrades, training and support services. We specialize in solutions for enterprise resource planning, or ERP, for applications including JD Edwards, Oracle, PeopleSoft, Retek and SAP; supply chain management, or SCM, for applications including i2, Manugistics and Oracle; customer relationship management, or CRM, for applications including PeopleSoft (Vantive) and Siebel; and enterprise application integration, or EAI, for applications including MQ Series, SeeBeyond and TIBCO. Our engagements cover a broad range of industries such as automotive, beverages, financial services, food, healthcare, manufacturing, media, pharmaceuticals, retail, technology and telecommunications.

      As an example, a leading semiconductor manufacturer based in Japan required greater operational flexibility and improved supply chain visibility. Over a period of 18 months we implemented a global order management and material planning solution that provided our client with visibility into orders from subsidiaries across the world and enabled our client to respond in real time. This solution was implemented using i2 for supply chain planning and Oracle applications for supply chain execution. We implemented our solution using over 100 professionals across Asia, Europe and the United States.

IT Consulting

      We offer consulting solutions that focus on defining, optimizing and aligning client businesses with their IT strategies. Our consultants have a broad mix of functional and industry expertise. They lead engagements by working together with client executives to develop innovative e-commerce and technology related strategies and solutions. These solutions enable our clients to benefit from emerging technologies to offer new products and services to their customers.

      We offer IT consulting in the following areas:

•	e-business, which includes e-business strategies and solutions and e-commerce road-map definition;

•	program management, which includes migration planning, institutionalized implementation and overall project management involving multiple vendors under a common architecture;

•	ERP, which includes supply chain solutions integrated with front-end e-commerce and CRM applications; and

•	IT infrastructure assessment, which includes assessing IT capabilities against current and future business requirements, and recommending appropriate technology infrastructure.

      As an example, a mid-sized mortgage services provider in the United States needed assistance in restructuring its processes and systems for loan origination and servicing operations. Over an 11 month period, our team of over 70 professionals made several recommendations and redesigned the client’s core business processes and systems architecture for these operations. The client claims this engagement resulted in enhanced efficiencies and recurring cost savings. As a result of having closely understood its core operations, we were engaged by the client for developing a custom application for its new post-funding system and have recently announced a five year BPM contract for providing the client with outsourced mortgage loan processing services.

Other Solutions

      We have been expanding the nature and scope of our engagements by extending the breadth of services we offer. We have recently added new service offerings including: testing services, engineering services, business process management, systems integration and IT outsourcing. These services are expected to represent a growing percentage of our total revenues, but currently represent a less significant percentage of our total revenues. We cannot be certain that these service offerings will effectively meet client needs or that these services will grow as a percentage of our revenues.

      Testing Services. We offer independent testing and validation solutions to address the strategic and tactical needs of our clients. Our validation services include functional, usability, compatibility, internationalization and compliance testing to address the common testing needs of organizations with an emphasis on offshore-based solutions. Our validation services team members are well trained in several test management tools such as Win Runner and Load Runner from Mercury Interactive, WebLoad from RadView and Rational Software’s suite of products. Solutions are delivered from our testing lab based in Bangalore. These services are extensively automated to address the strategic needs of our clients such as reducing the total cost of ownership and increasing tester independence.

      As an example, a leading retailer in the United States needed to migrate its systems to new point-of-sale networks, applications and devices. Our team of professionals spent over 50 person-months and developed and executed a performance test strategy for the client’s new systems that had a complex heterogeneous architecture involving mainframe, client server, Internet and point-of-sale devices. Our solution required enterprise-wide modeling of performance and the testing of over 20 applications for the client’s network of 150 retail stores with over 14,000 point-of-sale devices across the United States.

      Engineering Services. We offer engineering services that assist clients in product development and management of product life cycles in the following areas:

•	Design and development of mechanical systems and subsystems for the automotive, aerospace and heavy equipment industries using sophisticated CAD/ CAM/ CAE technologies.

•	Implementation of product life cycle management solutions.

•	Design and development of embedded software solutions in the areas of automotive electronics, avionics and industrial automation.

      As an example, a leading global supplier of automotive seating systems and interiors needed to reduce cost and cycle time in the design of automotive seating systems. Our team of professionals employed advanced techniques in mathematics, structural mechanics, finite element analysis, iterative design, and simulation.

      Business Process Management. We offer BPM services through our majority-owned subsidiary, Progeon Limited, that include developing a customized outsourcing strategy with a focus on reducing client risk, planning, implementing and managing business processes. In June 2002, we and Citicorp International Finance Corporation invested an aggregate of $12.5 million in Progeon. We purchased 12,250,000 preference shares for $2.5 million and Citicorp purchased 4,375,000 equity shares for $10.0 million. A second tranche investment by both us and Citicorp of an additional $12.5 million is expected to occur by June 2003. With these investments, Progeon intends to become a global company which will leverage our client relationships and existing expertise in providing remote managed services. Progeon addresses the customer relationship management, finance and accounting, administration and sales order processing functions and focus on the following areas:

•	banking, including credit and debt services, check processing, loan servicing, collections, customer account management and treasury operations management;

•	insurance and health care, including policy owner services, claims processing, transaction and reinsurance accounting, statutory and regulatory reporting, annuities processing and benefits administration; and

•	securities and brokerages, including client account management and corporate actions.

      As an example, for a large global telecommunications equipment manufacturer, we deliver extensive sales order processing services. Our services include order capture and validation, performing credit checks and monitoring credit utilization, determining discount levels, order finalization and entry as well as monitoring and updating orders for rejections, cancellations and amendments. Our operations as well as our 200 professionals on this engagement are fully integrated with our clients data and fax server networks on a real-time, 24 hour basis.

      Systems Integration. We offer comprehensive systems integration services that manage and deliver integrated solutions to our clients across multiple platforms. Our services include the development of architecture, procurement of various hardware and software products, development of additional software, training and the management of programs, vendors and consortiums. We install our solution, convert all necessary data, perform acceptance testing and put the system into operation. We also integrate the solution with existing back-office legacy systems to enable clients’ computer-based applications to operate seamlessly with maximum security.

      As an example, an affinity programs company, needed an affordable, customized, secure and scalable system to provide online access to its customers. This system required real-time integration for seamless transfer of complete and current customer information. Over a period of 18 months, our team of over 20 professionals provided a solution that included strategy and process consulting, product evaluation, architecture design and development and environment design to address security, performance testing and redundancy issues. In addition, we designed and implemented the optimal hosting model, selected the hosting vendor, formulated service level agreements and the infrastructure change management process, and provided post implementation support.

      IT Outsourcing. Our ITO services include management and operation of a client’s IT infrastructure. This service offering increases our clients’ competitiveness in their respective markets while providing them access to technology and strategies that helps them retain their competitive edge. Our ITO services including data center management, technical support services and application management services are delivered from our global management network and data operations center in Bangalore, India and our proximity development centers in the United States. We also have a comprehensive support system to monitor and manage trouble-tickets recorded through system agent alerts, telephone calls, e-mails or faxes.

      As an example, a leading network products company in the United States wanted to outsource its complete IT infrastructure management services. We took over the responsibilities of network and security management, server and desktop management and enterprise application management and currently provide several services including system administration, database management, network management and desktop support. The systems are managed from a centralized location and cover a large network of 17 locations across the United States.

     Banking Software Products

      Our core banking solutions serve a broad range of the technology requirements of our clients. The offerings are designed to enhance our clients’ ability to retain customers, increase their revenue opportunities and create new competitive advantages. Our principal banking products and solutions are the FinacleTM suite of products and professional services.

      FinacleTM Suite of Products. Our suite of software products include Finacle Core Banking, Finacle eChannels, Finacle eCorporate, Finacle CRM and Finacle Treasury. These products cover transaction requirements, integrated lines of business products, channel integration, channel management and customer access management for retail, corporate and trade banks. We granted 16 licenses to eight clients for our products over the nine months ended December 31, 2002.

      Professional Services. Our services complement our product suite and include implementation, customization, support, consulting, training and documentation.

Our Clients

      We market our services to large corporations in North America, Europe and the Asia Pacific Region. We have a strong market presence in North America and a growing presence in Europe. Our revenues for the nine months ended December 31, 2002 and for the last three fiscal years by geographic area are as follows:

	Fiscal
				Nine Months Ended
	2000	2001	2002	December 31, 2002

North America	78.0%	73.5%	71.2%	73.5%
Europe	14.8%	18.8%	19.5%	17.3%
India	1.4%	1.4%	2.0%	1.8%
Rest of the World	5.8%	6.3%	7.3%	7.4%

Total	100.0%	100.0%	100.0%	100.0%

      We have in-depth expertise in the financial services, manufacturing, telecommunications, and retail industries, as well as, to a lesser extent, the utilities and logistics industries. Our revenues for the nine months ended December 31, 2002 and for the last three fiscal years by market segment are as follows:

	Fiscal
				Nine Months Ended
	2000	2001	2002	December 31, 2002

Financial Services	30.0%	33.7%	36.6%	37.8%
Manufacturing	23.0%	17.9%	17.2%	17.0%
Telecommunications	15.4%	18.5%	15.6%	14.7%
Retail	10.6%	9.1%	12.3%	11.5%
Others (primarily Utilities and Logistics)	21.0%	20.8%	18.3%	19.0%

Total	100.0%	100.0%	100.0%	100.0%

      For the nine months ended December 31, 2002, some of our top clients by revenue were:

Aetna Inc. American Express Financial Advisors, Inc. American Express Travel Related Services Company, Inc. Belgacom SA Cisco Systems, Inc.	Fidelity Employer Services Company Goldman, Sachs & Co. IKON Office Solutions, Inc. J. C. Penney Company, Inc. Nordstrom, Inc.

      Our top 20 clients represented 54.6% of our revenues for the nine months ended December 31, 2002. For the nine months ended December 31, 2002 and for fiscal 2002 and 2001, our largest client accounted for approximately 5.9%, 6.1% and 7.3%, respectively, of our total revenues. The volume of work we perform for specific clients is likely to vary from year to year, particularly since we are not the exclusive external IT services provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. However, in any given year, a limited number of clients tend to contribute a significant portion of our revenues.

Sales and Marketing

      Our sales and marketing strategy seeks to increase awareness and gain new business from target clients and promote client loyalty and repeat business among existing clients. Members of our executive management team are actively involved in business development and in managing key client relationships through targeted interaction with our clients’ senior management.

      New Business Development. We use a cross-functional, integrated sales approach where our account managers, together with our sales personnel and project managers, analyze potential projects and collaboratively develop strategies to sell our expertise to potential clients. This approach allows for a smooth transition to execution once the sale is completed. Our sales professionals located throughout the world proactively contact potential clients. For larger projects, we typically bid against other IT services providers in response to requests for proposals. Clients often cite the following as reasons for awarding us contracts: our GDM, comprehensive end-to-end solutions, ability to scale, superior quality and process execution, industry expertise, experienced management team, talented professionals, track record and competitive pricing. In addition, client references and endorsements provide objective validation of our competitive strengths.

      Promoting Client Loyalty. We constantly seek to expand the nature and scope of our engagements with existing clients by increasing the volume of our business and extending the breadth of services offered. For existing clients, our onsite project and account managers proactively identify client needs and work with our sales team to structure solutions to address those needs. For the nine months ended December 31, 2002, 93.7% of our revenue came from repeat business. We promote client loyalty through a sales and marketing program that includes media and industry analyst events, sponsorship of and participation in targeted industry conferences, trade shows, recruiting efforts, community outreach and investor relations. We also intend to expand the use of Milan, our annual multi-client retreat in North America and Europe to gain additional visibility among our client base.

      Sales and Marketing Organization. We sell and market our services from 30 sales offices located in 17 countries. With our global sales headquarters in Fremont, California and our corporate marketing group in Bangalore, India, we target our efforts towards Global 1000 corporations. Our sales efforts are complemented by our marketing team, which assists in brand building and other corporate level marketing efforts. As of December 31, 2002, we had 248 sales and marketing employees outside of India and 29 in India.

Competition

      We operate in a highly competitive and rapidly changing market and compete with:

•	consulting firms such as Accenture Ltd., BearingPoint, Inc., Cap Gemini Ernst & Young, and Deloitte Consulting/ Braxton Associates;

•	divisions of large multinational technology firms such as Hewlett-Packard Company and International Business Machines Corporation;

•	ITO firms such as Computer Sciences Corporation, Electronic Data Systems Corporation, Keane, Inc., Logica Plc, and Perot Systems Corporation;

•	Indian IT services firms such as Satyam Computer Services Limited, Tata Consultancy Services and Wipro Limited;

•	software firms such as Oracle Corporation and SAP AG; and

•	in-house IT departments of large corporations.

      In the future we also expect competition from firms in countries with lower personnel costs than those prevailing in India. However, we recognize that price alone cannot constitute sustainable competitive advantage. We believe that the principal competitive factors in our business include the ability to:

•	effectively integrate onsite and offshore execution capabilities to deliver seamless, scalable services;

•	increase scale and breadth of service offerings to provide a one stop solution in an environment where corporations are increasingly reducing their number of IT services vendors;

•	provide industry expertise to clients’ business solutions;

•	attract and retain high quality IT professionals; and

•	maintain financial strength to make strategic investments in human resources and physical infrastructure through business cycles.

      We believe we compete favorably with respect to these factors.

Human Capital

      Our employees are our most important assets. We believe that the quality and level of service that our professionals deliver are among the highest in the global IT services industry. We are committed to remaining among the industry’s leading employers. In recognition of our efforts, for the years 2001 and 2002, Hewitt Associates and Business Today selected us as the “Best Employer in India” and the Dataquest-IDC India Human Resources Survey 2002 ranked us “IT’s Best Employer” in India.

      As of December 31, 2002, we employed approximately 14,000 employees, including approximately 12,800 IT professionals. During the calendar year 2002, we recorded approximately 3,400 net hires. Our culture and reputation as a leader in the IT industry enables us to recruit and retain the best available talent in India. The key elements that define our culture include:

Recruiting

      We have built our global talent pool by recruiting new students from premier universities, colleges and institutes in India and through need-based hiring of project leaders and middle managers. We typically recruit only the top twenty percent of students in India who have consistently shown high levels of achievement. We also rely on a rigorous selection process involving a series of aptitude tests and interviews to identify the best applicants. This selection process is continually assessed and refined based on performance tracking of past recruits.

      Our reputation as a premier employer enables us to select from a large pool of qualified applicants. For example, for the nine months ended December 31, 2002, we received approximately 407,600 applications, interviewed approximately 17,800 applicants and extended job offers to approximately 4,000 applicants (less than 1% of applications received).

Training and Development

      Our training, continuing education and career development programs are primarily designed to ensure our IT professionals enhance their skill-sets in alignment with their respective roles. Most new student hires complete approximately three months of integrated on-the-job training before becoming billable to our clients. We continually provide our IT professionals with challenging assignments, exposure to new skills, technologies and global opportunities. We have instituted an appraisal program that incorporates a 360-degree feedback system recognizing high performers and providing constructive feedback and coaching to under-performers.

      We employ approximately 80 faculty members in our training division, including approximately 60 with doctorate or masters degrees. Our faculty conducts the integrated training for new employees, as well as approximately 160 two-week continuing education courses in technology and management skills for all employees.

      Leadership development is also a key part of our training program. We recently established the Infosys Leadership Institute, a 230-acre campus at Mysore, India, to enhance leadership skills that are required to manage the complexities of the rapidly changing marketplace and to further instill our culture through leadership training. We provide a challenging, entrepreneurial and empowering work environment that demands dedication and a strong work ethic.

Compensation

      Our IT professionals receive competitive salaries and benefits and are eligible to participate in our stock option plans. We have also adopted a performance-linked compensation program which links compensation to individual performance, as well as our performance.

Intellectual Property

      Our intellectual property rights are important to our business. We rely on a combination of patent, copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We require employees, independent contractors and, whenever possible, vendors to enter into confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business be kept confidential by such third parties. However, our clients usually own the intellectual property in the software we develop for them.

      Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products and/or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect intellectual property rights to the same extent as laws in the United States. For example, India does not grant patents for software applications or products. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and expensive.

      We could be subject to intellectual property infringement claims as the number of our competitors grows and our product or service offerings overlap with competitive offerings. In addition, we may become subject to such claims since we may not always be able to verify the intellectual property rights of third parties from which we license a variety of technologies. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay substantial damage awards and be forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. The loss of some of our existing licenses could delay the introduction of software enhancements, interactive tools and other new products and services until equivalent technology could be licensed or developed. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all.

      We regard our trade name, trademarks, service marks and domain names as important to our success. We rely on the law to protect our proprietary rights to them, and we have taken steps to enhance our rights by filing trademark applications where appropriate. We have obtained registration of our key brand “INFOSYS” as a trademark in both India and in the United States. We also aggressively protect these names and marks from infringement by others.

Legal Proceedings

      On December 17, 2001, Reka Maximovitch filed an action in the Superior Court of the State of California, Alameda County, against us and our former officer and director, Phaneesh Murthy. Ms. Maximovitch served the complaint on us in June 2002. The complaint alleges that we and Phaneesh Murthy sexually harassed her and terminated her employment in violation of public policy, specifically California’s public policy against sex discrimination. The complaint also asserts claims against Phaneesh Murthy for stalking and intentional infliction of emotional distress. The complaint seeks unspecified damages, as well as punitive damages and attorneys’ fees and costs. We have filed an answer denying the allegations of the complaint, and we have asserted what we believe are various meritorious defenses to the claims. The lawsuit is now in the early stages of discovery and a trial date of September 19, 2003 has been set. An unfavorable resolution of this lawsuit could adversely impact our results of operations or financial condition and reputation. In addition, from time to time we become party to various legal proceedings arising in the ordinary course of our business. While the results of such litigation and claims cannot be predicted with certainty, we believe that the final outcome of these other matters will not seriously harm our business, operating results or financial condition.

MANAGEMENT

Directors and Executive Officers

      Our policy in determining our executive officers for Securities and Exchange Commission reporting purposes has traditionally been to include all statutory officers and all members of our management council. As of April 1, 2002, in line with our growth and strategic objectives, we divided our management council into two levels, one comprised of senior executives and the other comprised of all other members. The respective ages and positions of our directors and executive officers, which include only senior executives of our management council and independent directors, as of December 31, 2002 are as follows:

Name	Age	Position

N. R. Narayana Murthy	56	Chairman of the Board and Chief Mentor
Nandan M. Nilekani(1)	47	Director, Chief Executive Officer, Managing Director and President
S. Gopalakrishnan	47	Director, Chief Operating Officer, Deputy Managing Director and Head — Customer Service and Technology
Deepak M Satwalekar(2)(3)(4)	54	Director
Marti G. Subrahmanyam(2)(3)(4)	56	Director
Philip Yeo(1)(2)(4)(5)	56	Director
Jitendra Vir Singh(2)(4)(5)	48	Director
Omkar Goswami(2)(3)(4)	46	Director
Larry Pressler(3)(4)(5)	60	Director
Rama Bijapurkar(1)(3)(4)	45	Director
Claude Smadja(3)(4)(5)	57	Director
K. Dinesh(1)	48	Director and Head — Human Resources Development, Information Systems, Quality and Productivity and Communication Design Group
S. D. Shibulal(1)	47	Director and Head — Customer Delivery
T. V. Mohandas Pai	44	Director, Chief Financial Officer and Head — Finance and Administration
Srinath Batni	48	Director and Head — Delivery (West North America)
P. Balasubramanian	53	Senior Vice President — Domain Competency Group
V. Balakrishnan	38	Company Secretary and Vice President — Finance
Girish Vaidya	52	Senior Vice President — Banking Business Unit
Hema Ravichandar	41	Senior Vice President — Human Resources Development
M. S. S. Prabhu	54	Senior Vice President — Engineering Services and Consultancy Practice
Basab Pradhan	37	Senior Vice President — Worldwide Sales

(1)	Member of the Investors Grievance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Independent director
(5)	Member of the Nominations Committee

      N. R. Narayana Murthy is one of our co-founders and has served as one of our directors since July 1981. He is currently the Chairman of our board of directors and our Chief Mentor. Prior to March 2000, Mr. Murthy was our Chief Executive Officer. Mr. Murthy has served as a director on the Board of the RBI since 2000. Mr. Murthy also serves on the boards of various other organizations. He serves on the Indian Prime Minister’s Council on Trade and Industry (India), the Board of Overseers at the Wharton

School of the University of Pennsylvania, the Cornell University Council, and the Board of Advisors for the William F. Achtmeyer Center for Global Leadership at the Tuck School of Business. Mr. Murthy received a Bachelor of Engineering, or B.E., in Electrical Engineering from the University of Mysore and a Master of Technology, or M.Tech., in Electrical Engineering from the Indian Institute of Technology, or IIT, Kanpur.

      Nandan M. Nilekani is one of our co-founders and has served as one of our directors since July 1981. He is currently our Chief Executive Officer, Managing Director and President. Prior to this, Mr. Nilekani served in various capacities with the Company, including as our Chief Operating Officer and Head — Banking Business Unit. Mr. Nilekani is a co-founder of NASSCOM and the Bangalore chapter of The IndUS Entrepreneurs (TiE). He also serves on the London Business School’s Asia Pacific Regional Advisory Board and is a member of the Board of Trustees of the Conference Board, an international research and business membership organization. Mr. Nilekani served as a member of the sub-committee of the Securities and Exchange Board of India that dealt with issues related to insider trading and as a member of the RBI’s Advisory Group on Corporate Governance. Mr. Nilekani received a Bachelor of Technology, or B.Tech., in Electrical Engineering from IIT Bombay.

      S. Gopalakrishnan is one of our co-founders and served as one of our directors from 1981 to 1987, and since October 1994. Mr. Gopalakrishnan is currently our Chief Operating Officer, Deputy Managing Director and Head — Customer Service and Technology. From 1999 to 2002, he served as our Deputy Managing Director and Head — Client Delivery and Technology. From 1996 to 1999, he served as our Head — Customer Service and Technology. Between 1994 and 1996, he was Head — Technical Support Services. Mr. Gopalakrishnan received an M.S. in Physics and an M.Tech. in Computer Science from IIT Madras.

      Deepak M. Satwalekar has served as one of our directors since October 1997. He is currently the Managing Director and Chief Executive Officer of HDFC Standard Life Insurance Company Limited. From 1993 to 2002, he served as the Managing Director of Housing Development Finance Corporation Limited, or HDFC. He currently serves on the boards of several companies, including HDFC Limited, Tube Investments of India Limited, and Asian Paints (India) Limited. Mr. Satwalekar has served as a consultant to the World Bank and the Asian Development Bank. He also serves on the Advisory Council of IIT Bombay. Mr. Satwalekar received a B.Tech. in Mechanical Engineering from IIT Bombay and a Master of Business Administration, or M.B.A., in Finance from American University.

      Marti G. Subrahmanyam has served as one of our directors since April 1998. He is currently the Charles E. Merrill Professor of Finance and Economics at the Stern School of Business, New York University. Dr. Subrahmanyam has also been a visiting professor at leading academic institutions in England, France, Germany and India, including INSEAD and Churchill College at Cambridge University. He serves as a director of ICICI Bank Limited and Nomura Asset Management (U.S.A.) Incorporated. Dr. Subrahmanyam received a B.Tech. in Mechanical Engineering from IIT Madras, a Post Graduate, or P.G., Diploma in Business Administration from the Indian Institute of Management, or IIM Ahmedabad, as well as a Ph.D. in Finance and Economics from the Massachusetts Institute of Technology.

      Philip Yeo has served as one of our directors since October 1999. He is currently the Chairman of the Singapore Agency for Science, Technology and Research (A*STAR, formerly the National Science and Technology Board) and Co-Chairman of Singapore’s Economic Development Board. From 1986 to 2001, he served as the Chairman of Singapore’s Economic Development Board. Mr. Yeo is also the Chairman of CapitaLand, one of the largest property groups in Asia, and Singapore Precision Industries, which is involved in the engineering and production of high value aircraft engine components and systems. Mr. Yeo received a Bachelor of Science, or B.Sc., in Industrial Engineering from the University of Toronto, a Master of Science, or M.S., in Systems Engineering from the University of Singapore, and an M.B.A. from Harvard Business School, Harvard University.

      Jitendra Vir Singh has served as one of our directors since October 2000. Dr. Singh is currently the Saul P. Steinberg Professor of Management at the Wharton School of the University of Pennsylvania. Dr. Singh has been a faculty member at the Wharton School since 1987. Between 1998 and 2001, he served as the Vice Dean — International Academic Affairs at the Wharton School. From 1996 to 1998, Dr. Singh was a director of the Emerging Economies Program at the Wharton School. From 1991 to 1995, he was the Research Director — Entrepreneurship at the Sol C. Snider Entrepreneurial Center at the Wharton School. Dr. Singh also serves as an advisor to Eurindia Limited, a London, and U.K. based venture capital firm. He received a B.Sc. in Physics, Mathematics and Statistics from Lucknow University, an M.B.A. from IIM Ahmedabad, a Master of Arts, or M.A., in Sociology from Stanford University and a Ph.D. in Organization Theory and Behavior from the Graduate School of Business, Stanford University.

      Omkar Goswami has served as one of our directors since November 2000. He is currently the Chief Economist to the Confederation of Indian Industry. Between 1997 and 1998, Dr. Goswami was the Editor of Business India magazine. Between 1981 and 1997, he served as a research professor at Oxford University, Delhi School of Economics, Harvard University, Tufts University, Jawaharlal Nehru University, Rutgers University, and the Indian Statistical Institute (New Delhi). Dr. Goswami also serves on the board of Dr. Reddy’s Laboratories and DSP Merrill Lynch. Dr. Goswami has served on several government committees and has also been a consultant to the World Bank, the International Monetary Fund, the Asian Development Bank and the Organization for Economic Co-operation and Development. Dr. Goswami received his Master of Economics from the Delhi School of Economics and his Ph.D. in Economics from Oxford University.

      Larry Pressler has served as one of our directors since January 2001. He is currently the President and Chairman of the Washington, D.C. law firm, The Pressler Group, LLC. Between 1974 and 1997, he served as a member of the U.S. Congress, with 18 years in the U.S. Senate. While in the U.S. Senate, he chaired the Commerce, Science and Transportation Committee and authored the Telecommunications Act of 1996, among other legislation. Senator Pressler serves on the board of The Philadelphia Stock Exchange and Flight Safety Technologies, Inc. He also serves on the board of advisors of several private companies in the pharmaceutical, telecommunications and financial sectors. Senator Pressler received a Bachelor of Arts in Government from the University of South Dakota, a Diploma in Public and Social Administration from Oxford University under a Rhodes Scholarship, as well as a Juris Doctor from Harvard Law School, Harvard University.

      Rama Bijapurkar has served as one of our directors since March 2001. She is currently an independent consultant specializing in marketing strategy and is also part of the visiting faculty at IIM Ahmedabad. From 1995 to 1997, Ms. Bijapurkar worked with McKinsey & Company as a Senior Marketing Consultant. Between 1989 and 1995, she was the Deputy Managing Director of Marketing and Research Group, a marketing and consulting company. Ms. Bijapurkar serves on the boards of Titan Industries Limited, Godrej Consumer Products Limited, Credit Rating Information Services of India Limited, and Arvind Mills Limited. She received her B.Sc. in Physics from the Delhi University and a P.G. Diploma from IIM Ahmedabad.

      Claude Smadja has served as one of our directors since October 2001. He is currently the President of Smadja & Associates, a firm advising global corporations and governments on strategic issues. Between 1996 and 2001, he served as the Managing Director of the World Economic Forum. Prior to that, Mr. Smadja served as the director for the News and Current Affairs Department of the Swiss Broadcasting Corporation. Mr. Smadja serves on the boards of directors of the Edipresse and the Kudeslki Groups, as well as several private corporations. He is also the Chairman of the International Board of Overseers at the Illinois Institute of Technology. Mr. Smadja received a B.A. in Political Science from the University of Lausanne.

      K. Dinesh is one of our co-founders and has served as one of our directors since 1985. He is currently our Director and Head — Human Resources Development, Information Systems, Quality and Productivity and Communication Design Group. Between 1996 and 2001, he was our Head — Quality, Productivity and Management Information Systems. Mr. Dinesh received his M.S. in Mathematics from Bangalore University.

      S. D. Shibulal is one of our co-founders and served as one of our directors from 1984 to 1991, and since 1997. Mr. Shibulal also serves as a director of Progeon Limited, our majority-owned subsidiary. He is currently our Head — Customer Delivery. From 1998 to 1999, he was our Head — Manufacturing, Distribution and Year 2000 Business Unit, as well as Head — Internet and Intranet Business Unit. He received an M.S. in Physics from the University of Kerala and an M.S. in Computer Science from Boston University.

      T. V. Mohandas Pai has served as one of our directors since May 2000. He has been our Head — Finance and Administration and Chief Financial Officer since 1996. From 1994 to 1996, he served as our Vice President of Finance. Mr. Pai is also the Chairman of Progeon Limited, our majority-owned subsidiary. Mr. Pai received his Bachelor of Commerce from St. Joseph’s College of Commerce, Bangalore and his Bachelor of Laws from the University Law College, Bangalore. Mr. Pai is also a Fellow Member of the Institute of Chartered Accountants of India.

      Srinath Batni has served as one of our directors since May 2000. He is currently our Head — Delivery (West North America). From 1996 to 2000 he served as Senior Vice President and Head — Retail and Telecommunications Business Unit. Mr. Batni received a B.E. in Mechanical Engineering from Mysore University and an M.E. in Mechanical Engineering from the Indian Institute of Science, Bangalore.

      P. Balasubramanian is our Senior Vice President and Head-Domain Competency Group. Between 1995 and 1999 he served as the Company’s Senior Vice President and Head — Financial Services and Transportation Business Unit. Between 1992 and 1994, he was a Technical Director at Hitek Software Engineers Limited in Kingston, Jamaica, and served as its Chief Executive Officer between 1989 to 1992. Dr. Balasubramanian received a B.Tech. in Aeronautical Engineering and an M.Tech. in Industrial Management from IIT Madras, as well as a Ph.D. in Operations Research from Purdue University.

      V. Balakrishnan is our Company Secretary and Vice President — Finance. Between 1999 and 2001, he was our Associate Vice President — Finance. Since he joined the Company in 1991, he has served in various capacities in our Finance department. Prior to that, Mr. Balakrishnan was Senior Accounts Executive for Amco Batteries Limited. Mr. Balakrishnan received a B.Sc. from the University of Madras. He is an Associate Member of the Institute of Chartered Accountants of India, an Associate Member of the Institute of Company Secretaries of India and an Associate Member of the Institute of Cost & Works Accountants of India.

      Girish Vaidya is our Senior Vice President-Banking Business Unit. From 1997 until 1999, he was a director and Head — Operations for ANZ Bank Limited. Mr. Vaidya received a B.E. in Civil Engineering from S.P. College of Engineering, Andheri and a P.G. Diploma in Management from IIM Calcutta.

      Hema Ravichandar is our Senior Vice President — Human Resources Development. From 1996 to 1998, Ms. Ravichandar served as an independent consultant. From 1992 to 1995, she was our Head — Human Resources. Between 1983 and 1992, Ms. Ravichandar was Deputy Manager — Human Resource Development at Motor Industries Company Limited. Ms. Ravichandar received a B.A. in Economics and a P.G. Diploma in Management from IIM Ahmedabad.

      M. S. S. Prabhu is our Senior Vice President — Engineering Services and Consultancy Practice. From 1994 to 1997, Dr. Prabhu was head of the CAD/CAM group at Tata Consultancy Services. From 1972 to 1994, he served in various capacities for the Indian Satellite Research Organization. Dr. Prabhu received a B.E. in Civil Engineering from Bangalore University and a Ph.D. in Aeronautical Engineering from the Indian Institute of Science, Bangalore.

      Basab Pradhan is our Senior Vice President — Worldwide Sales. From 1998 to 2002, he served as a Regional Manager responsible for business development in the United States, specifically the West and Midwest regions. Prior to that, Mr. Pradhan held various business development and marketing positions with the Company. Before joining Infosys in 1994, Mr. Pradhan held various management positions with Unilever (India). Mr. Pradhan received a B.Tech. in Technology from IIT Kanpur and an M.B.A. from IIM Ahmedabad.

PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth as of December 31, 2002, certain information with respect to beneficial ownership of our equity shares by:

•	each of our directors;

•	each of our executive officers;

•	each selling shareholder who is one of our officers or directors;

•	all of our officers and directors as a group;

•	each shareholder known to us to be the beneficial owner of 5% or more of our equity shares;

•	each selling shareholder who beneficially owns 1% or greater of our equity shares; and

•	all selling shareholders as a group who each beneficially own less than 1% of our equity shares as a group.

      Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes equity shares issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of December 31, 2002. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all information with respect to the beneficial ownership of any principal or selling shareholder has been furnished by such shareholder and, unless otherwise indicated, we believe that persons named in the table have sole voting and sole investment power with respect to all the equity shares shown as beneficially owned, subject to community property laws where applicable. Except as otherwise noted below, the address for each person listed on the table is c/o Infosys Technologies Limited, Electronics City, Hosur Road, Bangalore 561 229 India. The shares beneficially owned by the directors include equity shares owned by their family members to which such directors disclaim beneficial ownership.

      The share numbers and percentages listed below are based on 66,229,489 equity shares outstanding, and include shares issuable upon exercise of outstanding options or warrants within 60 days of December 31, 2002. Amounts representing less than 1% are indicated with an “*.”

			Percentage of
			Equity Shares
	Number of	Number of	Beneficially Owned
	Equity Shares	Equity Shares
	Beneficially	Sold in the	Before	After
Name and Address of Beneficial Owner	Owned	Offering	Offering	Offering

Directors and Executive Officers:
N. R. Narayana Murthy(1)	4,738,400		7.2%
Nandan M. Nilekani(2)	3,290,400		5.0
S. Gopalakrishnan(3)	3,180,000		4.8
K. Dinesh(4)	2,333,400		3.5
S. D. Shibulal(5)	2,106,000		3.2
T. V. Mohandas Pai	*		*
Srinath Batni	*		*
Deepak Satwalekar	*		*
Marti G. Subrahmanyam	*		*

Percentage of
Equity Shares
	Number of	Number of	Beneficially Owned
	Equity Shares	Equity Shares
	Beneficially	Sold in the	Before	After
Name and Address of Beneficial Owner	Owned	Offering	Offering	Offering

Philip Yeo	*		*
Jitendra Vir Singh	*		*
Omkar Goswami	*		*
Larry Pressler	*		*
Rama Bijapurkar	*		*
Claude Smadja	*		*
P. Balasubramanian	*		*
V. Balakrishnan	*		*
Girish Vaidya	*		*
Hema Ravichandar	*		*
M. S. S. Prabhu	*		*
Basab Pradhan	*		*
All directors and officers as a group (21 persons)	16,013,280		24.2%
Other 5% Shareholders
Emerging Markets Growth Fund Inc. (6)	3,993,280		6.0%
c/o Hong Kong Bank, Custodian Services
52/60 M.G. Road
Fort, Mumbai 400 001
India
Selling Shareholders
[Selling shareholders who own greater than 1% of our outstanding equity shares]
All selling shareholders as a group who each beneficially own less than 1% of our equity shares as a group

(1)	Shares beneficially owned by Mr. Murthy include 4,210,500 equity shares owned by members of Mr. Murthy’s immediate family. Mr. Murthy disclaims beneficial ownership of such shares.

(2)	Shares beneficially owned by Mr. Nilekani include 1,899,500 equity shares owned by members of Mr. Nilekani’s immediate family. Mr. Nilekani disclaims beneficial ownership of such shares.

(3)	Shares beneficially owned by Mr. Gopalakrishnan include 2,141,160 equity shares owned by members of Mr. Gopalakrishnan’s immediate family. Mr. Gopalakrishnan disclaims beneficial ownership of such shares.

(4)	Shares beneficially owned by Mr. Dinesh include 1,570,200 equity shares owned by members of Mr. Dinesh’s immediate family. Mr. Dinesh disclaims beneficial ownership of such shares.

(5)	Shares beneficially owned by Mr. Shibulal include 1,960,080 equity shares owned by members of Mr. Shibulal’s immediate family. Mr. Shibulal disclaims beneficial ownership of such shares.

(6)	Based on information provided by our Registrar and Transfer Agent.

THE INDIAN INVITATION TO OFFER

      We have prepared and delivered to all holders of our equity shares an invitation to offer dated                     , 2003 which invites holders of our equity shares to offer their equity shares for sale as ADSs in this offering, pursuant to recent Indian regulations. Our invitation to offer was mailed only to holders of our equity shares to their addresses of record in India. Holders of ADSs are not eligible to participate in the transaction contemplated by the invitation to offer. Pursuant to such Indian regulations, an issuer in India, such as our company, can sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India. The ADS offering must be approved by the FIPB.

      Under the terms of the invitation to offer, the related letter of transmittal and escrow agreement and other documents, the shares to be sold by the selling shareholders hereunder will be held in escrow by ICICI Bank Limited, as escrow agent, until such time as they are required to be deposited with ICICI Bank, as custodian on behalf of the Depositary against the issuance of ADSs representing such shares and to be delivered to the underwriters under the terms of an underwriting agreement to be entered into by us, the underwriters, the selling shareholders and the escrow agent. The successful completion of these transactions by us, the selling shareholders and the escrow agent is a condition precedent to the underwriters’ obligation to purchase any ADSs in this offering.

DESCRIPTION OF EQUITY SHARES

      Set forth below is the material information concerning our share capital and a brief summary of the material provisions of our Articles of Association, Memorandum of Association and the Indian Companies Act, all as currently in effect. The following description of our equity shares and the material provisions of our Articles of Association and Memorandum of Association does not purport to be complete and is qualified in its entirety by our Articles of Association and Memorandum of Association that are included as exhibits or incorporated by reference to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

General

      Our authorized share capital is 100,000,000 equity shares, par value Rs. 5 per share. As of December 31, 2002, 66,229,489 equity shares were issued, outstanding and fully paid. The equity shares are our only class of share capital. We currently have no convertible debentures or warrants outstanding. As of December 31, 2002, we had outstanding options to purchase 4,982,432 equity shares and 2,463,510 ADSs. For the purposes of this prospectus, “shareholder” means a shareholder who is registered as a member in our register of members.

Dividends

      Under the Indian Companies Act, unless our board of directors recommends the payment of a dividend, we may not declare a dividend. Similarly, under our Articles of Association and the Indian Companies Act, although the shareholders may, at the Annual General Meeting, approve a dividend in an amount less than that recommended by the board of directors, they cannot increase the amount of the dividend. In India, dividends generally are declared as a percentage of the par value of a company’s equity shares. The dividend recommended by the board, if any, and subject to the limitations described above, is distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the approval by the shareholders at the Annual General Meeting. Pursuant to our Articles of Association, our board of directors has discretion to declare and pay interim dividends without shareholder approval. With respect to equity shares issued during a particular fiscal year, including any equity shares underlying ADSs issued to the Depositary or in the future, unless otherwise determined by shareholders, cash dividends declared and paid for such fiscal year generally will be prorated from the date of issuance to the end of such fiscal year. Under the Indian Companies Act, dividends can only be paid in cash to the registered shareholder at a record date fixed on or prior to the Annual General Meeting or to his order or his banker’s order.

      The Indian Companies Act provides that any dividends that remain unpaid or unclaimed after the 30-day period are to be transferred to a special bank account. We transfer any dividends that remain unclaimed for seven years from the date of the transfer to a fund created by the Government of India. After the transfer to this fund, such unclaimed dividends may not be claimed.

      Under the Indian Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year.

      The Indian Companies Act further provides that, in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company’s accumulated profits, subject to the following conditions:

•	the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

•	the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

•	the balance of reserves after withdrawals shall not fall below 15% of its paid up capital.

Bonus Shares

      In addition to permitting dividends to be paid out of current or retained earnings as described above, the Indian Companies Act permits a company to distribute an amount transferred from the general reserve or surplus in the company’s profit and loss account to its shareholders in the form of bonus shares (similar to a stock dividend). The Indian Companies Act also permits the issuance of bonus shares from a share premium account. Bonus shares are distributed to shareholders in the proportion recommended by the board of directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Stock Splits

      The Indian Companies Act permits a company to split or combine the par value of its shares, provided such split or combination is not made in fractions. Shareholders of record on a fixed record date are entitled to receive the split or combination.

Preemptive Rights and Issue of Additional Shares

      The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. Under the Indian Companies Act, in the event of an issuance of securities, subject to the limitations set forth above, a company must first offer the new shares to the shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (ii) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined. The board of directors is authorized under the Indian Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to the company.

Meetings of Shareholders

      We must convene an Annual General Meeting of shareholders within six months after the end of each fiscal year and may convene an Extraordinary General Meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. The Annual General Meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the board of directors. Written notice setting out the agenda of the meeting must be given at least 21 days, excluding the days of mailing and date of the meeting, prior to the date of the General Meeting to the shareholders of record. Shareholders who are registered as shareholders on the date of the general meeting are entitled to attend or vote at such meeting. The Annual General Meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; meetings other than the Annual General Meeting may be held at any other place if so determined by the board of directors. Our Articles of Association provide that a quorum for a General Meeting is the presence of at least five shareholders in person.

Voting Rights

      At any General Meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least ten percent of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. The Chairman of the Board has a deciding vote in the case of any tie.

Any shareholder of the company may appoint a proxy. The instrument appointing a proxy must be delivered to the company at least 48 hours prior to the meeting. A proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll.

      Ordinary resolutions may be passed by simple majority of those present and voting at any General Meeting for which the required period of notice has been given. However, certain resolutions such as amendments of the Articles and the Memorandum of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or poll) are not less than three times the number of votes, if any, cast against the resolution. As per the Indian Companies Act, not less than two-third of the directors of a public company must retire by rotation, while the remaining one-third may remain on the board until they resign or are removed. One-third of the directors who are subject to retirement by rotation must retire each year. Further, the Indian Companies Act requires certain resolutions such as those listed below to be voted on only by a postal ballot:

•	amendments of the Memorandum of Association to alter the objects of the company and changing the registered office of the company;

•	the issuance of shares with differential voting rights;

•	the sale of any real property or facilities of the company;

•	providing loans, extending guarantees or providing a security in excess of the limits allowed under Section 372A of the Indian Companies Act;

•	varying the rights of the holders of any class of shares or debentures;

•	the election of a small shareholders’ director; and

•	buy back of shares.

Register of Shareholders; Record Dates; Transfer of Shares

      We maintain a register of shareholders. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the Annual General Meeting. The date on which this period begins is the record date.

      To determine which shareholders are entitled to specified shareholder rights, we may close the register of shareholders. The Indian Companies Act requires us to give at least seven days prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year. Trading of our equity shares, however, may continue while the register of shareholders is closed.

      Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Indian Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. Our Articles of Association currently contain provisions which give our directors discretion to refuse to register a transfer of shares in some circumstances. Furthermore, in accordance with the provisions of Section 111A(2) of the Indian Companies Act, our directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our directors refuse to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board.

      Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Indian Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or any other Indian laws, the Company Law Board may, on application made by the company, a depository incorporated in India, an investor, a participant, the Securities and Exchange Board of India or other parties, direct the rectification of the register of records. The Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention.

      Under the Indian Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Indian Companies Act and the rules thereunder together with delivery of the share certificates. Our transfer agent for our equity shares is Karvy Consultants Limited located in Bangalore, Karnataka, India.

Disclosure of Ownership Interest

      Section 187C of the Indian Companies Act requires beneficial owners of shares of Indian companies who are not holders of record to declare to the company details of the holder of record and the holder of record to declare details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs. 1,000 for each day the declaration is not made. Any lien, promissory note or other collateral agreement created, executed or entered into with respect to any share by the registered owner thereof, or any hypothecation by the registered owner of any share, pursuant to which a declaration is required to be made under Section 187C, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with Section 187C will not affect the obligation of the company to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which such declaration has not been made. While it is unclear under Indian law whether Section 187C applies to holders of ADSs of the company, investors who exchange ADSs for the underlying Equity Shares of the company will be subject to the restrictions of Section 187C. Additionally, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, the company and a depositary.

Audit and Annual Report

      At least 21 days before the Annual General Meeting of shareholders, a company must distribute a detailed version of the company’s audited balance sheet and profit and loss account and the reports of the board of directors and the auditors thereon. Under the Indian Companies Act, a company must file the balance sheet and annual profit and loss account presented to the shareholders within 30 days of the conclusion of the Annual General Meeting with the Registrar of Companies.

      A company must also file an annual return containing a list of the company’s shareholders and other company information, within 60 days of the conclusion of the meeting.

Company Acquisition of Equity Shares

      Under the Indian Companies Act, approval of at least 75% of a company’s shareholders voting on the matter and approval of the High Court of the state in which the registered office of the company is situated is required to reduce a company’s share capital. A company may, under some circumstances, acquire its own equity shares without seeking the approval of the High Court. However, a company would have to extinguish the shares it has so acquired within the prescribed time period. A company is not permitted to acquire its own shares for treasury operations.

      An acquisition by a company of its own shares that does not rely on an approval of the High Court must comply with prescribed rules, regulations and conditions of the Indian Companies Act. In addition, public companies which are listed on a recognized stock exchange in India must comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. Since we are a public company listed on several recognized stock exchanges in India, we would have to comply with the relevant provisions of the Indian Companies Act and the provisions of the Buy-back Regulations.

Liquidation Rights

      Subject to the rights of creditors, employees and the holders of any shares entitled by their terms to preferential repayment over the equity shares, if any, in the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. All surplus assets after payments to the holders of any preference shares at the commencement of the winding-up shall be paid to holders of equity shares in proportion to their shareholdings.

Redemption of Equity Shares

      Under the Indian Companies Act, unlike preference shares, equity shares are not redeemable.

Discriminatory Provisions in Articles

      There are no provisions in the Articles of Association discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares. Our Articles of Association currently provide that our Chairman, Mr. N.R. Narayana Murthy, is not required to retire as our Managing Director so long as he and his family together hold at least 5% of our voting shares.

Alteration of Shareholder Rights

      Under the Indian Companies Act, the rights of any class of shareholders can be altered or varied with the consent in writing of the holder of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class if the provisions with respect to such variation are contained in the memorandum or articles of association of the company, or in the absence of any such provision in the memorandum or articles of association, if such variation is not prohibited by the terms of issue of the shares of that class.

      Under the Indian Companies Act, the Articles may be altered by a special resolution of the shareholders.

Limitations on the Rights to Own Securities

      The limitations on the rights to own securities of Indian companies, including the rights of non-resident or foreign shareholders to hold securities, imposed by Indian law are discussed in “Restrictions on Foreign Ownership of Indian Securities.”

Provisions on Changes in Capital

      Our authorized capital can be altered by an ordinary resolution of the shareholders in a General Meeting. The additional issue of shares is subject to the preemptive rights of the shareholders. In addition a company may increase its share capital, consolidate its share capital into shares of larger face value than its existing shares or sub-divide its shares by reducing their par value, subject to an ordinary resolution of the shareholders in a General Meeting.

Takeover Code and Listing Agreements

      Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or Takeover Code, upon the acquisition of more than 5%, 10% or 14% of the outstanding shares or voting rights of a publicly-listed Indian company, a purchaser is required to notify the company, and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. A holder of ADSs would be subject to these notification requirements.

      Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the purchaser is required to make an open offer to the other shareholders, offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price determined pursuant to the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us and to any person acquiring our equity shares or voting rights in our company. However, the Takeover Code provides for a specific exemption from this provision to a holder of ADSs and states that this provision will apply to a holder of ADSs only once he or she converts the ADSs into the underlying equity shares.

      We have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed. Each of the listing agreements provides that if a purchase of our equity shares results in the purchaser and its affiliates holding more than 5% of our outstanding equity shares or voting rights, the purchaser and we must, in accordance with the provisions of the Takeover Code, report its holding to the relevant stock exchange(s). The agreements also provide that if an acquisition results in the purchaser and its affiliates holding equity shares representing more than 15% of our outstanding voting rights, then the purchaser must, in accordance with the provisions of the Takeover Code, before acquiring such equity shares, make an offer on a uniform basis to all of our remaining shareholders to acquire equity shares that have at least an additional 20% of the voting rights of our total outstanding equity shares at a prescribed price.

      Although the provisions of the listing agreements entered into between us and the Indian stock exchanges on which our equity shares are listed will not apply to equity shares represented by ADSs, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, our company and a depositary.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

      Deutsche Bank Trust Company Americas, as Depositary, will issue the ADSs. The ADSs will be evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Each ADS will represent an ownership interest in one-half of one equity share, which will be deposited with the custodian under the deposit agreement among ourselves, the Depositary and you as a holder of ADSs. Each ADS will also represent any securities, cash or other property that has been deposited with the Depositary or the custodian, but that has not been distributed directly to you. The deposited shares and any such additional property are all referred to below as “deposited securities.” Because the Depositary or Depositary’s nominee will be the registered owner of the shares, you must rely on the Depositary to exercise the rights of a shareholder on your behalf. The obligations of the Depositary are set out in the deposit agreement. If you become a holder of ADSs (or any interest therein), you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the ADR evidencing your ADSs. The deposit agreement, the ADSs and the ADRs are governed by New York law.

      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all of the information that may be important to you. Your rights and obligations as a holder of ADSs (or any interest therein) will be determined by reference to the terms of the deposit agreement and not by this summary. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also copy the deposit agreement at the Securities and Exchange Commission’s public reference facilities. See the section of this prospectus entitled “Available Information” for more information about the Securities and Exchange Commission’s public reference facilities. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, New York 10005, and at the principal office of ICICI Bank Limited currently located at ICICI Towers, Bandra Kurla Complex, Mumbai, India 400 051. Deutsche Bank Trust Company Americas’ principal executive office is located at 60 Wall Street, New York, New York 10005.

How will I hold my ADSs?

      The ADSs being offered will initially only be issued in “book entry” form, represented by a global ADR registered in the name of the nominee of The Depository Trust Company, or DTC. The Depositary will issue one global ADR to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADSs. The participants will keep records of their clients who purchased the ADSs. Beneficial interests in the global ADR will be shown on, and transfers of interests in the global ADR will be made only through, records maintained by DTC and its participants.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Euroclear and Clearstream Banking are direct participants. DTC’s book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

      DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

      If the Depositary receives any cash distribution on our shares represented by the global ADR, it will make payment of any amount you are entitled to receive by wire transfer to DTC’s nominee. The Depositary will treat DTC’s nominee as the holder of the global ADR for all purposes. Accordingly, the Depositary will have no direct responsibility or liability to pay amounts due on the global ADR to owners of beneficial interests in the global ADR.

      It is DTC’s current practice, upon receipt of any cash payment, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global ADR as shown on DTC’s records. Payments by participants to holders of beneficial interests in the global ADR and voting by participants will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.” Disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the holders of beneficial interests in the global ADR will be the responsibility of direct and indirect participants.

      The ADSs are transferable on the books of the Depositary. The Depositary may close the transfer books at any time when deemed expedient by it in connection with the performance of its duties or at our written request.

      The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

      You may also hold ADSs either directly or indirectly through your broker or other financial institution, and the remaining part of this description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, by means of the global ADR discussed above or otherwise, you must rely on the procedures of that broker or financial institution to assert the rights of holders of ADSs described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

      The Depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on deposited securities, after deduction by it or upon payment to it of its fees and expenses and any taxes or governmental charges payable by it. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent. You must hold the ADSs on the date established by the Depositary in order to be eligible for dividends and other distributions. It is possible that the record dates we use for dividends and other distributions on the shares and the record date used by the Depositary for the ADSs may not be the same.

      Cash. The Depositary will promptly convert any cash dividend or other cash distribution that we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any governmental approval is needed and cannot be readily obtained, the deposit agreement allows the Depositary to distribute U.S. dollars only to those holders of ADSs to whom it is possible. It will either distribute the currency that it cannot convert into U.S. dollars to holders of ADSs or hold it for the account of the holders of ADSs who have not been paid. It will not invest the currency that it cannot convert and it will not be liable for any interest. If the exchange rates fluctuate during a time when the Depositary cannot convert such cash distribution, you may lose some or all of the value of the distribution. Before making a distribution, the Depositary will deduct any withholding taxes that must be paid under any applicable laws.

      Equity Shares. The Depositary may, with our approval, and will if we request, distribute new ADSs representing any equity shares which we distribute as a dividend or free distribution. The Depositary will distribute new ADSs in proportion to the number of ADSs you already own. The Depositary may decide to distribute only whole ADSs. In that case, it will sell equity shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way it does with cash. If by receiving such shares the Depositary would be in violation of any applicable laws, the Depositary may sell such shares and distribute the net proceeds in the same way it does with cash.

      The Depositary will not be required to distribute new ADSs unless it receives satisfactory assurances from us that such distribution will not violate applicable law. If the Depositary does not distribute additional ADSs, each ADS will also represent the new equity shares.

      Rights to Receive Additional Shares. If we offer holders of our securities any rights to subscribe for additional equity shares or any other rights, the Depositary, after consultation with us, has discretion to determine how these rights become available to you as an holder of ADSs. We must furnish the Depositary with satisfactory evidence that it is legal to do so. The Depositary could decide it is not legal or practical to make the rights available to you, or it could decide that it is only legal or practical to make the rights available to some, but not all, holders of ADSs. The Depositary may decide to sell the rights and distribute the proceeds in the same way it does with cash. If the Depositary decides that it is not legal or practical to make the rights available to you or to sell the rights, the Depositary will allow the rights that are not distributed or sold to lapse. In that case, you will receive no value for them. The Depositary is not responsible for a failure in determining whether or not it is legal or practical to distribute the rights, so long as it acts in good faith.

      If the Depositary makes rights available to you, it will exercise the rights and purchase the equity shares or other securities on your behalf. The Depositary will then deposit the equity shares or other securities and issue ADSs to you. It will only exercise rights if you pay it the exercise price, its fees and expenses and any other charges the rights require you to pay.

      The Depositary will not offer rights to holders of ADSs having an address in the United States unless both the rights and the securities to which such rights relate are either registered under the U.S. securities laws or are exempt from registration. The Depositary is not obliged to file a registration statement in that regard or to endeavor to have such a registration statement declared effective.

      Other Distributions. The Depositary, after consultation with us, will send you anything else that we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to adopt any other method as it may deem equitable and practicable in order to effect such distribution.

      The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation (including no obligation to register securities under U.S. or Indian securities laws) to take any action to permit the distribution of ADSs, equity shares, rights or anything else to holders of ADSs. This means you may not receive the distributions that we make on our equity shares or any value for them if it is illegal or impractical for us or the Depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

      The Depositary has agreed to accept deposits of outstanding shares in accordance with applicable regulations of the RBI. See “Risk Factors — Risks Related to Investments in Indian Companies and International Operations Generally — Indian law imposes foreign investment restrictions that limit a holder’s ability to convert equity shares into ADSs, which may cause our ADSs to trade at a premium or discount to the market price of our equity shares.” The Depositary will issue ADSs if you or your broker deposit with the custodian a share register extract evidencing your ownership of shares and evidence that the shares were acquired on a stock exchange in India through a registered broker. In the case of the ADSs to be offered under this prospectus, the Depositary will arrange with the escrow agent for the invitation to offer to deposit the shares. Share register extracts deposited in the future with the custodian must be accompanied by documents, including instruments showing that the relevant shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Each person depositing shares will be deemed to make certain representations regarding the status of shares and its authorization to make such deposit. After the initial deposit of shares, each such person shall also be deemed to represent that the deposit of such shares or the sale of the ADSs is not restricted under the applicable U.S. or Indian laws.

      The custodian will hold all deposited shares for the account of the Depositary. You thus have no direct ownership interest in the shares and only have such rights as are set out in the deposit agreement. The custodian also will hold any additional securities, property and cash received on or in substitution for the deposited shares. Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and expenses of the Depositary and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will issue a receipt in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. The Depositary will deliver certificated ADSs at the Depositary’s corporate trust office in New York or any other location that it may designate as its transfer office.

      The Depositary and the custodian will refuse to accept shares for deposit if we restrict transfer of shares and such transfer would result in the ownership of shares being in violation of any applicable laws.

      If you present shares for deposit (and for so long as you are a holder or beneficial holder of ADSs, you may be required from time to time to provide such information) execute such certificates and make such representations and warranties as we or the Depositary may deem necessary or appropriate to ensure compliance with applicable laws and other matters relating to your ownership of ADSs (or any interest therein), the Depositary will issue ADSs.

How do holders of ADSs cancel an ADS and obtain deposited securities?

      Except in limited circumstances, a holder of ADSs who surrenders ADSs and withdraws shares is not permitted subsequently to deposit such shares and obtain ADSs.

      You will be entitled to receive the respective amount of deposited securities upon surrender of ADS and payment of the fees of the Depositary and the governmental charges and taxes. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at your risk and expense.

      If you surrender ADSs and withdraw shares, you will have to take such shares in electronic dematerialized form. RBI approval will be required for the sale of withdrawn shares if the sale is by a non-resident of India to a resident of India, an NRI or OCB or to a non-resident of India who has a joint venture or a technical or trademark collaboration with a company in India in the same business industry as us. In addition you will be:

•	required to establish an account with an Indian affiliate of the Depositary to hold or sell shares in electronic dematerialized form and may incur customary fees and expenses in connection therewith; and

•	liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or shares exchanged upon the acquisition of shares from the Depositary.

      Otherwise, the Depositary only may restrict the withdrawal of deposited securities to the extent permitted by U.S. securities law, which currently permits depositaries to suspend withdrawals in connection with:

•	temporary delays caused by closing transfer books of the Depositary or our share registrar or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the underlying shares.

      U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement.

Transmission of Notices to Shareholders

      We will promptly transmit to the Depositary those communications that we make generally available to our shareholders, including annual reports together with annual audited consolidated financial statements prepared in conformity with U.S. GAAP. There may be other communications or notices that we only make to holders of our equity shares, which will not be forwarded to holders of ADSs. If communications were not originally in English, we will translate them. Upon our request, the Depositary will arrange for the timely mailing of copies of communications which are sent to all holders of ADSs and will make a copy of such communications available for inspection at the Depositary’s corporate trust office.

      The Depositary will make available for holders of ADSs’ inspection any receipts evidencing the payment of any taxes imposed on ADS holders in respect of distributions or gains and notices, reports and communications, including any proxy soliciting material, which the depository received from us.

Voting Rights

How do I vote?

      You do not have the right as an holder of ADSs to attend our shareholder meetings. You may instruct the Depositary to vote the shares underlying your ADSs. You could exercise your right to vote directly if you withdraw the equity shares. However, you may not know about the meeting sufficiently in advance to withdraw the equity shares.

      If requested by us, the Depositary will notify you of upcoming votes and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you, if you hold the ADSs on a date specified by the Depositary, may instruct the Depositary to vote the deposited securities underlying your ADSs as you direct. For your instructions to be valid, the Depositary must receive them in writing on or before a date specified by the Depositary. The Depositary will try, as far as practical, subject to Indian laws and the provisions of our charter, to vote or to have its agents vote the deposited securities as you instruct. The Depositary will only vote as you instruct and will not itself exercise any voting discretion. However if the Depositary does not receive instructions from any holder of ADSs with respect to any of the deposited securities on or before the date established by the Depositary, such holder shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us, provided that:

•	no such discretionary proxy shall be given with respect to any matter as to which we inform the Depositary that we do not wish such proxy given or substantial opposition exists or the rights of holders of ADSs be adversely affected; and

•	the Depositary shall not have any obligation to give such discretionary proxy if we shall not have delivered to it the local counsel opinion and representation letter.

      Under Indian law, voting of the shares is by show of hands unless a poll is demanded by any shareholder or shareholders present in person or by proxy holding at least ten percent of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll. In the event that the Depositary receives express instruction from an holder of ADSs to demand a poll with respect to any matter to be voted on by such holders, the Depositary may request a poll with respect to such matters. We will make reasonable best efforts to demand a poll at the meeting at which such matters are to be voted on and to vote such shares in accordance with such holders’ instructions. Prior to any request demanding a poll by the Depositary we are required to use our best efforts to deliver to the Depositary an opinion of Indian counsel stating that such action is in conformity with all applicable laws and that such demand for a poll will not expose the Depositary to any liability to any person.

      You will not receive voting materials if we do not request the Depositary to distribute them and even then, you may not receive voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of any vote, provided its action or inaction is without gross negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your equity shares are not voted as you requested.

Fees and Expenses

What fees and expenses will I be responsible for paying?

      Persons depositing shares will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property (or the distribution of any proceeds from the sale of shares, rights and other property), and for each surrender of ADSs in exchange for deposited securities. The fee in each case is up to $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. The Depositary may also charge a fee of up to $0.02 per ADS for any cash distribution to owners of ADSs, and a fee for the distribution of deposited securities pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities, but which securities are instead distributed by the Depositary to holders. You or persons depositing shares also may be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars.

      We will pay all other charges and expenses of the Depositary and of any registrar , pursuant to agreements from time to time between us and the Depositary. We and the Depositary may amend the fees described above from time to time.

Payment of Taxes

      You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such payment is made, or it may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

      If we take actions that result in new securities being deposited in lieu of or in addition to the deposited securities theretofore on deposit with the custodian, including any change in par value, split-up, consolidation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation or sale of assets of our company, then the Depositary, subject to terms and conditions of the deposit agreement, may choose to:

•	treat the securities it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property;

•	distribute additional ADSs, subject to assurance of our outside legal counsel that such distribution may be made in compliance with applicable law; or

•	if any security so received may not be lawfully distributed, sell any securities or property received and distribute the proceeds as cash, subject to assurance of our outside legal counsel that such sale may be made in compliance with applicable law.

Amendment and Termination

How may the deposit agreement be amended?

      We may agree with the Depositary to amend the deposit agreement and the form of ADRs without your consent for any reason. However any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by ADS holders under the deposit agreement) or that prejudices any substantial existing right of ADS holders will not become effective until the expiration of 30 days after notice of such amendment shall have been given to you. If a holder of ADSs continues to hold ADSs after being so notified of these changes, that holders of ADSs are deemed to agree to that amendment. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

      In no event will any amendment impair your right to surrender such ADS and receive the deposited securities, except to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

      The Depositary may choose to resign and terminate the deposit agreement or we may instruct the Depositary to terminate the deposit agreement. The Depositary will give at least 30 days prior notice of termination, subject to our payment of any fees and expenses that we have agreed to pay the Depositary for establishing and maintaining the ADS facility. After termination, the Depositary’s only responsibility will be:

•	to deliver deposited securities to holders of ADSs who surrender their ADSs and pay applicable fees and taxes;

•	to collect dividends and other distribution pertaining to the deposited securities; and

•	without liability for interest, to hold or sell distributions received on deposited securities represented by ADSs which have not yet been surrendered.

      One year after the termination date with the appropriate government of India approvals, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, for the owners of ADSs who have not yet surrendered their ADSs. Such holders of ADSs thereafter have the status of general creditors of the Depositary. After selling the deposited securities, the Depositary has no obligations except to account for those proceeds and other cash.

Limitations on Obligations and Liability to Holders of ADSs

Limits on our obligations and the obligations of the Depositary; limits on liability to holders of ADSs.

      The deposit agreement expressly limits the obligations and liability of us and of the Depositary. Neither we nor the Depositary will be liable:

•	if we or they are forbidden, prevented or delayed in performing any obligation by circumstances beyond our or their control, including, without limitation, requirements of any laws, regulations, the terms of the deposited securities and acts of God;

•	for exercising or failing to exercise discretion under the deposit agreement;

•	if we or they perform our or their obligations without negligence or bad faith; or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

      Neither we nor the Depositary have any obligation to become involved in any lawsuit or other proceeding in respect of any deposited securities or the ADSs which may involve us or the Depositary in expense or liability, unless an indemnity satisfactory to us or the Depositary against all expenses, including fees and disbursements of counsel, and liability is furnished as often as may be required.

      The Depositary may own and deal in any class of our securities and in ADSs.

Requirements for Depositary Actions

      Before the Depositary will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal or equity shares, the Depositary may require:

•	payment of its fees;

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any deposited securities;

•	production of satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary; and

•	compliance with applicable laws and regulations, provisions of our charter and resolutions of our board of directors, and regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The Depositary also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADSs, or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is reasonably necessary or advisable.

      Deutsche Bank Trust Company Americas will keep books for the registration and transfer of ADSs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADSs.

Pre-Release of ADSs

      In limited circumstances, subject to the provisions of the deposit agreement, the Depositary may issue ADSs before deposit of the underlying equity shares. This is called a pre-release of the ADS. The Depositary may also deliver equity shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying equity shares are delivered to the Depositary. The Depositary may receive ADSs instead of equity shares to close out a pre-release. Except as noted below, the Depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing, among others, that it or its customer owns the equity shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that the Depositary considers appropriate;

•	the Depositary must be able to close out the pre-release on not more than five business days notice; and

•	the Depositary may require such other indemnities and set such other credit regulations as it deems appropriate.

      In addition, the number of ADSs that may be outstanding at any time as a result of pre-release should not normally exceed 30% of the deposited securities, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

      By purchasing our ADSs, you agree to comply with our charter, the resolutions of our board of directors, applicable stock exchange and clearing agency requirements, and the laws of the Republic of India, the United States and any other relevant jurisdiction regarding record or beneficial ownership of deposited securities, any disclosure requirements regarding ownership of equity shares, all as if the ADSs were, for this purpose, the deposited securities they represent.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

      Foreign investment in Indian securities is governed by FEMA which replaced the more stringent Foreign Exchange Regulation Act, 1973, or FERA, effective as of June 1, 2000. The Foreign Direct Investment Policy under the RBI’s Automatic Route enables Indian companies (other than those specifically excluded in the scheme) to issue shares to persons resident outside India without prior permission from the RBI, subject to certain conditions. General permission has been granted for the transfer of shares and convertible debentures by a person resident outside India as follows: (i) for transfers of shares or convertible debentures held by a person resident outside India other than non-resident Indians, or NRIs, or overseas corporate bodies, or OCBs, to any person resident outside India, provided that the transferee has obtained permission of the Central Government and if that person had any previous venture or tie-up in India through investment in any manner or a technical collaboration or trademark agreement in the same field or allied field in which the Indian company whose shares are being transferred is engaged, (ii) NRIs or OCBs are permitted to sell shares or convertible debentures of an Indian company to other NRIs or OCBs and (iii) a person resident outside India may gift securities of an Indian company to a person resident in India. In all other cases, prior approval of the RBI is necessary. For the sale of existing shares or convertible debentures of an Indian company by a resident to a non resident the transferor should obtain an approval of Central Government of India and thereafter make an application to RBI for permission. In such cases the RBI may permit the transfer subject to such terms and conditions including the price at which the sale may be made.

General

      Shares of Indian companies represented by ADSs may be approved for issuance to foreign investors by the Government of India under the Issue of Foreign Currency Convertible Bonds and Equity Shares (Through Depositary Receipt Mechanism) Scheme, 1993, or the 1993 Regulations, as modified from time to time, promulgated by the Government of India. The 1993 Regulations are distinct from other policies or facilities, as described below, relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the 1993 Regulations also affords to holders of the ADSs the benefits of Section 115AC of the Income Tax Act, 1961 for purposes of the application of Indian tax law. In March 2001, the RBI issued a notification permitting, subject to certain conditions, two-way fungibility of ADRs. This would mean that ADRs converted into Indian shares may be converted back into ADRs, subject to compliance with certain requirements and the limits of sectoral caps as applicable.

Fungibility of ADSs

      In March 2001, the RBI amended the Foreign Exchange Management (Transfer or Issue of Securities by a Person Resident Outside India) Regulations, 2000 allowing a registered broker in India to purchase shares of an Indian company that has issued ADSs, on behalf of a person resident outside India, for the purposes of converting the shares into ADSs. However, such conversion of equity shares into ADSs is possible only if the following conditions are satisfied:

•	the shares may be purchased through a stock broker in India only with the permission of the Custodian to the ADS offering of the Indian company; and

•	the shares that are purchased for conversion into ADSs may not exceed the number of shares that were released by the Custodian pursuant to conversions of ADSs into equity shares under the Depositary Agreement.

      Alternatively, an issuer in India can sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India. The ADS offering must be approved by the Foreign Investment Promotion Board, or FIPB, and offered at a price determined by the lead manager of such offering.

Foreign Direct Investment

      In July 1991, the Government of India raised the limit on foreign equity holdings in Indian companies from 40% to 51% in certain high priority industries. The RBI gave automatic approval for such foreign equity holdings within specified limits in certain priority industries. The FIPB currently under the Ministry of Industry, was thereafter formed to negotiate with large foreign companies wishing to make considerable long-term investments. Over a period of time, the Government of India has relaxed the restrictions on foreign investment considerably. Currently, subject to certain exceptions, foreign direct investment by individuals of Indian nationality or origin residing outside India, or NRIs or OCBs, up to 49% in most sectors of industry do not require the prior approval of the FIPB. Some sectors of industry have recently been relaxed to allow up to 74% investment. Foreign equity participation in excess of 51% in certain high priority industries and in excess of percentages prescribed by the Ministry of Industry is currently allowed only with the approval of the FIPB.

      Proposals involving the public sector and other sensitive areas require the approval of the Cabinet Committee on Economic Affairs. The Department of Industrial Policy and Promotion, a part of the ministry of Industry, issued detailed guidelines in January 1997 for consideration of foreign direct investment proposals by the FIPB, or the Guidelines. Under the Guidelines, sector specific guidelines for foreign direct investment and the levels of permitted equity participation have been established. In February 2000, the Department of Industrial Policy and Promotion, issued a notification that foreign ownership of up to 50%, 51%, 74% or 100%, depending on the category, would be allowed without prior permission of the FIPB and, in certain cases, without prior permission of the RBI. The issues to be considered by the FIPB, and the FIPB’s areas of priority in granting approvals are also set out in the Guidelines. These guidelines have been substantially modified/relaxed under the current FEMA dispensation.

      The basic objective of the Guidelines is to improve the transparency and objectivity of the FIPB’s consideration of proposals. However, since these are administrative guidelines and have not been codified as either law or regulations, they are not legally binding with respect to any recommendation made by the FIPB or with respect to any decision taken by the Government of India in cases involving foreign direct investment.

      In May 1994, the Government of India announced that purchases by foreign investors of ADSs as evidenced by ADRs and foreign currency convertible bonds of Indian companies would be treated as direct foreign investment in the equity issued by Indian companies for such offerings. Therefore, offerings that involve the issuance of equity that results in Foreign Direct Investors holding more than the stipulated percentage of direct foreign investments (which depends on the category of industry) would require approval from the FIPB.

      In addition, offerings by Indian companies of any such securities to foreign investors require FIPB approval whether or not the stipulated percentage limit would be reached if the proceeds will be used for investment in specified industries. In August 2000, the Department of Industrial Policy and Promotion removed all limitations on Foreign Direct Investment in the IT industry.

Investment by Non-Resident Indians and Overseas Corporate Bodies

      A variety of special facilities for making investments in shares of Indian companies are available to individuals of Indian nationality or persons of Indian origin residing outside India, or PIOs, NRIs, and to OCBs. These facilities permit PIOs and NRIs to make portfolio investments in shares and other securities of Indian companies on a basis that is not generally available to other foreign investors. These facilities are different and distinct from investments by Foreign Direct Investors described above.

Investment by Foreign Institutional Investors

      In September 1992, the Government of India issued guidelines which enable Foreign Institutional Investors, or FIIs, including institutions such as pension funds, investment trusts, asset management companies, nominee companies and incorporated/institutional portfolio managers, to invest in all the securities traded on the primary and secondary markets in India. Under the guidelines, FIIs are required to obtain an initial registration from the Securities and Exchange Board of India, or SEBI, and a general permission from the RBI to engage in transactions regulated under FEMA. FIIs must also comply with the provisions of the SEBI Foreign Institutional Investors Regulations, 1995. When it receives the initial registration, the FII also obtains general permission from the RBI to engage in transactions regulated under FEMA. Together, the initial registration and the RBI’s general permission enable the registered FII to: (i) buy (subject to the ownership restrictions discussed below) and sell unrestricted securities issued by Indian companies; (ii) realize capital gains on investments made through the initial amount invested in India; (iii) participate in rights offerings for shares; (iv) appoint a domestic custodian for custody of investments held; and (v) repatriate the capital, capital gains, dividends, interest income and any other compensation received pursuant to rights offerings of shares. The current policy with respect to purchase or sale of securities of an Indian company by an FII is in Schedule 2 and Regulation 5(2) of the FEM (Transfer or Issue of Securities by a Person Resident Outside India) Regulations, 2000.

Ownership Restrictions

      SEBI and RBI regulations restrict investments in Indian companies by FIIs, NRIs and OCBs or collectively, Foreign Direct Investors. Under current SEBI regulations applicable to us, subject to the requisite approvals of the shareholders in a general meeting, Foreign Direct Investors in aggregate may hold no more than 49% of a company’s equity shares, excluding the equity shares underlying the ADSs. Pursuant to Notification No. FEMA.45/2001-RB dated September 20, 2001 under Foreign Exchange Management (Transfer or Issue of Securities by a Person Resident Outside India) (Amendment) Regulations, 2001, upon obtaining the approval of the shareholders by a special resolution, the limit of FII investment in a company may be increased to 100% for companies in the IT industry. Furthermore, SEBI regulations provide that no single FII may hold more than 10% of a company’s total equity shares.

      There is uncertainty under Indian law about the tax regime applicable to FIIs which hold and trade ADSs. FIIs are urged to consult with their Indian legal and tax advisers about the relationship between the FII guidelines and the ADSs and any equity shares withdrawn upon surrender of the ADSs.

      More detailed provisions relating to FII investment have been introduced by the SEBI with the introduction of the SEBI Foreign Institutional Investors Regulations, 1995. These provisions relate to the registration of FIIs, their general obligations and responsibilities, and certain investment conditions and restrictions. One such restriction is that the total investment in equity and equity-related instruments should not be less than 70% of the aggregate of all investments of an FII in India. The SEBI has also permitted private placements of shares by listed companies with FIIs, subject to the prior approval of the RBI under FEMA. Such private placements must be made at the average of the weekly highs and lows of the closing price over the preceding six months or the preceding two weeks, whichever is higher.

      Under the Takeover Code, which replaced the 1994 Takeover Code (as defined herein), upon the acquisition of more than 5% or 10% or 14% of the outstanding shares of a public Indian company, a purchaser is required to notify the company and all the stock exchanges on which the shares of the company are listed. Upon the acquisition of 15% or more of such shares or a change in control of the company, the purchaser is required to make an open offer to the other shareholders offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the rules of the Takeover Code. Upon conversion of ADSs into equity shares, a holder of ADSs will be subject to the Takeover Code.

      Open market purchases of securities of Indian companies in India by Foreign Direct Investors above the ownership levels set forth above require Government of India approval on a case-by-case basis.

GOVERNMENT OF INDIA APPROVALS

      We require FIPB approval of this offering in accordance with the RBI regulations relating to sponsored ADS offerings. Pursuant to such regulations, an issuer in India, such as us, can sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India. The guidelines specify that:

•	the ADSs must be offered at a price determined by the lead manager of such offering;

•	all equity holders may participate;

•	the issuer must obtain special shareholder approval;

•	the proceeds must be repatriated to India within 30 days of the closure of the issue.

      Additionally, RBI approval is required for:

•	any holder of the underlying equity shares to transfer rights in the underlying equity shares in favor of a person resident in India; and

•	the sale of the underlying equity shares held by a person resident outside India to a person resident in India.

      If an RBI approval is required, the foreign investor would have to apply to the RBI by submitting Form TS1, which requires information as to the transferor, the transferee, the shareholding structure of the company whose shares are to be sold, the proposed price and other information. The RBI is not required to respond to a Form TS1 application within any specific time period and may grant or deny the application at its discretion.

      Limited exceptions from the RBI approval requirement include sales made in the stock market through a registered Indian broker, through a recognized stock exchange in India at the prevailing market rates, or if the shares are offered in accordance with the terms of an offer under the Takeover Code.

      The proceeds from any sale of the underlying equity shares by a person resident outside India to a person resident in India may only be transferred outside India after receipt of RBI approval, and the payment of applicable taxes and stamp duties.

      No approval is required for transfers of ADSs outside India between two non-residents.

      Shareholders resident outside India that intend to sell or otherwise transfer equity shares within India should seek the advice of Indian counsel to understand the requirements applicable at that time.

TAXATION

Indian Taxation

      General. The following summary is based on the law and practice of the Indian Income-tax Act, 1961, or Income-tax Act, including the special tax regime contained in Sections 115AC and 115ACA of the Income-tax Act read with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993, or the Scheme, as amended on, January 19, 2000. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of Sections 115AC and 115ACA may be amended or changed by future amendments to the Income-tax Act.

      We believe this information is materially complete as of the date hereof. However, this summary is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders or employees under Indian law for the acquisition, ownership and sale of ADSs and equity shares.

      EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS WITH RESPECT TO INDIAN AND LOCAL TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSs.

      Residence. For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

•	a period or periods amounting to at least 182 days; or

•	at least 60 days and, within the four preceding years has been in India for a period or periods amounting to at least 365 days.

      The period of 60 days referred to above shall be read as 182 days or more in case of a citizen of India or a PIO living abroad who visits India and within the four preceding years has been in India for a period or periods amounting to 365 days or more.

      A company is a resident of India if it is incorporated in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

      Taxation of Distributions. Dividends paid to non-resident equity holders are subject to a withholding tax of 10.5% including the applicable surcharge. Pursuant to the provisions of Section 115AD, dividends paid to FIIs may be subject to a withholding tax of 21%. The withholding tax rate can be lowered if double-taxation treaties are applicable.

      Any distributions of additional ADSs or equity shares to resident or non-resident holders will not be subject to Indian tax.

      Taxation of Capital Gains. The following is a brief summary of capital gains taxation of non-resident holders and resident employees relating to the sale of ADSs and equity shares received upon redemption of ADSs. The relevant provisions are contained mainly in sections 45, 47(vii)(a), 115AC and 115ACA, of the Income-tax Act, in conjunction with the Scheme. Effective April 1, 2002, the Finance Act 2001 introduced a new section 115AC in place of the prevailing section 115AC of the Income-tax Act. You should consult your own tax advisor concerning the tax consequences of your particular situation.

      Gains realized upon the sale of ADSs or shares that have been held for a period of more than thirty-six months and twelve months, respectively, are considered long-term capital gains. Gains realized upon the sale of ADSs or shares that have been held for a period of thirty six months or less and twelve months or less, respectively, are considered short-term capital gains. Capital gains are taxed as follows:

•	gains from a sale of ADSs outside India by a non-resident to another non-resident are not taxable in India;

•	long-term capital gains realized by a resident employee from the transfer of the ADSs will be subject to tax at the rate of 10.5%; short-term capital gains on such a transfer will be taxed at graduated rates with a maximum of 31.5%, including the applicable surcharge;

•	long-term capital gains realized by a nonresident individual holder upon the sale of equity shares obtained from the redemption of ADSs are subject to tax at a rate of 10.5%;

•	long-term capital gains realized by a nonresident corporate holders upon the sale of equity shares obtained through the redemption of ADSs are subject to taxation at the rate of 10.5%; and

•	short-term capital gains realized upon the sale of equity shares obtained from the redemption of ADSs will be taxed at variable rates with a maximum of 42% including the prevailing surcharge, in case of foreign companies, and 31.5% including the applicable surcharge in the case of resident employees and non-resident individuals with taxable income over Rs. 150,000.

      The above rates may be offset by the applicable credit mechanism allowed under double tax avoidance agreements in the case of non-residents. The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the equity shares or ADSs. Under the Scheme, the purchase price of equity shares in an Indian listed company received in exchange for ADSs will be the market price of the underlying shares on the date that the Depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs, or the “stepped up” basis purchase price. The market price will be the price of the equity shares prevailing on the Stock Exchange, Mumbai or the National Stock Exchange. There is no corresponding provision under the Income-tax Act in relation to the “stepped up” basis for the purchase price of equity shares. However the tax department in India has not denied this benefit. In the event that the tax department denies this benefit, the original purchase price of ADSs would be considered the purchase price for computing the capital gains tax.

      According to the Scheme, a non-resident holder’s holding period for the purposes of determining the applicable Indian capital gains tax rate relating to equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the Depositary to the custodian. However, the Scheme does not address this issue in the case of resident employees, and it is therefore unclear as to when the holding period for the purposes of determining capital gains tax commences for such a resident employee.

      The Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for the preferential tax treatment.

      It is unclear as to whether section 115AC and the Scheme are applicable to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon redemption of the ADSs.

      It is unclear as to whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation. The capital gains realized on the sale of such subscription rights or other rights, which will generally be in the nature of short-term capital gains, will be subject to tax at variable rates with a maximum rate of 42%, including the prevailing surcharge, in case of a foreign company, and 31.5%, including the applicable surcharge, in case of resident employees, and non-resident individuals with taxable income over Rs. 150,000.

      Withholding Tax on Capital Gains. Any gain realized by a non-resident or resident employee on the sale of equity shares is subject to Indian capital gains tax, which, in the case of a non-resident is to be withheld at the source by the buyer.

      Buy-back of Securities. Indian companies are not subject to any tax on the buy-back of their shares. However, the shareholders will be taxed on any resulting gains. We would be required to deduct tax at source according to the capital gains tax liability of a non-resident shareholder.

      Stamp Duty and Transfer Tax. Upon issuance of the equity shares underlying our ADSs, we will be required to pay a stamp duty of 0.1% per share of the issue price of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. A sale of equity shares in physical form by a non-resident holder will also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee. Shares must be traded in dematerialized form. The transfer of shares in dematerialized form is currently not subject to stamp duty.

      Wealth Tax. The holding of the ADSs and the holding of underlying equity shares by resident and non-resident holders will be exempt from Indian wealth tax. Non-resident holders are advised to consult their own tax advisors regarding this issue.

      Gift Tax and Estate Duty. Currently, there are no gift taxes or estate duties. These taxes and duties could be restored in future. Non-resident holders are advised to consult their own tax advisors regarding this issue.

      Service Tax. Brokerage or commission paid to stock brokers in connection with the sale or purchase of shares is subject to a service tax of 5%. The stock broker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

United States Federal Taxation

      The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs and is for general information only. This summary addresses the U.S. federal income and estate tax considerations of holders that are U.S. holders. U.S. holders are beneficial holders of equity shares or ADSs who are citizens or residents of the United States, or corporations created in or under the laws of the United States or any political subdivision thereof or therein, estates, the income of which is subject to U.S. federal income taxation regardless of its source, and trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions. This summary is limited to U.S. holders who will hold equity shares or ADSs as capital assets. In addition, this summary is limited to U.S. holders who are not resident in India for purposes of the Convention Between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income.

      This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as banks, insurance companies, financial institutions, dealers in securities or currencies, tax-exempt entities, persons that will hold equity shares or ADSs as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, persons that have a “functional currency” other than the U.S. dollar or holders of 10% or more, by voting power or value, of the shares of our company. This summary is based on the tax laws of the United States as in effect on the date of this prospectus and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date, and is based in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

      EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSs.

      Ownership of ADSs. For U.S. federal income tax purposes, holders of ADSs will be treated as the holders of equity shares represented by such ADSs.

      Dividends. Except for ADSs or equity shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs, the gross amount of any distributions of cash or property with respect to ADSs or equity shares (before reduction for any Indian withholding taxes) will generally be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally should be the date of receipt by the Depositary, to the extent such distributions are made from the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our company exceeds our company’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder’s tax basis in the equity shares or ADSs and thereafter as capital gain.

      Subject to certain conditions and limitations, any Indian withholding tax imposed upon distributions paid to a U.S. holder with respect to ADSs or equity shares will be eligible for credit against the U.S. holder’s federal income tax liability. Alternatively, a U.S. holder may claim a deduction for such amount, but only for a year in which a U.S. holder does not claim a credit with respect to any foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to equity shares or ADSs will generally constitute foreign source “passive income” (or, in the case of certain holders, “financial services income”).

      If dividends are paid in Indian rupees, the amount of the dividend distribution included in the income of a U.S. holder will be in the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is included in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as U.S. source ordinary income or loss.

      Sale or Exchange of Equity Shares or ADSs. A U.S. holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder’s tax basis in the equity shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive income or loss for U.S. foreign tax credit purposes. Capital gains realized by a U.S. holder upon the sale of equity shares (but not ADSs) may be subject to certain tax in India. See “Taxation — Indian Taxation — Taxation of Capital Gains.” Due to limitations on foreign tax credits, however, a U.S. holder may not be able to utilize any such taxes as a credit against the U.S. holder’s federal income tax liability.

      Estate Taxes. An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs held by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Indian estate tax with respect to the equity shares will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

      Backup Withholding Tax and Information Reporting Requirements. Any dividends paid, or proceeds on a sale of, equity shares or ADSs to or by a U.S. holder may be subject to U.S. information reporting, and a backup withholding tax (currently at a rate of 30% for 2003, 29% for 2004-2005, 28% for 2006-2010, and 31% thereafter) may apply unless the holder is an exempt recipient or provides a U.S. taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with any applicable backup withholding requirements. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

      Passive Foreign Investment Company. A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if either:

•	75% or more of its gross income for the taxable year is passive income; or

•	on average for the taxable year by value, or, if it is not a publicly traded corporation and so elects, by adjusted basis, if 50% or more of its assets produce or are held for the production of passive income.

      We do not believe that we satisfy either of the tests for passive foreign investment company status for our current taxable year. We will be required to determine our status as a passive foreign investment company on an annual basis. No assurance can be given that we will not be considered a passive foreign investment company in future taxable years. If we were to be a passive foreign investment company for any taxable year, U.S. holders would be required to either:

•	pay an interest charge together with tax calculated at ordinary income rates on “excess distributions,” as the term is defined in relevant provisions of the U.S. tax laws and on any gain on a sale or other disposition of equity shares;

•	if a “qualified electing fund election” (as the term is defined in relevant provisions of the U.S. tax laws) is made, include in their taxable income their pro rata share of undistributed amounts of our income; or

•	if the equity shares are “marketable” and a mark-to-market election is made, mark-to-market the equity shares each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

      If we are treated as a passive foreign investment company, we do not plan to provide information necessary for the “qualified electing fund” election.

      The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of equity shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

      We, the selling shareholders and the underwriters for the offering, or the Underwriters, named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the conditions set forth in the underwriting agreement, including, without limitation the successful completion of the Indian Invitation to Offer, each Underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are the representatives of the Underwriters.

Underwriters	Number of ADSs

Goldman Sachs (Asia) L.L.C.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Deutsche Bank Securities Inc.
UBS AG, acting through its Business Group UBS Warburg

Total

      The Underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

      If the Underwriters sell more ADSs than the total number set forth in the table above, the Underwriters have an option to buy up to an additional           ADSs, representing up to an additional           equity shares, from the selling shareholders to cover such sales. They may exercise that option within 7 days of the date of this prospectus. If any ADSs are purchased pursuant to this option, the Underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

      The following table shows the per ADS and total underwriting discounts and commissions to be paid to the Underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase           additional ADSs, representing up to an additional           equity shares.

Paid by the Selling Shareholders

	No	Full
	Exercise	Exercise

Per ADS
Total

      ADSs sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any ADSs sold by the Underwriters to securities dealers may be sold at a discount of up to $                    per ADS from the initial price to public. Any such securities dealers may resell any ADSs purchased from the Underwriters to certain other brokers or dealers at a discount of up to $                    per ADS from the initial price to public. If all the ADSs are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

      We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    , including registration fees of $                    , printing fees of approximately $                    , professional fees of approximately $                    , directors’ and officers’ insurance

premiums related to this offering of approximately $                    and other expenses of approximately $                    .

      The selling shareholders are paying all expenses of the offering, including underwriting discounts and commissions.

      We, our executive officers and our directors have agreed with the Underwriters not to dispose of or hedge any of their equity shares, ADSs or securities convertible into or exchangeable for ADSs or equity shares or any similar securities during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives, and subject to certain exceptions.

      Each Underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the ADSs will not offer or sell any ADSs to persons in the United Kingdom, except to persons whose ordinary activities involve in them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may lawfully be issued or passed on.

      Each Underwriter has acknowledged and agreed that the ADSs have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer ADSs in Japan to a list of 49 offerees in accordance with the above provisions.

      This prospectus has not been delivered for registration to the Registrar of Companies in Hong Kong and, accordingly, must not be issued, circulated or distributed in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Hong Kong Companies Ordinance, or in circumstances which do not constitute an offer to the public for the purposes of the Hong Kong Companies Ordinance. Unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this prospectus or any amendment or supplement hereto or other invitation, advertisement or document relating to the ADSs to anyone other than a person whose business involves the acquisition and disposal, or holding, of securities whether as principal or agent.

      This document has not been registered as a prospectus with the Registrar of Companies in Singapore, and the ADSs will be offered in Singapore pursuant to an exemption invoked under Section 106C and Section 106D of the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act. Accordingly, the ADSs may not be offered or sold, nor may this document or any other offering document or material relating to the ADSs be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

      The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

      No action has been or will be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Each Underwriter has represented and agreed that it has not distributed and will not distribute, directly or indirectly, any prospectus relating to the ADSs in India or to the residents of India and that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs in India to, or for the account or benefit, of any resident of India.

      A prospectus in electronic format may be made available on the website maintained by one or more underwriters or securities dealers. The representatives of the Underwriters may agree to allocate a number of ADSs to the Underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the Underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the Underwriters to securities dealers who resell ADSs to online brokerage account holders.

      In connection with the offering, the Underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional ADSs from the selling shareholders in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing additional ADSs in the open market. In determining the source of ADSs to close out the covered short position, the Underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids or purchases of ADSs made by the Underwriters in the open market prior to the completion of the offering.

      The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such Underwriter in stabilizing or short covering transactions.

      These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

      For the nine months ended December 31, 2002, Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., one of the representatives of the Underwriters, was one of our 20 largest clients.

      In addition, during the nine months ended December 31, 2002, certain affiliates of Salomon Smith Barney Inc., one of the representatives of the Underwriters were clients of ours.

      Deutsche Bank Securities Inc., one of the Underwriters, is an affiliate of our Depositary, Deutsche Bank Trust Company Americas.

      In June 2002, we and Citicorp International Finance Corporation, an affiliate of Salomon Smith Barney Inc., invested an aggregate of $12.5 million in Progeon. We purchased 12,250,000 equity shares for $2.5 million and Citicorp purchased 4,375,000 preference shares for $10.0 million. A second tranche investment by both us and Citicorp of an additional $12.5 million is expected to occur by June 2003.

      We and the selling shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      The representatives of the Underwriters may be contacted at the following address: Goldman Sachs (Asia) L.L.C., 68th Floor, Cheung Kong Centre, 2 Queen’s Road Central, Hong Kong; Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center, North Tower, New York, New York 10281-1332; and Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

LEGAL MATTERS

      The validity of the ADSs offered hereby and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with the offering will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. counsel. Certain matters in connection with the offering will be passed upon on behalf of the Underwriters by Latham & Watkins, LLP and Amarchand & Mangaldas & Suresh A. Shroff & Co., Mumbai, India, counsel for the Underwriters. Wilson Sonsini Goodrich & Rosati may rely upon Crawford Bayley & Co. with respect to certain matters governed by Indian law. Crawford Bayley & Co. together with its affiliates owns 6,700 of our equity shares.

INDIA FINANCIAL ADVISOR

      In connection with the offering, Enam Financial Consultants Pvt. Ltd., or Enam, and its affiliates has acted as the Indian financial advisor to Infosys. Enam together with affiliates owns 250,902 of our equity shares.

EXPERTS

      The U.S. GAAP consolidated financial statements and schedule of Infosys Technologies Limited as of March 31, 2001 and 2002, and for each of the years in the three-year period ended March 31, 2002, have been included and incorporated by reference herein in reliance upon the report of KPMG, India, independent accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

      We will furnish to you, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

      We have filed with the Securities and Exchange Commission a registration on Form F-3 and a registration on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

      We file reports, including annual reports on Form 20-F, and other information with the Securities and Exchange Commission pursuant to the rules and regulations of the Securities and Exchange Commission that apply to foreign private issuers. You may read and copy any materials filed with the Securities and Exchange Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public over the Internet at the Securities and Exchange Commission’s website at https://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are incorporating by reference the following into this prospectus:

•	our Form 8-A, filed with the Securities and Exchange Commission on February 11, 1999;

•	our Form 20-F, filed with the Securities and Exchange Commission on May 8, 2002; and

•	all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the Securities and Exchange Commission on or after the date on which the registration statement is first filed with the Securities and Exchange Commission and until the termination or completion of the offering of the offered ADSs.

      Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in those documents, will be provided without charge to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to: V. Balakrishnan, c/o Infosys Technologies Limited, Electronics City, Hosur Road, Bangalore, Karnataka, India 561 229 (telephone: +91-80-852-0261).

      We will furnish to any holder of ADSs that so requests our annual report on Form 20-F containing a description of our operations and annual audited consolidated financial statements and an opinion on the financial statements by an independent public accountant prepared in accordance with U.S. GAAP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

      Our Articles provide that the directors and officers of the company shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles provide that we shall indemnify its officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.

      Reference is made to the form of indemnification agreements filed as Exhibit 10.4 to our Form F-1 Registration Statement filed with the Securities and Exchange Commission in March 1999, pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

      The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

      We have obtained directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORTS

The Board of Directors and Stockholders

Infosys Technologies Limited

      We have audited the accompanying balance sheets of Infosys Technologies Limited as of March 31, 2002 and 2001, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and the financial statement schedule are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infosys Technologies Limited as of March 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Bangalore, India April 10, 2002	KPMG

INFOSYS TECHNOLOGIES LIMITED

BALANCE SHEETS

	As of	As of
	March 31, 2001	March 31, 2002

ASSETS
Current Assets
Cash and cash equivalents	$124,084,245	$210,485,940
Trade accounts receivable, net of allowances	64,942,062	69,017,110
Deferred tax assets	1,265,142	774,107
Prepaid expenses and other current assets	16,452,863	18,875,904

Total current assets	206,744,312	299,153,061
Property, plant and equipment, net	119,773,030	147,211,731
Deferred tax assets	2,070,428	4,560,934
Investments	5,577,393	7,777,393
Advance income taxes	180,113	—
Other assets	8,002,543	12,458,615

TOTAL ASSETS	$342,347,819	$471,161,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$28,082	$—
Client deposits	1,217,737	2,215,001
Other accrued liabilities	21,830,484	22,424,646
Income taxes payable	—	678,703
Unearned revenue	7,479,815	3,464,018

Total current liabilities	30,556,118	28,782,368
Stockholders’ Equity
Common stock, $0.16 par value; 100,000,000 equity shares authorized, Issued and outstanding — 66,158,117 and 66,186,130 as of March 31, 2001 and 2002, respectively	8,594,106	8,597,001
Additional paid-in capital	122,017,518	123,079,948
Accumulated other comprehensive income	(28,664,972)	(45,441,148)
Deferred stock compensation	(12,517,018)	(7,620,600)
Retained earnings	222,362,067	363,764,165

Total Stockholders’ Equity	311,791,701	442,379,366

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$342,347,819	$471,161,734

See accompanying notes to the financial statements

INFOSYS TECHNOLOGIES LIMITED

STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	March 31, 2000	March 31, 2001	March 31, 2002

Revenues	$203,443,754	$413,850,510	$545,051,214
Cost of revenues	111,080,546	213,613,744	290,032,232

Gross profit	92,363,208	200,236,766	255,018,982

Operating Expenses:
Selling and marketing expenses	9,643,970	20,682,776	27,113,122
General and administrative expenses	17,102,550	36,957,609	44,348,181
Amortization of stock compensation expense	5,117,635	5,081,795	5,009,772

Total operating expenses	31,864,155	62,722,180	76,471,075

Operating income	60,499,053	137,514,586	178,547,907
Other income, net	9,038,792	9,505,343	13,865,294

Income before income taxes	69,537,845	147,019,929	192,413,201
Provision for income taxes	8,193,317	15,071,825	27,946,892

Net income	$61,344,528	$131,948,104	$164,466,309

Earnings per equity share
Basic	$0.93	$2.01	$2.51
Diluted	$0.93	$1.98	$2.49
Weighted equity shares used in computing earnings per equity share
Basic	65,659,625	65,771,256	65,556,648
Diluted	65,863,990	66,714,739	66,084,874

See accompanying notes to the financial statements

INFOSYS TECHNOLOGIES LIMITED

STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Accumulated
	Common Stock		Additional		Other	Deferred		Total
			Paid-In	Comprehensive	Comprehensive	Stock	Retained	Stockholders’
	Shares	Par Value	Capital	Income	Income	Compensation	Earnings	Equity

Balance as of March 31, 1999	66,138,800	$8,592,137	$120,849,511		$(9,100,662)	$(21,686,799)	$40,955,375	$139,609,562

Cash dividends declared	—	—	—		—	—	(2,526,872)	(2,526,872)
Common stock issued	11,900	1,373	405,489		—	—	—	406,862
ADR issue expenses	—	—	(777,923)		—	—	—	(777,923)
Compensation related to stock option grants	—	—	1,029,649		—	(1,029,649)	—	—
Amortization of compensation related to stock option grants	—	—	—		—	5,117,635	—	5,117,635
Comprehensive income
Net income	—	—	—	$61,344,528	—	—	61,344,528	61,344,528
Other comprehensive income
Translation adjustment	—	—	—	(5,037,271)	(5,037,271)	—	—	(5,037,271)

Comprehensive income				$56,307,257

Balance as of March 31, 2000	66,150,700	$8,593,510	$121,506,726		$(14,137,933)	$(17,598,813)	$99,773,031	$198,136,521

Cash dividends declared	—	—	—		—	—	(9,359,068)	(9,359,068)
Common stock issued	7,417	596	510,792		—	—	—	511,388
Amortization of compensation related to stock option grants	—	—	—		—	5,081,795	—	5,081,795
Comprehensive income
Net income	—	—	—	$131,948,104	—	—	131,948,104	131,948,104
Other comprehensive income
Translation adjustment	—	—	—	(14,527,039)	(14,527,039)	—	—	(14,527,039)

Comprehensive income				$117,421,065

Balance as of March 31, 2001	66,158,117	$8,594,106	$122,017,518		$(28,664,972)	$(12,517,018)	$222,362,067	$311,791,701

Common stock issued	28,013	2,895	949,076		—	—	—	951,971
Cash dividends declared	—	—	—		—	—	(23,064,211)	(23,064,211)
Deferred stock compensation related to stock option grants	—	—	113,354		—	(113,354)	—	—
Amortization of compensation related to stock option grants	—	—	—		—	5,009,772	—	5,009,772
Comprehensive income
Net income	—	—	—	$164,466,309	—	—	164,466,309	164,466,309
Other comprehensive income
Translation adjustment	—	—	—	(16,776,176)	(16,776,176)	—	—	(16,776,176)

Comprehensive income				$147,690,133

Balance as of March 31, 2002	66,186,130	$8,597,001	$123,079,948		$(45,441,148)	$(7,620,600)	$363,764,165	$442,379,366

See accompanying notes to the financial statements

INFOSYS TECHNOLOGIES LIMITED

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	March 31, 2000	March 31, 2001	March 31, 2002

OPERATING ACTIVITIES:
Net income	$61,344,528	$131,948,104	$164,466,309
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of property, plant and equipment	(20,153)	(20,053)	(16,754)
Depreciation and amortization	12,268,169	24,527,867	33,608,391
Deferred tax benefit	(850,891)	(769,304)	(1,999,471)
Amortization of deferred stock compensation expense	5,117,635	5,081,795	5,009,772
Provision for investments	—	3,480,300	—
Changes in assets and liabilities
Trade accounts receivable	(11,927,796)	(36,310,272)	(7,196,700)
Prepaid expenses and other current assets	(2,532,524)	(2,654,466)	(2,052,721)
Income taxes	961,582	(1,973,114)	869,109
Accounts payable	910,011	(901,961)	(27,382)
Client deposits	410,555	833,215	1,075,855
Unearned revenue	(418,230)	3,770,772	(3,753,943)
Other accrued liabilities	4,984,495	9,651,967	1,492,616

Net cash provided by operating activities	70,247,381	136,664,850	191,475,081

INVESTING ACTIVITIES:
Expenditure on property, plant and equipment	(36,913,037)	(101,235,420)	(68,347,644)
Proceeds from sale of property, plant and equipment	23,555	49,676	335,079
Loans to employees	(7,048,879)	(4,932,703)	(5,547,203)
Purchase of investments	(3,000,000)	(5,879,755)	(2,200,000)

Net cash used in investing activities	(46,938,361)	(111,998,202)	(75,759,768)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	406,862	511,388	963,351
ADR issue expenses	(777,923)	—	—
Payment of dividends	(2,526,872)	(9,220,142)	(22,902,618)

Net cash used in financing activities	(2,897,933)	(8,708,754)	(21,939,267)

Effect of exchange rate changes on cash	(2,686,564)	(8,473,135)	(7,374,351)
Net increase in cash and cash equivalents during the period	17,724,523	7,484,759	86,401,695
Cash and cash equivalents at the beginning of the period	98,874,963	116,599,486	124,084,245

Cash and cash equivalents at the end of the period	$116,599,486	$124,084,245	$210,485,940

Supplementary information:
Cash paid towards taxes	$7,270,137	$16,950,802	$27,493,194

See accompanying notes to the financial statements

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1     Company Overview and Significant Accounting Policies

1.1 Company Overview

      Infosys, a world leader in consulting and information technology services, partners with Global 2000 companies to provide business consulting, systems integration, application development, maintenance, re-engineering and product engineering services. Through these services, Infosys enables its clients to fully exploit technology for business transformation.

1.2 Basis of Preparation of Financial Statements

      The accompanying financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). All amounts are stated in U.S. dollars, except as otherwise specified.

1.3 Use of Estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the year. Examples of estimates include accounting for contract costs expected to be incurred to complete software development, allowance for uncollectible accounts receivable, future obligations under employee benefit plans and the useful lives of property, plant and equipment. Actual results could differ from those estimates.

1.4 Revenue Recognition

      The company derives its revenues primarily from software services and also from the licensing of software products. Revenue on time-and-material contracts is recognized as the related costs are incurred. Revenue from fixed-price, fixed-time frame contracts is recognized as per the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. The company provides its clients with a fixed-period warranty for corrections of errors and telephone support on all its fixed-price, fixed-time frame contracts. Costs associated with such support services are accrued at the time related revenues are recorded.

      In accordance with SOP 97-2, license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable, and the collection of the fee is probable. When other services are provided in conjunction with the licensing arrangement, the revenue from such contracts are allocated to each component of the contract using the residual method, whereby revenue is deferred for the undelivered services and the residual amounts are recognized as revenue for delivered elements. When the company receives advances for software development services and products, such amounts are reported as client deposits until all conditions for revenue recognition are met. Maintenance revenue is deferred and recognized ratably over the term of the underlying maintenance agreement, generally 12 months. Revenue from client training, support and other services arising due to the sale of software products is recognized as the services are performed.

1.5 Cash and Cash Equivalents

      The company considers all highly liquid investments with a remaining maturity at the date of purchase/ investment of three months or less to be cash equivalents. Cash and cash equivalents comprise cash, cash on deposit with banks, marketable securities and deposits with corporations.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

1.6 Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. The company depreciates property, plant and equipment over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	15 years
Furniture and fixtures	5 years
Computer equipment	2-5 years
Plant and equipment	5 years
Vehicles	5 years

      The cost of software purchased for use in software development and services is charged to the cost of revenues at the time of acquisition. Deposits paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under “Capital work-in-progress”.

1.7 Impairment of Long-Lived Assets

      The company evaluates the recoverability of its long-lived assets and certain identifiable intangibles, if any, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying value or the fair value less the cost to sell.

1.8 Research and Development

      Research and development costs are expensed as incurred. Software product development costs are expensed as incurred until technological feasibility is achieved.

1.9 Foreign Currency Translation

      The accompanying financial statements are reported in U.S. dollars. The functional currency of the company is the Indian rupee (“Rs.”). The translation of Rs. to U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date, and for revenue and expense accounts using a monthly average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as “Other comprehensive income”, a separate component of stockholders’ equity. The method for translating expenses of overseas operations depends upon the funds used. If the payment is made from a rupee denominated bank account, the exchange rate prevailing on the date of the payment would apply. If the payment is made from a foreign currency, i.e., non-rupee denominated account, the translation into rupees is performed at the average monthly exchange rate.

1.10 Earnings Per Share

      In accordance with Statement of Financial Accounting Standards (“SFAS”) 128, Earnings Per Share, basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the result would be anti-dilutive.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

1.11 Income Taxes

      Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

1.12 Fair Value of Financial Instruments

      The carrying amounts reflected in the balance sheets for cash, cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short maturities of these instruments.

1.13 Concentration of Risk

      Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, investment securities and hedging instruments. By their nature, all such financial instruments involve risk including the credit risk of non-performance by counterparties. In management’s opinion, as of March 31, 2001 and 2002, there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments, other than the amounts already provided for in the financial statements, if any. Exposure to credit risk is managed through credit approvals, establishing credit limits and monitoring procedures. The company’s cash resources are invested with corporations, financial institutions and banks with high investment grade credit ratings. Limitations are established by the company as to the maximum amount of cash that may be invested with any such single entity.

1.14 Retirement Benefits to Employees

1.14.1 Gratuity

      In accordance with the Payment of Gratuity Act, 1972, Infosys provides for gratuity, a defined benefit retirement plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment, of an amount based on the respective employee’s salary and the tenure of employment. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which, the company contributes to the Infosys Technologies Limited Employees’ Gratuity Fund Trust (the “Trust”). Trustees administer contributions made to the Trust and invest in specific designated securities as mandated by law, which generally comprise central and state government bonds and debt instruments of government-owned corporations.

1.14.2 Superannuation

      Apart from being covered under the Gratuity Plan described above, certain employees of Infosys are also participants of a defined contribution plan. The company makes monthly contributions under the superannuation plan (the “Plan”) to the Infosys Technologies Limited Employees Superannuation Fund Trust based on a specified percentage of each covered employee’s salary. The company has no further obligations to the Plan beyond its monthly contributions.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

1.14.3 Provident Fund

      Eligible employees also receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee’s salary. Infosys contributes a part of the contributions to the Infosys Technologies Limited Employees Provident Fund Trust. The remainders of the contributions are made to the Government administered provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

1.15 Investments

      The company accounts by the equity method for investments between 20% and 50%, or where it is otherwise able to exercise significant influence over the operating and financial policies of the investee. Investment securities in which the company controls less than 20% voting interest are currently classified as “Available-for-sale securities”. Non-readily marketable equity securities for which there are no readily determinable fair values are recorded at cost.

      Investment securities designated as “available-for-sale” are carried at their fair value. Fair value is based on quoted market prices. Unquoted securities are carried at cost, adjusted for declines in value judged to be other than temporary. Temporary unrealized gains and losses, net of the related tax effect are reported as a separate component of stockholders’ equity until realized. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in the statements of income. The cost of securities sold is based on the specific identification method. Interest and dividend income is recognized when earned.

1.16 Stock-Based Compensation

      The company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123. All stock options issued to date have been accounted as a fixed stock option plan.

1.17 Dividends

      Dividend on common stock and the related dividend tax are recorded as a liability on declaration.

1.18 Derivative Financial Instruments

      On April 1, 2001, the company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the rules became effective for companies with fiscal years ending March 31. The company enters into forward foreign exchange contracts where the counter party is generally a bank. The company purchases forward foreign exchange contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. Although these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS 133, as amended. Any derivative that is either not

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

designated hedge, or is so designated but is ineffective per SFAS 133, is marked to market and recognized in earnings immediately.

1.19 Reclassifications

      Certain reclassifications have been made to conform prior period data to the current presentations. These reclassifications had no effect on reported earnings.

1.20 Recently Issued Accounting Standards

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations be accounted for under a single method-the purchase method. Use of the pooling-of-interests method is no longer permitted and is effective for business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment and is effective for fiscal years beginning after December 15, 2001, with earlier application permitted for entities with fiscal years beginning after March 31, 2001.

      In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

      In August 2001, the FASB also issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Under this standard, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged.

      Both SFAS 141 and 142 are not currently applicable to the operations of the company. The company is evaluating the impact of SFAS 143 and 144 on its operations.

2	Notes to the Financial Statements

2.1 Cash and Cash Equivalents

      The cost and fair values for cash and cash equivalents as of March 31, 2001 and 2002, respectively are as follows:

	As of	As of
	March 31, 2001	March 31, 2002

Cost and fair values
Cash and bank deposits	$82,702,111	$158,274,886
Deposits with corporations	41,382,134	52,211,054

	$124,084,245	$210,485,940

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      Cash and cash equivalents include restricted cash balances amounting to $103,418 and $284,839 as of March 31, 2001 and 2002 respectively.

2.2 Trade Accounts Receivable

      Trade accounts receivable, as of March 31, 2001 and March 31, 2002, net of allowance for doubtful accounts of $3,902,996 and $3,941,245 respectively amounted to $64,942,062 and $69,017,110 respectively. The age profile of trade accounts receivable, net of allowances is given below.

	As of	As of
	March 31,	March 31,
	2001	2002

	(in %)
Period (in days)
0-30	69.2	69.0
31-60	26.6	30.0
61-90	1.7	0.5
More than 90	2.5	0.5

	100.0	100.0

2.3 Prepaid Expenses and Other Current Assets

      Prepaid expenses and other current assets consist of the following:

	As of	As of
	March 31, 2001	March 31, 2002

Rent deposits	$2,484,794	$2,079,155
Deposits with government organizations	945,189	1,220,401
Loans to employees	8,091,866	8,331,779
Prepaid expenses	4,349,913	2,990,523
Unbilled revenues	503,694	3,635,989
Other current assets	77,407	618,057

	$16,452,863	$18,875,904

      Other current assets represent advance payments to vendors for the supply of goods and rendering of services and certain costs incurred towards software. Deposits with government organizations relate principally to leased telephone lines and electricity supplies.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.4 Property, Plant and Equipment — Net

      Property, plant and equipment consist of the following:

	As of	As of
	March 31, 2001	March 31, 2002

Land	$7,865,351	$8,955,962
Buildings	33,871,448	58,481,413
Furniture and fixtures	21,579,707	32,683,315
Computer equipment	48,098,099	59,006,470
Plant and equipment	24,064,927	37,685,337
Vehicles	75,537	72,085
Capital work-in-progress	36,651,724	30,881,704

	172,206,793	227,766,286
Accumulated depreciation	(52,433,763)	(80,554,555)

	$119,773,030	$147,211,731

      Depreciation expense amounted to $12,268,169, $24,527,867 and $33,608,391 for fiscal 2000, 2001 and 2002 respectively. The amount of third party software expensed during the fiscal 2000, 2001 and 2002 was $3,816,840 $6,979,492 and $7,147,614 respectively.

2.5 Investments

      The carrying cost and fair values of available-for-sale securities are as follows:

	Carrying	Fair
	Cost	Value

As of March 31, 2001
M-Commerce Ventures Pte Ltd — 70 units, each unit representing 1 Ordinary Share of S$1 each at par and 9 Redeemable Preference Shares of S$1 each at par, with a premium of S$1,110 per Redeemable Preference Share	$399,485	$399,485
Asia Net Media BVI Limited — 30,000,000 Ordinary Shares at $0.05 each, fully paid, par value $0.01 each	1,500,000	1,500,000
EC Cubed Inc. — 1,300,108 Series D Convertible Preferred Stock, at $2.3075 each, fully paid, par value $0.0001 each	—	—
Alpha Thinx Mobile Services AG — 27,790 Bearer Shares, at €20 each, fully paid, par value €1 each	—	—
CiDRA Corporation — 33,333 Series D Convertible Preferred Stock, at $90 each, fully paid, par value $0.01 each	2,999,970	2,999,970
JASDIC Park Company — 480 Common Stock, at ¥ 50,000 each, fully paid, par value ¥ 50,000 each	177,576	177,576
Stratify, Inc. (formerly Purple Yogi Inc.) — 276,243 Series D Convertible Preferred Stock, at $1.81 each fully paid, par value $0.001 each	500,000	500,000
Others	362	362

	$5,577,393	$5,577,393

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Carrying	Fair
	Cost	Value

As of March 31, 2002
M-Commerce Ventures Pte Ltd — 70 units, each unit representing 1 Ordinary Share of S$1 each at par and 9 Redeemable Preference Shares of S$1 each at par, with a premium of S$1,110 per Redeemable Preference Share	$399,485	$399,485
Asia Net Media BVI Limited — 30,000,000 Ordinary Shares at $0.05 each, fully paid, par value $0.01 each	1,500,000	1,500,000
EC Cubed Inc. — 1,300,108 Series D Convertible Preferred Stock, at $2.3075 each, fully paid, par value $0.0001 each	—	—
Alpha Thinx Mobile Services AG — 27,790 Bearer Shares, at €20 each, fully paid, par value €1 each	—	—
CiDRA Corporation — 33,333 Series D Convertible Preferred Stock, at $90 each, fully paid, par value $0.01 each	2,999,970	2,999,970
Workadia Inc., U.S.A — 880,000 Series B Preferred Stock at $2.5 each, fully paid, par value $0.0005 each	2,200,000	2,200,000
JASDIC Park Company — 480 Common Stock, at ¥ 50,000 each, fully paid, par value ¥ 50,000 each	177,576	177,576
Stratify, Inc. (formerly Purple Yogi Inc.) — 276,243 Series D Convertible Preferred Stock, at $1.81 each fully paid, par value $0.001 each	500,000	500,000
Others	362	362

	$7,777,393	$7,777,393

2.6 Other Assets

      Other assets represent the non-current portion of loans to employees.

2.7 Related Parties

      The company grants loans to employees for acquiring assets such as property and cars. Such loans are repayable over fixed periods ranging from 1 to 100 months. The annual rates of interest at which the loans have been made to employees vary between 0% through 4%. No loans have been made to employees in connection with equity issues. The loans are generally secured by the assets acquired by the employees. As of March 31, 2001 and 2002, amounts receivable from officers amounting to $227,121 and $473,464 respectively are included in prepaid expenses and other current assets, and other assets in the accompanying balance sheets.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The required repayments of loans by employees are as detailed below.

	As of	As of
	March 31, 2001	March 31, 2002

2002	$8,091,866	—
2003	2,517,809	$8,331,779
2004	1,718,884	3,755,840
2005	1,033,107	2,670,075
2006	800,198	1,826,748
2007	—	1,454,086
Thereafter	1,932,545	2,751,866

Total	$16,094,409	$20,790,394

      The estimated fair values of related party receivables amounted to $12,465,374 and $17,905,507 as of March 31, 2001 and 2002, respectively. These amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgement is required to develop these estimates of fair value. Consequently, these estimates are not necessarily indicative of the amounts that the company could realize in the market.

2.8 Other Accrued Liabilities

      Other accrued liabilities comprise the following:

	As of	As of
	March 31, 2001	March 31, 2002

Accrued compensation to staff	$12,332,869	$11,575,996
Accrued dividends	103,418	229,839
Provision for post sales client support	1,578,859	2,255,573
Employee withholding taxes payable	25,000	2,614,479
Provision for expenses	3,768,256	3,356,760
Retention money	2,425,439	1,918,203
Others	1,596,643	473,796

	$21,830,484	$22,424,646

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.9 Employee Post-Retirement Benefits

2.9.1 Gratuity

      The following tables set out the funded status of the Gratuity Plan and the amounts recognized in the company’s financial statements in fiscal 2000, 2001 and 2002.

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Change in benefit obligations
Benefit obligations at the beginning of the year	$10,551,069	$11,043,208	$13,581,972
Effect of changes in assumptions used	(2,142,149)	—	—
Amortization of unrecognized actuarial loss	(368,548)	(329,928)	—
Service cost	3,418,688	2,627,599	1,341,313
Interest cost	939,603	1,183,461	1,376,398
Benefits paid	(128,803)	(184,247)	(175,364)
Effect of exchange rate changes	(1,226,652)	(758,121)	(272,421)

Benefit obligations at the end of the year	11,043,208	13,581,972	15,851,898

Change in plan assets
Fair value of plan assets at the beginning of the year	2,497,335	4,375,821	10,147,905
Effect of exchange rate changes	(134,018)	(468,275)	(524,191)
Actual return on plan assets	404,526	1,061,611	1,324,702
Employer contributions	1,736,781	5,362,995	1,675,480
Benefits paid	(128,803)	(184,247)	(175,364)

Plan assets at the end of the year	4,375,821	10,147,905	12,448,532

Funded status	(6,667,387)	(3,434,067)	(3,403,366)
Excess of actual return over estimated return on plan assets	93,716	301,791	141,394
Unrecognized transitional obligation	694,446	639,319	594,784
Unrecognized actuarial cost	4,546,219	4,216,291	3,131,389

(Accrued)/ prepaid benefit	$(1,333,006)	$1,723,334	$464,201

      Net gratuity cost for fiscal 2000, 2001 and 2002 comprises the following components:

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Service cost	$3,418,688	$2,627,599	$1,341,313
Interest cost	939,603	1,183,461	1,376,398
Expected return on assets	(310,810)	(759,820)	(1,183,308)
Amortization of unrecognized transitional obligation	58,245	55,127	44,535
Amortization of unrecognized actuarial loss	368,548	329,928	105,330

Net gratuity cost	$4,474,274	$3,436,295	$1,684,268

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The assumptions used in accounting for the Gratuity Plan in fiscal 2000, 2001 and 2002 are set out below.

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Discount rate	10%	10%	10%
Rate of increase in compensation levels	9%	9%	9%
Rate of return on plan assets	10%	10%	10%

      The company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

2.9.2 Superannuation

      The company contributed $244,248, $796,739, and $1,220,716, to the superannuation plan in fiscal 2000, 2001 and 2002 respectively.

2.9.3 Provident Fund

      The company contributed $1,198,772, $2,339,794, and $3,146,742, to the provident fund in fiscal 2000, 2001 and 2002 respectively.

2.10 Stockholders’ Equity

      The company has only one class of capital stock referred to as equity shares. All references in these financial statements to number of shares, per share amounts and market prices of the company’s equity shares have been retroactively restated to reflect stock splits made by the company.

2.11 Equity Shares

2.11.1 Voting

      Each holder of equity shares is entitled to one vote per share. The equity shares represented by American Depositary Shares (“ADS”) carry similar rights to voting and dividends as the other equity shares. Two ADS represent one underlying equity share.

2.11.2 Dividends

      Should the company declare and pay dividends, such dividends will be paid in Indian Rupees. Indian law mandates that any dividend be declared out of distributable profits only after the transfer of a specified percentage of net income computed in accordance with current regulations to a general reserve. Moreover, the remittance of dividends outside India is governed by Indian law on foreign exchange and is subject to applicable taxes.

2.11.3 Liquidation

      In the event of a liquidation of the company, the holders of common stock shall be entitled to receive any of the remaining assets of the company, after distribution of all preferential amounts. The amounts will be in proportion to the number of equity shares held by the stockholders.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.11.4 Stock Options

      There are no voting, dividend or liquidation rights to the holders of warrants issued under the company’s stock option plan.

2.12 Other Income, Net

      Other income, net, consists of the following:

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Interest income and others	$5,729,653	$8,526,635	$10,423,654
Income from sale of special import licenses	426,407	14,800	—
Exchange gains	2,882,732	4,444,208	2,749,162
Provision for investments	—	(3,480,300)	—
Others	—	—	692,478

	$9,038,792	$9,505,343	$13,865,294

2.13 Operating Leases

      The company has various operating leases for office buildings that are renewable on a periodic basis. Rental expense for operating leases in fiscal 2000, 2001 and 2002 were $2,387,334, $3,689,822 and $5,109,690, respectively. The operating leases can be renewed or canceled at the company’s option.

      The company leases some of its office space under non-cancelable operating leases for periods ranging between three through ten years. The schedule of future minimum rental payments in respect of these leases is set out below.

Year Ending March 31,

2003	$3,473,587
2004	3,517,933
2005	3,112,407
2006	2,218,192
2007	765,395
Thereafter	1,475,671

$14,563,185

2.14 Research and Development

      General and administrative expenses in the accompanying statements of income include research and development expenses of $1,904,123, $3,610,550 and $3,083,994 for fiscal 2000, 2001 and 2002, respectively.

2.15 Employees’ Stock Offer Plans (“ESOP”)

      In September 1994, the company established the 1994 plan, which provided for the issue of 6,000,000 warrants, as adjusted, to eligible employees. The warrants were issued to an employee welfare trust (the “Trust”). In 1997, in anticipation of a share dividend to be declared by the company, the Trust exercised all warrants held by it and converted them into equity shares. As and when the Trust issued options/stock

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

to eligible employees, the difference between the market price and the exercise price was accounted as deferred stock compensation expense and amortized over the vesting period. Such amortized deferred compensation expense was $5,117,635, $5,081,795, and $5,009,772 in the fiscal 2000, 2001 and 2002, respectively. The 1994 plan lapsed in fiscal 2000, and consequently no further shares will be issued to employees under this plan.

      1998 Employees Stock Offer Plan (the “1998 Plan”). The company’s 1998 Plan provides for the grant of non-statutory stock options and incentive stock options to employees of the company. The establishment of the 1998 Plan was approved by the board of directors in December 1997 and by the stockholders in January 1998. The Government of India has approved the 1998 Plan, subject to a limit of 1,470,000 equity shares representing 2,940,000 American Depositary Shares (“ADS”) to be issued under the 1998 Plan. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. All options under the 1998 Plan will be exercisable for equity shares represented by American Depositary Shares (ADSs). The 1998 Plan is administered by a Compensation Committee comprising five members, all of whom are independent directors on the Board of Directors. All options under the 1998 Plan are exercisable for equity shares represented by ADSs.

      1999 Stock Offer Plan (the “1999 Plan”). In fiscal 2000, the company instituted the 1999 Plan. The stockholders and the Board of Directors approved the 1999 Plan in June 1999. The 1999 Plan provides for the issue of 6,600,000 equity shares to employees. The 1999 Plan is administered by a Compensation Committee comprising five members, all of whom are independent directors on the Board of Directors. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the Fair Market Value (“FMV”). Under the 1999 Plan, options may also be issued to employees at exercise prices that are less than FMV only if specifically approved by the members of the company in a general meeting. All options under the 1999 plan are exercised for equity shares.

      The options under all our plans vest over a period of 1-5 years.

      The company adopted the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the company’s stock-based compensation plan been determined in a manner consistent with the fair value approach described in SFAS No. 123, the company’s net income as reported would have reduced to the pro forma amounts of $54,649,727, $99,690,666 and $105,181,094 in fiscal 2000, 2001 and 2002 respectively. Basic earnings per share as reported would have reduced to the pro forma amounts of $0.83, $1.52 and $1.60 in fiscal 2000, 2001 and 2002, respectively. Diluted earnings per share as reported would have reduced to the pro forma amounts of $0.83, $1.49 and $1.59 in fiscal 2000, 2001 and 2002 respectively.

      The fair value of each warrant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Dividend yield %	0.1%	0.1%	0.2%
Expected life	5 years	5 years	5 years
Risk free interest rate	10.8%	10.8%	9.5%
Volatility	44.0%	44.0%	69.0%

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      The activity in the warrants/equity shares of the 1994, 1998 and 1999 Employees Stock Offer Plans in fiscal 2000, 2001 and 2002 are set out below.

	Year Ended March 31, 2000		Year Ended March 31, 2001		Year Ended March 31, 2002

	Shares	Weighted	Shares	Weighted	Shares	Weighted
	Arising Out	Average	Arising Out	Average	Arising Out	Average
	of Options	Exercise Price	of Options	Exercise Price	of Options	Exercise Price

1994 Option plan:
Outstanding at the beginning of the period	328,000	—	341,400	—	330,000	—
Granted	30,000	$1.15	—	—	—
Forfeited	(16,600)	$1.15	(10,600)	$1.15	(8,600)	$1.15
Exercised	—	—	(800)	$1.15	—	—

Outstanding at the end of the period	341,400	—	330,000	—	321,400	—

Exercisable at the end of the period	—	—	—	—	—
Weighted-average fair value of grants during the period at less than market		$35.48
1998 Option plan:
Outstanding at the beginning of the period	213,000	—	344,750	—	782,753
Granted	147,150	$228.60	482,420	$230.88	454,250	$98.06
Forfeited	(3,500)	$34.00	(38,200)	$172.58	(77,773)	$240.90
Exercised	(11,900)	$34.00	(6,217)	$53.82	(27,983)	$44.32

Outstanding at the end of the period	344,750	—	782,753	—	1,131,247	—

Exercisable at the end of the period	18,100	—	55,558	—	164,527	—
Weighted-average fair value of grants during the period		$228.60		$230.88		$98.06
1999 Option plan:
Outstanding at the beginning of the period	—	—	1,006,800	—	2,793,980	—
Granted	1,014,500	$99.12	1,957,830	$136.68	2,050,500	$64.74
Forfeited	(7,700)	$127.98	(169,450)	$110.06	(175,635)	$119.23
Exercised	—	—	(1,200)	$89.98	(30)	$84.95

Outstanding at the end of the period	1,006,800	—	2,793,980	—	4,668,815	—

Exercisable at the end of the period	—	—	93,400	—	448,530	—
Weighted-average fair value of grants during the period		$99.12		$136.68		$64.74

      The following table summarizes information about stock option outstanding as of March 31,2002

	Outstanding			Exercisable

	Number of Shares	Weighted Average		Number of Shares
Range of	Arising Out of	Remaining	Weighted Average	Arising Out of	Weighted Average
Exercise Price	Options	Contractual Life	Exercise Price	Options	Exercise Price

$1.15-$304.04	6,106,712	2.84 years	$56.36	613,057	$205.54

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.16 Income Taxes

      The provision for income taxes comprises:

	Year Ended	Year Ended	Year Ended
	March 31, 2000	March 31, 2001	March 31, 2002

Current taxes
Domestic taxes	$2,505,952	$5,315,961	$6,483,255
Foreign taxes	6,538,256	10,525,168	23,463,108

	9,044,208	15,841,129	29,946,363

Deferred taxes
Domestic taxes	(850,891)	(769,304)	27,126
Foreign taxes	—	—	(2,026,597)

	(850,891)	(769,304)	(1,999,471)

Aggregate taxes	$8,193,317	$15,071,825	$27,946,892

      The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities and a description of the financial statement items that created these differences are as follows:

	As of	As of	As of
	March 31, 2000	March 31, 2001	March 31, 2002

Deferred tax assets:
Property, plant and equipment	$2,480,883	$1,519,016	$2,989,348
Provision for doubtful debts	110,000	1,587,629	1,448,407
Investments	—	1,598,712	1,571,586
Others	85,383	217,842	—

	2,676,266	4,923,199	6,009,341
Less: Valuation allowance	(110,000)	(1,587,629)	(674,300)

Net deferred tax assets	$2,566,266	$3,335,570	$5,335,041

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of the projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the company will realize the benefits of those deductible differences, net of the existing valuation differences at March 31, 2002. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

      All deferred tax expenses/ (benefits) are allocated to the continuing operations of the company.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the income tax provision to the amount computed by applying the statutory income tax rate to the income before provision for income taxes is summarized below.

	Year Ended	Year Ended	Year Ended
	March 31, 2000	March 31, 2001	March 31, 2002

Net income before taxes	$69,537,845	$147,019,929	$192,413,201
Enacted tax rates in India	38.50%	39.55%	35.70%

Computed expected tax expense	26,772,070	58,146,382	68,691,513
Less: Tax effect due to non-taxable income for Indian tax purposes	(24,019,942)	(57,334,527)	(67,338,527)
Others	(1,121,972)	3,437,865	5,014,830
Effect of tax rate change	(29,771)	(8,077)	142,565
Effect of prior period tax adjustments	54,676	305,014	—

Provision for Indian income tax	1,655,061	4,546,657	6,510,381
Effect of tax on foreign income	6,538,256	10,525,168	21,436,511

Aggregate taxes	$8,193,317	$15,071,825	$27,946,892

      The provision for foreign taxes is due to income taxes payable overseas, principally in the United States of America. The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as “Software Technology Parks” (the “STP Tax Holiday”); and (ii) a tax deduction for profits derived from exporting computer software (the “Export Deduction”). All but one of the company’s software development facilities are located in a designated Software Technology Park (“STP”). The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP Tax Holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Additionally, the Export Deduction will be phased out equally over a period of five years starting from fiscal 2000.

2.17 Earnings Per Share

      The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	March 31,
	2000	2001	2002

Basic earnings per equity share — weighted average number of common shares outstanding excluding unallocated shares of ESOP	65,659,625	65,771,256	65,556,648
Effect of dilutive common equivalent shares — stock options outstanding	204,365	943,483	528,226

Diluted earnings per equity share — weighted average number of common shares and common equivalent shares outstanding	65,863,990	66,714,739	66,084,874

      Shares held by the Trust are excluded for the purpose of computing basic earnings per share.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.18 Derivative Financial Instruments

      The Company enters into forward foreign exchange contracts where the counter party is generally a bank. The Company considers the risks of non-performance by the counter party as non-material. Infosys held foreign exchange forward contracts of $20,000,000 and $2,000,000 as of March 31, 2001 and 2002, respectively. The foreign forward exchange contracts mature between one to six months.

2.19 Segment Reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographic areas, and major customers. The company’s operations predominantly relate to providing IT solutions, delivered to customers located globally, across various industry segments. In the year ended March 31, 2000, the company provided segmental disclosures based on the geographical segment. However, from the fiscal year ended March 31, 2001, the Chief Operating Decision Maker evaluates the company’s performance and allocates resources based on an analysis of various performance indicators by industry classes and geographic segmentation of customers. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers. The accounting principles consistently used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the summary of significant accounting policies.

      Industry segments for the company are primarily financial services comprising enterprises providing banking finance and insurance services, manufacturing enterprises, enterprises in the telecommunications (“telecom”) and retail industries, and others such as utilities, transportation and logistics companies.

      Revenue in relation to segments is categorized based on items that are individually identifiable to that segment, while expenditure is categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. Management believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as “unallocated” and adjusted only against the total income of the company.

      Geographic segmentation is driven based on the location of the respective client. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the Rest of the World comprising all other places except those mentioned above and India.

      Fixed assets used in the company’s business are not identified to any of the reportable segments, as these are used interchangeably between segments. Management believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

      Geographical information on revenue and industry revenue information is collated based on individual customers invoiced or in relation to which the revenue is otherwise recognized.

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.19.1	Industry Segments

Year Ended March 31, 2000

	Financial
	Services	Manufacturing	Telecom	Retail	Others	Total

Revenues	$61,153,566	$46,770,389	$31,248,637	$21,637,626	$42,633,536	$203,443,754
Identifiable operating expenses	23,665,914	16,612,901	10,222,455	6,349,884	15,971,172	72,822,326
Allocated expenses	16,326,836	11,955,090	8,010,255	5,544,554	10,899,835	52,736,570

Segmental operating income	21,160,816	18,202,398	13,015,927	9,743,188	15,762,529	77,884,858
Unallocable expenses						17,385,805

Operating income						60,499,053
Other income (expense), net						9,038,792

Net income before taxes						69,537,845
Taxes						8,193,317

Net income after taxes						$61,344,528

Year Ended March 31, 2001

	Financial
	Services	Manufacturing	Telecom	Retail	Others	Total

Revenues	$139,616,739	$74,004,867	$76,412,722	$37,684,446	$86,131,736	$413,850,510
Identifiable operating expenses	49,021,150	28,363,069	19,219,376	11,893,574	26,233,048	134,730,217
Allocated expenses	38,589,808	19,736,596	20,423,026	10,057,009	23,189,607	111,996,046

Segmental operating income	52,005,781	25,905,202	36,770,320	15,733,863	36,709,081	167,124,247
Unallocable expenses						29,609,661

Operating income						137,514,586
Other income (expense), net						9,505,343

Net income before taxes						147,019,929
Taxes						15,071,825

Net income after taxes						$131,948,104

Year Ended March 31, 2002

	Financial
	Services	Manufacturing	Telecom	Retail	Others	Total

Revenues	$199,725,558	$93,404,474	$85,190,054	$67,027,323	$99,703,805	$545,051,214
Identifiable operating expenses	74,364,097	38,112,096	23,873,023	18,696,233	34,831,145	189,876,594
Allocated expenses	51,905,935	23,321,898	21,273,366	16,667,939	24,840,829	138,009,967

Segmental operating income	73,455,526	31,970,480	40,043,665	31,663,151	40,031,831	217,164,653
Unallocable expenses						38,616,746

Operating income						178,547,907
Other income (expense), net						13,865,294

Net income before taxes						192,413,201
Taxes						27,946,892

Net income after taxes						$164,466,309

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.19.2	Geographic Segments

Year Ended March 31, 2000

				Rest of
	North America	Europe	India	the World	Total

Revenues	$158,723,649	$30,064,939	$2,912,091	$11,743,075	$203,443,754
Identifiable operating expenses	54,672,143	12,722,875	913,895	4,513,413	72,822,326
Allocated expenses	40,875,291	7,759,319	1,061,766	3,040,194	52,736,570

Segmental operating income	63,176,215	9,582,745	936,430	4,189,468	77,884,858
Unallocable expenses					17,385,805

Operating income					60,499,053
Other income (expense), net					9,038,792

Net income before taxes					69,537,845
Taxes					8,193,317

Net income after taxes					$61,344,528

Year Ended March 31, 2001

				Rest of
	North America	Europe	India	the World	Total

Revenues	$304,242,537	$77,892,656	$5,778,286	$25,937,031	$413,850,510
Identifiable operating expenses	96,358,758	27,210,316	1,943,571	9,217,572	134,730,217
Allocated expenses	82,053,059	20,951,885	1,866,259	7,124,843	111,996,046

Segmental operating income	125,830,720	29,730,455	1,968,456	9,594,616	167,124,247
Unallocable expenses					29,609,661

Operating income					137,514,586
Other income (expense), net					9,505,343

Net income before taxes					147,019,929
Taxes					15,071,825

Net income after taxes					$131,948,104

Year Ended March 31, 2002

				Rest of
	North America	Europe	India	the World	Total

Revenues	$388,168,447	$106,103,448	$10,735,626	$40,043,693	$545,051,214
Identifiable operating expenses	135,362,671	38,013,083	4,183,775	12,317,065	189,876,594
Allocated expenses	98,093,268	26,809,588	3,119,373	9,987,738	138,009,967

Segmental operating income	154,712,508	41,280,777	3,432,478	17,738,890	217,164,653
Unallocable expenses					38,616,746

Operating income					178,547,907
Other income (expense), net					13,865,294

Net income before taxes					192,413,201
Taxes					27,946,892

Net income after taxes					$164,466,309

INFOSYS TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2.19.3 Significant Clients

      No clients individually accounted for more than 10% of the revenues in fiscal 2000, 2001 and 2002, respectively.

2.20 Commitments and Contingencies

      The company has outstanding performance guarantees for various statutory purposes totaling $1,207,110, $1,126,611 and $3,334,700 as of March 31, 2000, 2001 and 2002, respectively. These guarantees are generally provided to governmental agencies.

2.21 Litigation

      The company is subject to legal proceedings and claims, which have arisen, in the ordinary course of its business. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material effect on the results of operations or the financial position of the company.

2.22 Non-Monetary Transaction

      During the year ended March 31, 2001, the company transferred certain Intellectual Property Rights (“IPR”) that it had developed and owned in a product called OnScan to OnMobile Systems Inc. (formerly OnScan, Inc). OnScan is a comprehensive web-enabled wireless notification product. In exchange for the transfer, the company received consideration in the form of securities including 100,000 Common Stock, par value $0.001 each, 100,000 Series A Voting Convertible Preferred Stock, par value $0.001 each and 4,400,000 Series A Nonvoting Convertible Preferred Stock, par value $0.001 each. Convertible Preferred Stock is convertible into Common Stock automatically upon the closing of an Initial Public Offering by OnMobile Systems Inc. As of March 31, 2002, the company’s voting interest in OnMobile Systems, Inc. was 9.7%. The transfer was recorded at historic cost and, accordingly, no gain was recognized on this transaction as of the date of transfer of the IPR.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31,	December 31,
	2002	2002

		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$210,485,940	$308,558,738
Trade accounts receivable, net of allowances	69,017,110	102,408,446
Deferred tax assets	774,107	945,833
Prepaid expenses and other current assets	18,875,904	30,779,094

Total current assets	299,153,061	442,692,111
Property, plant and equipment, net	147,211,731	150,706,932
Intangible assets, net	—	7,428,310
Deferred tax assets	4,560,934	6,352,084
Investments	7,777,393	4,613,833
Advance income taxes	—	3,311,724
Other assets	12,458,615	20,293,142

TOTAL ASSETS	$471,161,734	$635,398,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$—	$126,497
Client deposits	2,215,001	6,073,029
Other accrued liabilities	22,424,646	37,439,002
Income taxes payable	678,703	—
Unearned revenue	3,464,018	11,631,043

Total current liabilities	28,782,368	55,269,571

Non-current liabilities	—	5,000,000
Preferred stock of subsidiary
0.0005% Cumulative Convertible Preference Shares, par value $2 each, 4,375,000 preference shares Authorized, issued and outstanding — 4,375,000 preference shares as of December 31, 2002	—	10,000,000
Stockholders’ Equity
Common stock, $0.16 (Rs 5) par value; 100,000,000 equity shares authorized, Issued and outstanding — 66,186,130 as of March 31, 2002 and 66,229,489 as of December 31, 2002	8,597,001	8,601,481
Additional paid-in capital	123,079,948	126,075,877
Accumulated other comprehensive income	(45,441,148)	(37,209,073)
Deferred stock compensation	(7,620,600)	(3,888,756)
Retained earnings	363,764,165	471,549,036

Total stockholders’ equity	442,379,366	565,128,565

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$471,161,734	$635,398,136

See accompanying notes to the unaudited consolidated financial statements

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2001	2002

Revenues	$405,370,712	$537,775,974
Cost of revenues	214,517,882	292,036,302

Gross profit	190,852,830	245,739,672

Operating Expenses:
Selling and marketing expenses	19,752,095	40,734,946
General and administrative expenses	33,921,600	40,383,534
Amortization of stock compensation expense	3,745,554	3,731,844
Amortization of intangible assets	—	1,744,274

Total operating expenses	57,419,249	86,594,598

Operating income	133,433,581	159,145,074
Other income, net	9,072,796	12,538,464

Income before income taxes	142,506,377	171,683,538
Provision for income taxes	20,323,580	29,885,621

Net income	$122,182,797	$141,797,917

Earnings per equity share
Basic	$1.86	$2.16
Diluted	$1.85	$2.13
Weighted equity shares used in computing earnings per equity share
Basic	65,557,265	65,567,814
Diluted	66,205,786	66,405,932

See accompanying notes to the unaudited consolidated financial statements

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

					Accumulated
	Common Stock		Additional		Other	Deferred		Total
			Paid-In	Comprehensive	Comprehensive	Stock	Retained	Stockholders’
	Shares	Par Value	Capital	Income	Income	Compensation	Earnings	Equity

Balance as of March 31, 2002	66,186,130	$8,597,001	$123,079,948		$(45,441,148)	$(7,620,600)	$363,764,165	$442,379,366

Common stock issued	43,359	4,480	2,191,234		—	—	—	2,195,714
Cash dividends paid					—	—	(34,013,046)	(34,013,046)
Amortization of compensation related to stock option grants	—	—	—		—	3,731,844	—	3,731,844
Income tax benefit arising on exercise of stock options	—	—	804,695		—	—	—	804,695
Comprehensive income
Net income		—	—	$141,797,917	—	—	141,797,917	141,797,917
Other comprehensive income
Translation adjustment	—	—	—	8,232,075	8,232,075	—	—	8,232,075

Comprehensive income				$150,029,992

Balance as of December 31, 2002	66,229,489	$8,601,481	$126,075,877		$(37,209,073)	$(3,888,756)	$471,549,036	$565,128,565

See accompanying notes to the unaudited consolidated financial statements

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2001	2002

OPERATING ACTIVITIES:
Net income	$122,182,797	$141,797,917
Adjustments to reconcile net income to net cash provided by operating activities
(Gain)/ loss on sale of property, plant and equipment	(2,456)	8,437
Depreciation	24,402,866	26,466,706
Amortization of intangible assets	—	1,744,274
Provision for investments	—	3,219,030
Deferred tax benefit	(1,303,995)	(2,228,025)
Amortization of deferred stock compensation expense	3,745,554	3,731,844
Changes in assets and liabilities
Trade accounts receivable	(1,720,224)	(31,876,890)
Prepaid expenses and other current assets	(2,273,638)	(14,584,321)
Income taxes	(1,729,558)	(3,159,384)
Accounts payable	(27,114)	126,497
Client deposits	1,389,393	3,776,724
Unearned revenue	(1,368,788)	8,014,837
Other accrued liabilities	5,993,281	14,275,082

Net cash provided by operating activities	149,288,118	151,312,728

INVESTING ACTIVITIES:
Expenditure on property, plant and equipment	(59,982,936)	(26,796,968)
Expenditure on intangible asset	—	(4,078,363)
Proceeds from sale of property, plant and equipment	236,642	53,222
Loans to employees	(4,169,931)	(4,973,581)
Purchase of investments	(2,200,000)	—

Net cash used in investing activities	(66,116,225)	(35,795,690)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	379,172	2,195,714
Proceeds from issuance of preferred stock by subsidiary	—	10,000,000
Payment of dividends	(23,064,211)	(34,013,046)

Net cash used in financing activities	(22,685,039)	(21,817,332)

Effect of exchange rate changes on cash	(4,606,833)	4,373,092
Net increase in cash and cash equivalents during the period	55,880,021	98,072,798
Cash and cash equivalents at the beginning of the period	124,084,245	210,485,940

Cash and cash equivalents at the end of the period	$179,964,266	$308,558,738

Supplementary information:
Cash paid towards taxes	22,012,502	33,014,206
Non cash transaction (See Note 2.5)	—	5,000,000

See accompanying notes to the unaudited consolidated financial statements

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1	Company Overview and Significant Accounting Policies

1.1	Company Overview

      Infosys Technologies Limited (“Infosys” or “the Company”) along with its majority owned and controlled subsidiary, Progeon Limited (“Progeon”) is a leading global information technology, or IT, services company. The Company provides end-to-end business solutions that leverage technology thus enabling its clients to enhance business performance. The Company provides solutions that span the entire software life cycle encompassing consulting, design, development, re-engineering, maintenance, systems integration, and package evaluation and implementation. In addition, the Company offers software products for the banking industry and business process management services.

1.2	Basis of Preparation of Financial Statements

      The accompanying consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Inter-company balances and transactions are eliminated on consolidation. All amounts are stated in U.S. dollars, except as otherwise specified.

      Interim information presented in the consolidated financial statements has been prepared by the management without audit and, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of the financial position, results of operations and cash flows for the periods shown, is in accordance with GAAP. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the company’s annual report on Form 20-F for the fiscal year ended March 31, 2002.

1.3	Use of Estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the period. Examples of estimates include accounting for contract costs expected to be incurred to complete software development, allowance for uncollectible accounts receivable, future obligations under employee benefit plans, provisions for post sales customer support and the useful lives of property, plant and equipment and intangible assets. Actual results could differ from those estimates.

1.4	Revenue Recognition

      The company derives revenues primarily from software services, licensing of software products and from business process management services. Revenue on time-and-material contracts is recognized as the related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized as per the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. Costs and earnings in excess of billings are classified as unbilled revenue while billings in excess of costs and earnings are classified as unearned revenue. The company provides its clients with a fixed-period warranty for corrections of errors and telephone support on all its fixed-price, fixed-time frame contracts. Costs associated with such support services are accrued at the time related revenues are recorded.

      Revenues from business process management services are recognized on both the time-and-material and fixed-price, fixed-time frame bases. Revenue on time-and-material contracts is recognized as the related services are rendered. Revenue from fixed-price, fixed-time frame contracts is recognized as per the proportional performance method.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In accordance with Statement of Position 97-2, Software Revenue Recognition, license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable, and the collection of the fee is probable. When other services are provided in conjunction with the licensing arrangement, the revenue from such contracts are allocated to each component of the contract using the residual method, whereby revenue is deferred for the undelivered services and the residual amounts are recognized as revenue for delivered elements. When the company receives advances for software development services and products, such amounts are reported as client deposits until all conditions for revenue recognition are met. Maintenance revenue is deferred and recognized ratably over the term of the underlying maintenance agreement, generally 12 months. Revenue from client training, support and other services arising due to the sale of software products is recognized as the services are performed.

1.5	Cash and Cash Equivalents

      The company considers all highly liquid investments with a remaining maturity at the date of purchase/ investment of three months or less to be cash equivalents. Cash and cash equivalents comprise cash, cash on deposit with banks, marketable securities and deposits with corporations.

1.6	Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. The company depreciates property, plant and equipment over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	15 years
Furniture and fixtures	5 years
Computer equipment	2-5 years
Plant and equipment	5 years
Vehicles	5 years

      The cost of software purchased for use in software development and services is charged to the cost of revenues at the time of acquisition. Deposits paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under “Capital work-in-progress”.

1.7	Intangible Assets

      Intangible assets are amortized over their respective individual estimated useful lives on a straight-line basis, commencing from the date the asset is available to the company for its use. Management estimates the useful lives of acquired rights in software applications to range between one through five years.

1.8	Impairment of Long-Lived Assets

      The company evaluates the recoverability of its long-lived assets and certain identifiable intangibles, if any, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying value or the fair value less the cost to sell.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.9	Research and Development

      Research and development costs are expensed as incurred. Software product development costs are expensed as incurred until technological feasibility is achieved.

1.10	Foreign Currency Translation

      The accompanying financial statements are reported in U.S. dollars. The functional currency of the company is the Indian rupee (“Rs.”). The translation of Rs. to U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date and for revenue and expense accounts using a monthly average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as “Other comprehensive income”, a separate component of stockholders’ equity. The method for translating expenses of overseas operations depends upon the funds used. If the payment is made from a rupee denominated bank account, the exchange rate prevailing on the date of the payment would apply. If the payment is made from a foreign currency, i.e., non-rupee denominated account, the translation into rupees is performed at the average monthly exchange rate.

1.11	Earnings Per Share

      In accordance with Statement of Financial Accounting Standards (“SFAS”) 128, Earnings Per Share, basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the result would be anti-dilutive.

1.12	Income Taxes

      Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain. The income tax provisions for the interim period is made based on the best estimate of the effective tax rate expected to be applicable for the full fiscal year.

1.13	Fair Value of Financial Instruments

      The carrying amounts reflected in the balance sheets for cash, cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short maturities of these instruments.

1.14	Concentration of Risk

      Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, investment securities and hedging instruments. By their nature, all such financial instruments involve risk including the credit risk of non-performance by counterparties. In management’s opinion, as of March 31, 2002 and December 31, 2002, there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments, other than the amounts already provided for in the financial statements, if any. Exposure to credit risk is

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

managed through credit approvals, establishing credit limits and monitoring procedures. The company’s cash resources are invested with corporations, financial institutions and banks with high investment grade credit ratings. Limitations are established by the company as to the maximum amount of cash that may be invested with any such single entity.

1.15	Retirement Benefits to Employees

1.15.1	Gratuity

      In accordance with the Payment of Gratuity Act, 1972, Infosys provides for gratuity, a defined benefit retirement plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment, of an amount based on the respective employee’s salary and the tenure of employment. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which, Infosys contributes to the Infosys Technologies Limited Employees’ Gratuity Fund Trust (the “Trust”). Trustees administer contributions made to the Trust and invest in specific designated securities as mandated by law, which generally comprise central and state government bonds and debt instruments of government-owned corporations.

1.15.2	Superannuation

      Apart from being covered under the Gratuity Plan described above, certain employees of Infosys are also participants of a defined contribution plan. The company makes monthly contributions under the superannuation plan (the “Plan”) to the Infosys Technologies Limited Employees Superannuation Fund Trust based on a specified percentage of each covered employee’s salary. Infosys has no further obligations to the Plan beyond its monthly contributions.

1.15.3	Provident Fund

      Eligible employees also receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee’s salary. Infosys contributes a part of the contributions to the Infosys Technologies Limited Employees Provident Fund Trust. The remainders of the contributions are made to the Government administered provident fund. There are no further obligations under the provident fund plan beyond its monthly contributions. In respect of Progeon, eligible employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee’s salary. Amounts collected under the provident fund plan are deposited in a Government administered provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

1.16 Investments

      The company accounts by the equity method for investments between 20% and 50% or where it is otherwise able to exercise significant influence over the operating and financial policies of the investee. Investment securities in which the company controls less than 20% voting interest are currently classified as “Available-for-sale securities”. Non-readily marketable equity securities for which there are no readily determinable fair values are recorded at cost.

      Investment securities designated as “available-for-sale” are carried at their fair value. Fair value is based on quoted market prices. Unquoted securities are carried at cost, adjusted for declines in value judged to be other than temporary. Temporary unrealized gains and losses, net of the related tax effect are

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported as a separate component of stockholders’ equity until realized. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in the statements of income. The cost of securities sold is based on the specific identification method. Interest and dividend income is recognized when earned.

1.17 Stock-Based Compensation

      The company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. All stock options issued to date have been accounted as a fixed stock option plan.

1.18 Dividends

      Dividend on common stock is recorded as a liability on the date of declaration by the stockholders. For interim dividend, the liability is recognized on date of declaration by the Board of Directors.

1.19 Derivative Financial Instruments

      On April 1, 2001, the company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the rules became effective for companies with fiscal years ending March 31. The company enters into forward foreign exchange contracts where the counter party is generally a bank. The company purchases forward foreign exchange contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. Although these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS 133, as amended. Any derivative that is either not designated hedge, or is so designated but is ineffective per SFAS 133, is marked to market and recognized in earnings immediately.

1.20 Reclassifications

      Certain reclassifications have been made to conform prior period data to the current presentations. These reclassifications had no effect on reported earnings.

1.21 Recent Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables applicable for fiscal periods beginning after June 2003. This issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting, where the deliverables (the revenue generating activities) are sufficiently separable and have standalone value to the customer. It is also necessary that there exists sufficient evidence of fair value to separately account for some or all of the deliverables. The company believes that the adoption of the consensus will not have a material impact on the company’s revenue recognition

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

policies as the accounting for the revenue from a significant portion of the company’s service offerings is governed by higher level GAAP literature.

      In November 2002, the FASB issued Interpretation No.45, Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others. The adoption of the Interpretation did not have a material impact on the company’s accounting or disclosure policies.

      In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure:An amendment of FASB Statement No. 123. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS 148 are applicable for fiscal periods beginning after December 15, 2002. The company continues to account for its fixed plan stock options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The disclosure provisions of SFAS 148 have been adopted by the company for the quarter ended December 31, 2002.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB51, that applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company does not expect any impact upon adoption of this interpretation.

2     Notes to the Unaudited Consolidated Financial Statements

2.1 Cash and Cash Equivalents

      The cost and fair values for cash and cash equivalents as of March 31, 2002 and December 31, 2002 respectively are as follows:

	As of	As of
	March 31, 2002	December 31, 2002

		(unaudited)
Cost and fair values
Cash and bank deposits	$158,274,886	$237,233,070
Deposits with corporations	52,211,054	71,325,668

	$210,485,940	$308,558,738

      Cash and cash equivalents include restricted cash balances in the amount $284,839 and $403,632, as of March 31, 2002 and December 31, 2002 respectively.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.2 Trade Accounts Receivable

      Trade accounts receivable, as of March 31, 2002 and December 31, 2002, net of allowance for doubtful accounts of $3,941,245 and $3,092,793, respectively amounted to $69,017,110 and $102,408,446. The age profile of trade accounts receivable, net of allowances is given below.

	As of	As of
	March 31, 2002	December 31, 2002

	%	%
Period (in days)
0-30	69.0	65.1
31-60	30.0	23.6
61-90	0.5	6.6
More than 90	0.5	4.7

	100.0	100.0

2.3 Prepaid Expenses and Other Current Assets

      Prepaid expenses and other current assets consist of the following:

	As of	As of
	March 31,	December 31,
	2002	2002

		(unaudited)
Rent deposits	$2,079,155	$3,021,132
Deposits with government organizations	1,220,401	1,608,790
Loans to employees	8,331,779	5,869,381
Prepaid expenses	2,990,523	4,225,787
Unbilled revenues	3,635,989	14,819,019
Other current assets	618,057	1,234,985

	$18,875,904	$30,779,094

      Other current assets represent advance payments to vendors for the supply of goods and rendering of services and certain costs incurred towards purchase of software. Deposits with government organizations relate principally to leased telephone lines and electricity supplies.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.4 Property, Plant and Equipment — Net

      Property, plant and equipment consist of the following:

	As of	As of
	March 31,	December 31,
	2002	2002

		(unaudited)
Land	$8,955,962	$9,851,068
Buildings	58,481,413	73,696,985
Furniture and fixtures	32,683,315	40,226,122
Computer equipment	59,006,470	71,789,151
Plant and equipment	37,685,337	44,986,312
Vehicles	72,085	73,271
Capital work-in-progress	30,881,704	18,007,212

	227,766,286	258,630,121
Accumulated depreciation	(80,554,555)	(107,923,189)

	$147,211,731	$150,706,932

      Depreciation expense amounted to $24,402,866 and $26,466,706, for the nine months ended December 31, 2001 and December 31, 2002. The amount of third party software expensed during the nine months ended December 31, 2001 and December 31, 2002 was $5,507,313 and $9,939,369.

2.5 Intangible Assets

      During the nine months ended December 31, 2002, the company acquired the intellectual property rights of Trade IQ product from IQ Financial Systems Inc., USA for its banking business unit. The consideration paid amounted to US$3.9 million. The consideration has been recorded as an intangible asset, which is being amortized over two years representing management’s estimate of the useful life of the intellectual property.

      The company also entered into an agreement with the Aeronautical Development Agency, India (“ADA”) for transferring the intellectual property rights in AUTOLAY, a commercial software application product used in the design of high performance structural systems. The company will pay the consideration in the form of a revenue share with a firm commitment of US$5 million payable within 10 years of the contract date. The ownership of intellectual property in AUTOLAY transfers to the company on remittance of the consideration to ADA. The committed consideration is recorded as an intangible asset and is being amortized over five years, which is management’s estimate of the useful life. The amount payable to ADA is disclosed as a non-current liability as of December 31, 2002 and as a non-cash transaction in the consolidated statement of cash flows.

      As of December 31, 2002, intangible assets (net of accumulated amortization of $1,744,274) were $7,428,310.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.6 Investments

      The carrying cost and fair values of the Company’s investments are as follows:

	Carrying	Fair
	Cost	Value

As of March 31, 2002
M-Commerce Ventures Pte Ltd — 70 units, each unit representing 1 Ordinary Share of S$1 each at par and 9 Redeemable Preference Shares of S$1 each at par, with a premium of S$1,110 per Redeemable Preference Share	$399,485	$399,485
Asia Net Media BVI Limited — 30,000,000 Ordinary Shares at $0.05 each, fully paid, par value $0.01 each	1,500,000	1,500,000
CiDRA Corporation — 33,333 Series D Convertible Preferred Stock, at $90 each, fully paid, par value $0.01 each	2,999,970	2,999,970
Workadia Inc., U.S.A. — 880,000 Series B Preferred Stock at $2.5 each, fully paid, par value $0.0005 each	2,200,000	2,200,000
JASDIC Park Company — 480 Common Stock, at ¥50,000 each, fully paid, par value ¥50,000 each	177,576	177,576
Stratify, Inc. (formerly Purple Yogi Inc.) — 276,243 Series D Convertible Preferred Stock, at $1.81 each fully paid, par value $0.001 each	500,000	500,000
Others	362	362

	$7,777,393	$7,777,393

As of December 31, 2002 (unaudited)
M-Commerce Ventures Pte Ltd — 80 units, each unit representing 1 Ordinary Share of S$1 each at par and 9 Redeemable Preference Shares of S$1 each at par, with a premium of S$1,110 per Redeemable Preference Share	$453,863	$453,863
CiDRA Corporation — 33,333 Series D Convertible Preferred Stock, at $90 each, fully paid, par value $0.01 each	2,999,970	2,999,970
Workadia Inc., U.S.A. — 880,000 Series B Preferred Stock at $2.5 each, fully paid, par value $0.0005 each	660,000	660,000
Stratify, Inc. (formerly Purple Yogi Inc.) — 276,243 Series D Convertible Preferred Stock, at $1.81 each fully paid, par value $0.001 each	500,000	500,000

	$4,613,833	$4,613,833

      During the nine months ended December 31, 2002, the company provided for certain investments in the amount of $3,219,030 as there was a diminution in their values that was considered other than temporary.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.7 Other Assets

      Other assets represent the non-current portion of loans to employees.

2.8 Related Parties

      The company grants loans to employees for acquiring assets such as property and cars. Such loans are repayable over fixed periods ranging from 1 to 100 months. The annual rates of interest at which the loans have been made to employees vary between 0% through 4%. No loans have been made to employees in connection with equity issues. The loans are generally secured by the assets acquired by the employees. As of March 31, 2002 and December 31, 2002, amounts receivable from officers amounting to $473,464 and $14,583, respectively are included in prepaid expenses and other current assets, and other assets in the accompanying balance sheets.

      The required repayments of loans by employees are as detailed below.

	As of	As of
	March 31,	December 31,
	2002	2002

		(unaudited)
2003	$8,331,779	$5,869,381
2004	3,755,840	4,262,612
2005	2,670,075	3,139,770
2006	1,826,748	2,351,568
2007	1,454,086	1,870,302
Thereafter	2,751,866	8,668,890

Total	$20,790,394	$26,162,523

      The estimated fair values of related party receivables amounted to $17,905,507 and $17,194,669 as of March 31, 2002 and December 31, 2002. These amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to develop these estimates of fair value. Consequently, these estimates are not necessarily indicative of the amounts that the company could realize in the market.

2.9 Other Accrued Liabilities

      Other accrued liabilities comprise the following:

	As of	As of
	March 31,	December 31,
	2002	2002

		(unaudited)
Accrued compensation to staff	$11,575,996	$16,875,182
Accrued dividends	229,839	403,632
Provision for post sales client support	2,255,573	1,447,399
Employee withholding taxes payable	2,614,479	5,494,811
Provision for expenses	3,356,760	9,051,882
Retention money	1,918,203	2,251,677
Others	473,796	1,914,419

	$22,424,646	$37,439,002

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.10 Employee Post-Retirement Benefits

2.10.1 Superannuation

      The company contributed $913,808 and $891,480, to the superannuation plan in the nine months ended December 31, 2001 and 2002, respectively.

2.10.2 Provident Fund

      The company contributed $2,337,455 and $2,749,262, to the provident fund in the nine months ended December 31, 2001 and 2002, respectively.

2.11 Stockholders’ Equity

      Infosys has only one class of capital stock referred to as equity shares. All references in these financial statements to number of shares, per share amounts and market prices of equity shares are retroactively restated to reflect stock splits made. The rights of equity shareholders are set out below.

2.11.1 Voting

      Each holder of equity shares is entitled to one vote per share. The equity shares represented by American Depositary Shares (“ADS”) carry similar rights to voting and dividends as the other equity shares. Two ADS represent one underlying equity share.

2.11.2 Dividends

      Should the company declare and pay dividends, such dividends will be paid in Indian Rupees. Indian law mandates that any dividend be declared out of distributable profits only after the transfer of a specified percentage of net income computed in accordance with current regulations to a general reserve. Moreover, the remittance of dividends outside India is governed by Indian law on foreign exchange and is subject to applicable taxes.

2.11.3 Liquidation

      In the event of a liquidation of the company, the holders of common stock shall be entitled to receive any of the remaining assets of the company, after distribution of all preferential amounts. The amounts will be in proportion to the number of equity shares held by the stockholders.

2.11.4 Stock Options

      There are no voting, dividend or liquidation rights to the holders of warrants issued under the company’s stock option plan.

2.12 Preference Shares of Subsidiary

      During the nine months ended December 31, 2002, Progeon issued 4,375,000 0.0005% cumulative convertible preference shares of par value $2.0 per share to Citicorp International Finance Corporation (“CIFC”) at a issue price of $2.28 (equivalent to Rs. 112) per share, in exchange for a aggregate consideration of $10,000,000. Unless earlier converted pursuant to an agreement in this behalf between the company and CIFC, these cumulative convertible preference shares shall automatically be converted into equity shares, (i) one year prior to the Initial Public Offering (“IPO”) date or (ii) September 30, 2005 or (iii) at the holder’s option, immediately upon the occurrence of any Liquidity Event; whichever is earlier. The term “Liquidity Event” includes any of a decision of the Board of Directors of the company to make an IPO, merger, reconstruction, capital reorganization or other event which, in the sole opinion of the

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holder of the convertible preference shares, amounts to an alteration in the capital structure of the company. Each preference share is convertible into one equity share, par value $0.20 each.

      Each holder of these cumulative convertible preference shares is entitled to receive notice of, and to attend, any shareholders’ meeting and shall be entitled to vote together with holders of equity shares on any matters that affect their rights as preference shareholders including any resolution for winding up the company or for the repayment of reduction of the company’s share capital.

      In the event of any liquidation, dissolution or winding up of the company, either voluntary or involuntary, each holder of the preference shares will be paid an dollar equivalent of Rs. 112 per preference share, as adjusted for stock dividends, combinations, splits, recapitalization and the like, in preference to any distribution of any assets of the company to the holders of equity shares.

      Upon the completion of the distribution described above, the remaining assets and funds of the company available for distribution to shareholders shall be distributed among all holders of preference shares and equity shares based on the number of equity shares held by each of them (assuming a full conversion of all the preference shares).

2.13 Other Income, Net

      Other income, net, consists of the following:

	Nine Months Ended
	December 31

	2001	2002

Interest income	$7,355,707	$11,728,239
Exchange gains	1,235,221	3,528,637
Provision for investments	—	(3,219,030)
Others	481,868	500,618

	$9,072,796	$12,538,464

2.14 Operating Leases

      The company has various operating leases for office buildings that are renewable on a periodic basis. Rental expense for operating leases in the nine months ended December 31, 2001 and 2002 were $3,824,111 and $4,306,354, respectively. The operating leases can be renewed or canceled at the company’s option.

      The company leases some of its office space under non-cancelable operating leases for periods ranging between three through ten years. The schedule of future minimum rental payments in respect of these leases is set out below.

Year ending December 31,
2003	$3,740,916
2004	3,531,052
2005	2,746,906
2006	1,321,459
2007	744,428
Thereafter	1,124,788

$13,209,549

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.15 Research and Development

      General and administrative expenses in the accompanying statements of income include research and development expenses of $2,385,215 and $2,159,994 for the nine months ended December 31, 2001 and 2002, respectively.

2.16 Employees’ Stock Offer Plans (“ESOP”)

      In September 1994, the company established the 1994 plan, which provided for the issue of 6,000,000 warrants, as adjusted, to eligible employees. The warrants were issued to an employee welfare trust (the “Trust”). In 1997, in anticipation of a share dividend to be declared by the company, the Trust exercised all warrants held by it and converted them into equity shares. As and when the Trust issued options/stock to eligible employees, the difference between the market price and the exercise price was accounted as deferred stock compensation expense and amortized over the vesting period. Such amortized deferred compensation expense was $3,745,554 and $3,731,844, for the nine months ended December 31, 2001 and 2002, respectively. The 1994 plan lapsed in fiscal 2000 and consequently no further shares will be issued to employees under this plan.

      1998 Employees Stock Offer Plan (the “1998 Plan”). The company’s 1998 Plan provides for the grant of non-statutory stock options and incentive stock options to employees of the company. The establishment of the 1998 Plan was approved by the board of directors in December 1997 and by the stockholders in January 1998. The Government of India has approved the 1998 Plan, subject to a limit of 1,470,000 equity shares representing 2,940,000 American Depositary Shares (“ADS”) to be issued under the 1998 Plan. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. All options under the 1998 Plan will be exercisable for equity shares represented by American Depositary Shares (ADSs). The 1998 Plan is administered by a Compensation Committee comprising five members, all of whom are independent directors on the Board of Directors. All options under the 1998 Plan are exercisable for equity shares represented by ADSs.

      1999 Stock Offer Plan (the “1999 Plan”). In fiscal 2000, the company instituted the 1999 Plan. The stockholders and the Board of Directors approved the 1999 Plan in June 1999. The 1999 Plan provides for the issue of 6,600,000 equity shares to employees. The 1999 Plan is administered by a Compensation Committee comprising five members, all of whom are independent directors on the Board of Directors. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the Fair Market Value (“FMV”). Under the 1999 Plan, options may also be issued to employees at exercise prices that are less than FMV only if specifically approved by the members of the company in a general meeting. All options under the 1999 plan are exercised for equity shares.

      The options under all of the above plans vest over a period of one through five years.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation.

	Nine Months Ended December 31,

	2001	2002

Net income, as reported	$122,182,797	$141,797,917
Add: Stock — based employee compensation expense included in reported net income, net of related tax effects	3,745,554	3,731,844
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(41,779,020)	(43,311,902)

Pro forma net income	$84,149,331	$102,217,859

Earnings per share:
Basic — as reported	$1.86	$2.16
Basic — pro forma	$1.28	$1.56
Diluted — as reported	$1.85	$2.13
Diluted — pro forma	$1.28	$1.56

      The activity in the warrants/equity shares of the 1994, 1998 and 1999 Employees Stock Offer Plans in the nine months ended December 31, 2001 and 2002 are set out below.

	Nine Months Ended		Nine Months Ended
	December 31, 2001		December 31, 2002

	Shares		Shares
	Arising Out	Weighted Average	Arising Out	Weighted Average
	of Options	Exercise Price	of Options	Exercise Price

1994 Option plan:
Outstanding at the beginning of the period	330,000	—	321,400	—
Granted	—	—	—	—
Forfeited	(7,000)	$1.15	(2,800)	$1.15

Outstanding at the end of the period	323,000	—	318,600	—

Exercisable at the end of the period	—
Weighted-average fair value of grants during the period at less than market		—		—
1998 Option plan:
Outstanding at the beginning of the period	782,753	—	1,131,247	—
Granted	415,425	$73.68	221,900	$121.64
Forfeited	(48,885)	$245.04	(84,505)	$71.80
Exercised	(11,100)	$60.04	(36,887)	$49.64

Outstanding at the end of the period	1,138,193	—	1,231,755	—

Exercisable at the end of the period	210,130		197,825
Weighted-average fair value of grants during the period		$73.68		$121.64

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended		Nine Months Ended
	December 31, 2001		December 31, 2002

	Shares		Shares
	Arising Out	Weighted Average	Arising Out	Weighted Average
	of Options	Exercise Price	of Options	Exercise Price

1999 Option plan:
Outstanding at the beginning of the period	2,793,980	—	4,668,815	—
Granted	1,979,600	$95.05	478,050	$74.73
Forfeited	(133,035)	$128.69	(157,961)	$96.49
Exercised	(30)	$74.29	(6,472)	$55.30

Outstanding at the end of the period	4,640,515	—	4,982,432	—

Exercisable at the end of the period	363,673		1,063,051
Weighted-average fair value of grants during the period		$95.05		$74.73

2.17 Income Taxes

      The provision for income taxes comprises:

	Nine Months Ended
	December 31,

	2001	2002

Current taxes
Domestic taxes	$4,201,904	$13,553,644
Foreign taxes	16,865,008	18,560,002

	21,066,912	32,113,646

Deferred taxes
Domestic taxes	—	(1,296,511)
Foreign taxes	(743,332)	(931,514)

	(743,332)	(2,228,025)

Aggregate taxes	$20,323,580	$29,885,621

      The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities and a description of the financial statement items that created these differences are as follows:

	As of	As of
	March 31,	December 31,
	2002	2002

		(unaudited)
Deferred tax assets:
Property, plant and equipment	$2,989,348	$3,820,125
Provision for doubtful debts	1,448,407	1,081,696
Investments	1,571,586	2,532,866

	6,009,341	7,434,687
Less: Valuation allowance	(674,300)	(136,770)

Net deferred tax assets	$5,335,041	$7,297,917

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of the projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the company will realize the benefits of those deductible differences, net of the existing valuation differences at December 31, 2002. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

      All deferred tax expenses/ (benefits) are allocated to the continuing operations of the company.

      The provision for foreign taxes is due to income taxes payable overseas, principally in the United States of America. The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as “Software Technology Parks” (the “STP Tax Holiday”); and (ii) a tax deduction for profits derived from exporting computer software (the “Export Deduction”). All but one of the company’s software development facilities are located in designated Software Technology Parks (“STP”). The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP Tax Holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. The Finance Act 2002 provides that the exempt income from an export oriented undertaking, for the year commencing April 1, 2002, be restricted to 90% of its aggregate income. Additionally, the export deduction will be phased out equally over a period of five years starting from fiscal 2000.

      As of March 31, 2002, the accumulated undistributed earnings of the U.S. branch offices were $78.45 million. These earnings may attract a 15% tax imposed by the United States Internal Revenue Service on their repatriation to India. The company intends to reinvest such undistributed earnings within the United States and currently has no intent to repatriate such earnings in the foreseeable future.

2.18 Earnings Per Share

      The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

	Nine Months Ended
	December 31,

	2001	2002

Basic earnings per equity share — weighted average number of common shares outstanding excluding unallocated shares of ESOP	65,557,265	65,567,814
Effect of dilutive common equivalent shares — stock options outstanding	648,521	838,118

Diluted earnings per equity share — weighted average number of common shares and common equivalent shares outstanding	66,205,786	66,405,932

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.19 Derivative Financial Instruments

      The Company enters into forward foreign exchange contracts where the counter party is generally a bank. The Company considers the risks of non-performance by the counter party as non-material. Infosys held foreign exchange forward contracts of $2,000,000 and $100,000,000 as of March 31, 2002 and December 31, 2002, respectively. The foreign forward exchange contracts mature between one to six months.

2.20 Segment Reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographic areas and major customers. The company’s operations predominantly relate to providing IT solutions, delivered to customers located globally, across various industry segments. In the year ended March 31, 2000, the company provided segmental disclosures based on the geographical segment. However, from the fiscal year ended March 31, 2001, the Chief Operating Decision Maker evaluates the company’s performance and allocates resources based on an analysis of various performance indicators by industry classes and geographic segmentation of customers. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers. The accounting principles consistently used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments and are as set out in the summary of significant accounting policies.

      Industry segments for the company are primarily financial services comprising enterprises providing banking, finance and insurance services, manufacturing enterprises, enterprises in the telecommunications (“telecom”) and retail industries and others such as utilities, transportation and logistics companies.

      Revenue in relation to segments is categorized based on items that are individually identifiable to that segment, while expenditure is categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. Management believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as “unallocated” and adjusted only against the total income of the company.

      Geographic segmentation is driven based on the location of the respective client. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the Rest of the World comprising all other places except those mentioned above and India.

      Fixed assets used in the company’s business are not identified to any of the reportable segments, as these are used interchangeably between segments. Management believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

      Geographical information on revenue and industry revenue information is collated based on individual customers invoiced or in relation to which the revenue is otherwise recognized.

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.20.1 Industry Segments

Nine Months Ended December 31, 2001

	Financial
	Services	Manufacturing	Telecom	Retail	Others	Total

Revenues	$147,615,021	$69,386,637	$63,617,079	$48,997,683	$75,754,292	$405,370,712
Identifiable operating expenses	54,101,958	28,839,432	16,603,048	13,307,077	26,339,106	139,190,621
Allocated expenses	39,119,169	17,665,432	16,192,692	12,421,760	19,200,455	104,599,508

Segmental operating income	54,393,894	22,881,773	30,821,339	23,268,846	30,214,731	161,580,583
Unallocable expenses						28,147,002

Operating income						133,433,581
Other income (expense), net						9,072,796

Income before income taxes						142,506,377
Provision for income taxes						20,323,580

Net income						$122,182,797

Nine Months Ended December 31, 2002

	Financial
	Services	Manufacturing	Telecom	Retail	Others	Total

Revenues	$203,419,872	$91,154,337	$79,168,194	$61,946,100	$102,087,471	$537,775,974
Identifiable operating expenses	81,664,228	37,057,023	26,678,891	19,558,427	38,673,125	203,631,694
Allocated expenses	56,445,056	23,557,385	20,530,951	16,009,339	26,513,650	143,056,381

Segmental operating income	65,310,588	30,539,929	31,958,352	26,378,334	36,900,696	191,087,899
Unallocable expenses						31,942,825

Operating income						159,145,074
Other income (expense), net						12,538,464

Income before income taxes						171,683,538
Provision for income taxes						29,885,621

Net income						$141,797,917

2.20.2 Geographic Segments

Nine Months Ended December 31, 2001

	North America	Europe	India	Rest of the World	Total

Revenues	$289,382,482	$78,551,232	$8,559,625	$28,877,373	$405,370,712
Identifiable operating expenses	98,476,100	28,315,359	3,048,190	9,350,972	139,190,621
Allocated expenses	74,490,566	20,226,600	2,587,309	7,295,033	104,599,508

Segmental operating income	116,415,816	30,009,273	2,924,126	12,231,368	161,580,583
Unallocable expenses					28,147,002

Operating income					133,433,581
Other income (expense), net					9,072,796

Income before income taxes					142,506,377
Provision for income taxes					20,323,580

Net income					$122,182,797

INFOSYS TECHNOLOGIES LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended December 31, 2002

	North America	Europe	India	Rest of the World	Total

Revenues	$395,272,736	$92,863,563	$10,108,669	$39,531,006	$537,775,974
Identifiable operating expenses	156,416,246	31,914,376	3,536,136	11,764,936	203,631,694
Allocated expenses	104,085,331	24,259,358	3,495,073	11,216,619	143,056,381

Segmental operating income	134,771,159	36,689,829	3,077,460	16,549,451	191,087,899
Unallocable expenses					31,942,825

Operating income					159,145,074
Other income (expense), net					12,538,464

Income before income taxes					171,683,538
Provision for income taxes					29,885,621

Net income					$141,797,917

2.20.3 Significant Clients

      No clients individually accounted for more than 10% of the revenues in the nine months ended December 31, 2001 and 2002.

2.21 Commitments and Contingencies

      The company has outstanding performance guarantees for various statutory purposes totaling $3,334,700 and $1,658,333, as of March 31, 2002 and December 31, 2002. These guarantees are generally provided to governmental agencies.

2.22 Litigation

      On December 17, 2001, Reka Maximovitch filed an action in the Superior Court of the State of California, Alameda County, against us and our former officer and director, Phaneesh Murthy. Ms. Maximovitch served the complaint on us in June 2002. The complaint alleges that we and Phaneesh Murthy sexually harassed her and terminated her employment in violation of public policy, specifically California’s public policy against sex discrimination. The complaint also asserts claims against Phaneesh Murthy for stalking and intentional infliction of emotional distress. The complaint seeks unspecified damages, as well as punitive damages and attorneys’ fees and costs. We have filed an answer denying the allegations of the complaint, and we have asserted what we believe are various meritorious defenses to the claims. The lawsuit is now in the early stages of discovery and a trial date of September 19, 2003 has been set. An unfavorable resolution of this lawsuit could adversely impact our results of operations or financial condition and reputation.

      In addition, from time to time we become party to various legal proceedings arising in the ordinary course of our business. While the results of such litigation and claims cannot be predicted with certainty, we believe that the final outcome of these other matters will not seriously harm our business, operating results or financial condition.

INSIDE BACK COVER GRAPHICS

Photographs of our Bangalore facility with the following captions:

Infosys
Powered by intellect
Driven by values
Global Development Centers

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of its date.

Infosys Technologies Limited

American

Depositary Shares
Representing
Equity Shares

Goldman Sachs (Asia) L.L.C.

Merrill Lynch & Co.

Salomon Smith Barney

Deutsche Bank Securities

UBS Warburg

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.     Indemnification of Directors and Officers

      Our Articles provide that the directors and officers of the Company shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles provide that we shall indemnify its officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.

      Reference is made to the form of indemnification agreements filed as Exhibit 10.4 to our Form F-1 Registration Statement filed with the Securities and Exchange Commission in March 1999, pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

      The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

      We have obtained directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.     Exhibits and Financial Statement Schedules

I.     Exhibits.

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of the Registrant, as amended.(1)
3.2	Memorandum of Association of the Registrant, as amended.(2)
3.3	Certificate of Incorporation of the Registrant, as currently in effect.(3)
4.1	Deposit Agreement among the Registrant, Bankers Trust Company, and holders from time to time of American Depositary Receipts issued thereunder.*
4.2	Registrant’s Specimen Certificate for Equity Shares.(3)
5.1	Opinion of Crawford Bayley & Co.*
8.1	Opinion of Crawford Bayley & Co. as to certain Indian tax matters (see Exhibit 5.1).*
23.1	Consent of KPMG, India, Independent Auditors.
23.2	Consent of Crawford Bayley & Co. (see Exhibit 5.1).*
23.3	Consent of Wilson Sonsini Goodrich & Rosati.
24.1	Powers of Attorney (see Page II-3).

*	To be filed by amendment.

(1)	Incorporated by reference to exhibits included with the Registrant’s Quarterly Report on Form 6-K submitted on July 27, 2000.

(2)	Incorporated by reference to exhibits included with the Registrant’s Quarterly Report on Form 6-K submitted on January 21, 2000.

(3)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form F-1 (File No. 333-72195) in the form declared effective on March 10, 1999.

II.	Financial Statements Schedule.

Schedule II — Valuation and Qualifying Accounts.

      Allowance for doubtful accounts on trade accounts receivable.

	Balance at	Charged to Cost		Balance at
	Beginning of	and Expenses		the End of
Description	Period	Write Offs	Write Offs	the Period

Fiscal 2001	$507,487	$4,225,902	$(830,393)	$3,902,996
Fiscal 2002	$3,902,996	$2,856,689	$(2,818,440)	$3,941,245

Item 10.     Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangalore, India on January 24, 2003.

INFOSYS TECHNOLOGIES LIMITED

By:	/s/ NANDAN M. NILEKANI

Nandan M. Nilekani
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nandan M. Nilekani and T.V. Mohandas Pai, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N. R. NARAYANA MURTHY N. R. Narayana Murthy	Chairman of the Board and Chief Mentor	January 24, 2003

/s/ NANDAN M. NILEKANI Nandan M. Nilekani	Director, Chief Executive Officer, Managing Director and President (Principal Executive Officer)	January 24, 2003

/s/ T.V. MOHANDAS PAI T.V. Mohandas Pai	Director, Chief Financial Officer and Head — Finance and Administration (Principal Financial and Accounting Officer)	January 24, 2003

/s/ DEEPAK SATWALEKAR Deepak Satwalekar	Director	January 24, 2003

Signature	Title	Date

/s/ MARTI G. SUBRAHMANYAM Marti G. Subrahmanyam	Director	January 24, 2003

/s/ PHILIP YEO Philip Yeo	Director	January 24, 2003

/s/ JITENDRA VIR SINGH Jitendra Vir Singh	Director	January 24, 2003

/s/ OMKAR GOSWAMI Omkar Goswami	Director	January 24, 2003

/s/ LARRY PRESSLER Larry Pressler	Director	January 24, 2003

/s/ RAMA BIJAPURKAR Rama Bijapurkar	Director	January 24, 2003

/s/ CLAUDE SMADJA Claude Smadja	Director	January 24, 2003

/s/ S. GOPALAKRISHNAN S. Gopalakrishnan	Director, Chief Operating Officer, Deputy Managing Director and Head — Customer Service and Technology	January 24, 2003

/s/ K. DINESH K. Dinesh	Director and Head — Human Resources Development, Information Systems, Quality and Productivity, and Communication Design Group	January 24, 2003

/s/ S.D. SHIBULAL S.D. Shibulal	Director and Head — Customer Delivery (U.S. Representative)	January 24, 2003

/s/ SRINATH BATNI Srinath Batni	Director and Head — Delivery (West North America)	January 24, 2003

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of the Registrant, as amended.(1)
3.2	Memorandum of Association of the Registrant, as amended.(2)
3.3	Certificate of Incorporation of the Registrant, as currently in effect.(3)
4.1	Deposit Agreement among the Registrant, Bankers Trust Company, and holders from time to time of American Depositary Receipts issued thereunder.*
4.2	Registrant’s Specimen Certificate for Equity Shares.(3)
5.1	Opinion of Crawford Bayley & Co.*
8.1	Opinion of Crawford Bayley & Co. as to certain Indian tax matters (see Exhibit 5.1).*
23.1	Consent of KPMG, India, Independent Auditors.
23.2	Consent of Crawford Bayley & Co. (see Exhibit 5.1).*
23.3	Consent of Wilson Sonsini Goodrich & Rosati.
24.1	Powers of Attorney (see Page II-3).

*	To be filed by amendment.

(1)	Incorporated by reference to exhibits included with the Registrant’s Quarterly Report on Form 6-K submitted on July 27, 2000.

(2)	Incorporated by reference to exhibits included with the Registrant’s Quarterly Report on Form 6-K submitted on January 21, 2000.

(3)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form F-1 (File No. 333-72195) in the form declared effective on March 10, 1999.